                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                CMP GROUP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

[LOGO] CMP GROUP                CMP GROUP, INC.                          [LOGO]
                                      AND
                          CENTRAL MAINE POWER COMPANY
                          ---------------------------
            GENERAL OFFICES: 83 EDISON DRIVE, AUGUSTA, MAINE 04336

                                                                 April 20, 1999

TO THE SHAREHOLDERS OF CMP GROUP, INC.
 AND THE HOLDERS OF COMMON STOCK AND
 6% PREFERRED STOCK OF CENTRAL MAINE
 POWER COMPANY:

  The first Annual Meeting of the Shareholders of CMP Group, Inc. and the 100th Annual Meeting of the Shareholders of Central Maine Power Company will be held concurrently on Thursday, May 20, 1999, at 10:00 a.m., at the Augusta Civic Center, North Wing, Augusta, Maine.

  CMP Group, Inc. ("CMP Group") is a Maine-based holding company. Its principal subsidiary is Central Maine Power Company ("Central Maine Power"), an electric utility serving customers in southern and central Maine. CMP Group also holds interests in several non-utility businesses.

  The accompanying Joint Proxy Statement contains information about matters to be considered by shareholders at the CMP Group and Central Maine Power joint Annual Meetings. At the Annual Meetings, CMP Group and Central Maine Power shareholders will be asked to vote on the election of directors for their respective companies for three-year terms. CMP Group shareholders will also be asked to approve the appointment of independent auditors for 1999.

  Your vote on the business at the Annual Meetings is important. Whether or not you plan to attend, please mark, sign, date and return the enclosed proxy as soon as possible in the enclosed self-addressed envelope so that your shares can be represented at the Annual Meetings. No postage is necessary. Of course, if you attend the joint meetings, you will be able to vote your shares in person.

  A copy of portions of CMP Group's and Central Maine Power's joint Annual Report for 1998, including audited financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations, is attached as an appendix to this Joint Proxy Statement.

                                     Cordially yours,

                                     /s/ David T. Flanagan

                                     David T. Flanagan
                                     President and Chief Executive Officer
                                     CMP Group, Inc.


                                     /s/ Sara J. Burns

                                     Sara J. Burns
                                     President
                                     Central Maine Power Company

       URGENT. PLEASE SIGN, DATE AND RETURN ENCLOSED PROXY IMMEDIATELY.

[LOGO] CMP GROUP                 CMP GROUP, INC.                        [LOGO]
                                      AND
                          CENTRAL MAINE POWER COMPANY
                JOINT NOTICE OF ANNUAL MEETINGS OF SHAREHOLDERS


                          TO BE HELD ON MAY 20, 1999
                                 AT 10:00 A.M.

TO THE SHAREHOLDERS OF CMP GROUP, INC. AND THE HOLDERS OF COMMON STOCK AND 6% PREFERRED STOCK OF CENTRAL MAINE POWER COMPANY

  The Annual Meetings of the Shareholders of CMP Group, Inc. and Central Maine Power Company will be held concurrently at the Augusta Civic Center, North Wing, Augusta, Maine, on May 20, 1999, at 10:00 A.M., Eastern Daylight Time, to hear reports on CMP Group and Central Maine Power affairs and to consider and act upon the following matters:

    1. For CMP Group shareholders to elect four directors (Charleen M. Chase, David T. Flanagan, Robert H. Gardiner and Peter J. Moynihan) to CMP Group's Board of Directors for a three-year term;

    2. For Central Maine Power shareholders to elect four directors (Charleen M. Chase, David T. Flanagan, Robert H. Gardiner, and Peter
        J. Moynihan) to Central Maine Power's Board of Directors for a three-year term;

    3. For CMP Group shareholders to approve the appointment by the CMP Group Board of Directors of PricewaterhouseCoopers LLP as auditors for 1999.

    4. To consider and act upon any other matters that may properly come before the meetings.

  The close of business on March 22, 1999 has been fixed as the record date for determination of CMP Group and Central Maine Power shareholders entitled to notice of, and to vote at, the respective Annual Meetings or any adjournment thereof.

                                     By Order of the Board of Directors

                                     /s/ Anne M. Pare
                                     Anne M. Pare
                                     Secretary and Clerk
                                     CMP Group, Inc. and Central Maine Power
                                     Company

Augusta, Maine
April 20, 1999

                                                                 April 20, 1999

[LOGO] CMP GROUP                                                      [LOGO]
                                CMP GROUP, INC.
                                      AND
                          CENTRAL MAINE POWER COMPANY
                                83 EDISON DRIVE
                             AUGUSTA, MAINE 04336

                               ----------------

                             JOINT PROXY STATEMENT

                              GENERAL INFORMATION

  This Joint Proxy Statement is provided to the shareholders of CMP Group and Central Maine Power in connection with the solicitation of proxies by the Boards of Directors of CMP Group and Central Maine Power for use at their respective Annual Meetings of Shareholders and any adjournments. The Annual Meetings will be held concurrently on May 20, 1999, at 10:00 A.M. at the Augusta Civic Center, North Wing, Augusta, Maine. This Joint Proxy Statement and the accompanying proxy are being mailed to shareholders on April 20, 1999.

  Portions of the joint Annual Report of CMP Group and Central Maine Power for the year ended December 31, 1998, including audited financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations, are attached as an appendix to this Joint Proxy Statement.

  At the 1998 Annual Meeting, Central Maine Power's shareholders approved the formation of a holding company over Central Maine Power. On September 1, 1998, CMP Group became the new holding company for Central Maine Power. On that date, each outstanding share of Central Maine Power common stock was converted into one share of CMP Group common stock, and each holder of Central Maine Power common stock who had not filed a dissent to the transaction became a shareholder of CMP Group without the need to exchange stock certificates. As a result of the holding company transaction, CMP Group now holds 100 percent of the issued and outstanding common stock of Central Maine Power and over 99 percent of Central Maine Power's total outstanding voting stock. Holders of shares of 6% Preferred Stock, 533 shares of which are held by CMP Group, hold the remaining voting stock of Central Maine Power.

                                 VOTING RIGHTS

  The Boards of Directors of CMP Group and Central Maine Power established the close of business on March 22, 1999 as the record date for the determination of shareholders of CMP Group and Central Maine Power entitled to receive notice of and vote at their respective Annual Meetings.

  Votes and Shares--CMP Group. As of the close of business on March 22, 1999, there were 32,442,552 shares outstanding of CMP Group common stock, with each share entitled to one vote, for a total of 32,442,552 votes entitled to be cast by CMP Group shareholders on each matter at the CMP Group Annual Meeting.

  Votes and Shares--Central Maine Power. As of the close of business on March 22, 1999, there were 31,211,471 shares outstanding of Central Maine Power common stock, all of which were held by CMP Group, with each share entitled to one-tenth vote, for a total of 3,121,147 votes entitled to be cast on each matter at the Central Maine Power Annual Meeting. In addition, as of the record date, there were 5,713 shares outstanding of Central Maine Power 6% Preferred Stock, with each share entitled to one vote, for a total of 5,713 votes entitled to be cast by the holders of 6% Preferred Stock on each matter at that meeting. At the Central Maine Power Annual Meeting of Shareholders to be held in 1999, the shares of Central Maine Power common stock and 6% Preferred Stock will vote together as a single class on all matters at that meeting.

  Quorums for Annual Meetings. A majority of the total votes entitled to be cast on each matter at the respective Annual Meetings will constitute a quorum for purposes of action on that matter. Abstentions, votes withheld from nominees for director, and any broker non-votes will be counted in determining whether a quorum exists.

  Required Votes. The shareholders of CMP Group and the Central Maine Power shareholders (common and 6% Preferred voting together as a single class) will be asked to elect four directors to the respective Boards of Directors of CMP Group and Central Maine Power at their respective Annual Meetings. Director nominees who receive the greatest number of votes cast at each Annual Meeting will be elected, even though any such nominee may not receive a majority of the votes cast. Votes withheld from nominees for director will be counted in determining the total number of votes cast on the matter and will have the same effect as a vote against the matter. An affirmative vote of a majority of the votes cast at the CMP Group meeting is required for approval of Proposal 2 (independent auditors). Abstentions with respect to Proposal 2 will be counted in determining the total number of votes cast on the matter, but will have no effect on that matter. Broker non-votes, if any, will not be included in determining the total number of votes cast on Proposal 2 and will have no effect on that matter.

  Cumulative Voting for Directors. Under the By-Laws of CMP Group and Central Maine Power, the election of directors at each Annual Meeting shall at the option of any shareholder be by cumulative voting. Accordingly, each shareholder having the right to vote for directors shall be entitled to as many votes as pertain to the shares of stock owned by that shareholder multiplied by the number of directors to be elected, and may cast all such votes for a single director or may distribute them among the number to be voted for, or any two or three of them, as that shareholder sees fit. If any shareholder entitled to vote for directors at the meeting either gives written notice to the President or the Secretary of CMP Group or Central Maine Power, as appropriate, before the time fixed for the meeting of his or her intention to vote cumulatively or states his or her intention to vote cumulatively at the meeting before the voting for directors commences, all shareholders entitled to vote for directors at such meeting shall be entitled to cumulate their votes. Any shareholder who wishes to vote cumulatively but who will not be present at the meeting should give written notice to the President or the Secretary of CMP Group or Central Maine Power, as appropriate, of such intention before the meeting and should clearly indicate in writing on the accompanying proxy the director or directors for whom he or she wishes to vote and the number of votes he or she wishes to distribute to each such director. If no written indication is made on the proxy, the votes will be evenly distributed among all the nominees. If any shareholder has indicated his or her intention to vote cumulatively (either by written notice or by a statement made at the meeting), each shareholder present at the meeting who has not given his or her proxy or has revoked his or her proxy in the manner described in the following paragraph may vote cumulatively at the meeting by means of a written ballot distributed at the meeting.

  Revocability of Proxy. Shareholders may vote at the meeting either in person or by duly authorized proxy. The giving of a proxy by a shareholder will not affect the shareholder's right to vote his or her shares if he or she attends the meeting and wishes to vote in person. A proxy may be revoked or withdrawn by the person giving it, at any time prior to the voting thereof, at the registration desk for the meeting or by advising the corporate Secretary. In addition, the proper execution of a new proxy will operate to revoke a prior proxy. All shares represented by effective proxies on the enclosed form, received by CMP Group or Central Maine Power, will be voted at the meeting or any adjourned session thereof, all in accordance with the terms of such proxies.

  Voting of Proxies. By returning your signed proxy, you authorize the person or persons named as proxyholders on the proxy to vote your shares at the meeting or any adjournment as you indicate on the proxy and to vote your shares in accordance with their best judgment on any other matters, proposals, resolutions or motions that may properly be presented at the meeting. If a shareholder of CMP Group does not indicate on the proxy how that shareholder's shares should be voted, the proxyholders will vote FOR the election of the four nominees to the CMP Group Board of Directors and FOR approval of the appointment of the independent auditors. If a Central Maine Power shareholder does not give voting instructions on the proxy, the proxyholders will vote FOR the election of the four nominees to the Central Maine Power Board of Directors.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Board of Directors of CMP Group has twelve members, and the Central Maine Power Board has thirteen members. All Central Maine Power Board members also serve on the Board of Directors of CMP Group, other than Sara J. Burns, the President of Central Maine Power, who serves only on the Central Maine Power Board. The Boards of Directors of CMP Group and Central Maine Power are each divided into three classes, with one class of CMP Group and Central Maine Power directors being elected at the respective Annual Meetings for a three-year term. At the respective Annual Meetings, the CMP Group shareholders and the common and 6% Preferred shareholders of Central Maine Power will be asked to elect the first four persons listed below to the respective Boards of Directors.

  It is intended that the persons named in the accompanying proxy as proxyholders will vote to elect Charleen M. Chase, David T. Flanagan, Robert
H. Gardiner and Peter J. Moynihan (the first four persons listed below and on the proxy), to serve as directors for a three-year term expiring at the Annual Meeting of the Shareholders in the year 2002. If voting is cumulative, however, the proxyholders may cumulate the total number of votes to which the shareholder executing the proxy is entitled in favor of one or more of the nominees in the manner that the proxyholders in their discretion determine, unless other instructions are given in the proxy by the shareholder executing it. Nominees for election to the CMP Group Board of Directors who receive the greatest number of votes cast by the CMP Group shareholders will be elected, even though any such nominee may not receive a majority of the votes cast. Nominees for election as Central Maine Power directors who receive the greatest number of votes cast by the holders of Central Maine Power common and 6% Preferred Stock, voting together as a single class, will be elected, even though any such nominee may not receive a majority of the votes cast. The remaining persons listed below as directors will continue in office for terms which expire at the Annual Meetings of the Shareholders in 2000 and 2001, as indicated below, or, in each case, until their respective successors are duly elected and qualified. Each of the nominees listed below has indicated his or her willingness to serve as a director if elected. Should any such nominee become unable to serve as a director, the proxyholders intend to vote for such other person as management may recommend, or the respective Boards of Directors may exercise their exclusive power to fix the number of directors at fewer than twelve in the case of CMP Group and at fewer than thirteen in the case of Central Maine Power.

  At their meetings on March 18, 1999, the Boards of Directors of CMP Group and Central Maine Power fixed the number of directors at twelve and thirteen, respectively, and elected Lawrence A. Bennigson of Boston, Massachusetts, and Lee M. Schepps of Dallas, Texas, as directors for terms expiring in 2001.

  After consideration, the CMP Group and Central Maine Power Boards have determined that they should not establish specific term limits for directors. In light of the regulatory and market changes affecting Central Maine Power's business during the transition to competition that are expected to continue influencing the conduct of business, and the importance of Central Maine Power's business to CMP Group, the two Boards believe that CMP Group and Central Maine Power will benefit from the contributions of directors who have gained knowledge and insight about Central Maine Power and its business through their continued service on the Board. Both Boards believe that existing policies requiring retirement from service as a director at age 70 and the performance evaluation of directors at the completion of each term of office provide appropriate means of gaining fresh ideas and perspectives and of addressing any performance issues.

  Set forth below is information about each nominee and continuing director. Each person listed has been serving as a director of CMP Group and Central Maine Power, other than Sara J. Burns who serves only on the Board of Directors of Central Maine Power. In addition, David T. Flanagan is President and Chief Executive Officer of CMP Group, Ms. Burns is President of Central Maine Power, and David M. Jagger serves as Chairman and Charles H. Abbott as Vice Chairman of the Boards of Directors of CMP Group and Central Maine Power. The class designations listed are for CMP Group and Central Maine Power, respectively.

                                  Principal Occupations
                                 and Business Experience
                                    During Past Five
                                    Years and Current        First
                                    Directorships of        Became a  Term
         Name and Age               Public Companies        Director Expires
         ------------            -----------------------    -------- -------
 Class I/III:
 Charleen M. Chase (50)......  Executive Director,            1985    1999
                                Community Concepts, Inc.,
                                South Paris, Maine
                                (Community action agency)
 David T. Flanagan (51)......  President and Chief            1994    1999
                                Executive Officer of CMP
                                Group, from September 1,
                                1998; President and Chief
                                Executive Officer of
                                Central Maine Power, from
                                January 1, 1994
 Robert H. Gardiner (54).....  President, Maine Public        1992    1999
                                Broadcasting Corporation,
                                Lewiston, Maine (Public
                                television)
 Peter J. Moynihan (55)......  Senior Vice President and      1995    1999
                                Chief Investment Officer,
                                UNUM Corporation,
                                Portland, Maine
                                (Insurance)
 Class II/I:
 Charles H. Abbott (63)......  Skelton, Taintor & Abbott,     1988    2000
                                P.A., Auburn, Maine
                                (Attorneys); Vice
                                Chairman of the Boards of
                                CMP Group and Central
                                Maine Power
 William J. Ryan (55)........  Chairman, President and        1996    2000
                                Chief Executive Officer,
                                Peoples Heritage
                                Financial Group, Inc.,
                                Portland, Maine;
                                Director, Blue Cross and
                                Blue Shield of Maine,
                                Federal Home Loan Bank of
                                Boston, Student Loan
                                Association of New
                                England
 Kathryn M. Weare (50).......  Owner and Manager, The         1992    2000
                                Cliff House, Ogunquit,
                                Maine (Resort and
                                conference center)
 Lyndel J. Wishcamper (56)...  President, Wishcamper          1996    2000
                                Properties, Inc.,
                                Portland, Maine (Real
                                estate)
 Class III/II:
 Lawrence A. Bennigson (61)..  Executive Director,            1999    2001
                                Toffler Associates,
                                Boston, Massachusetts
                                (strategic management
                                advising) (1998); Senior
                                Fellow, Harvard Business
                                School Executive
                                Development Center
                                (executive education)
                                (1998); independent
                                management consultant
                                (1994 through 1997);
                                Director, SBS
                                Technologies, Inc.

                                 Principal Occupations
                                and Business Experience
                                    During Past Five
                                   Years and Current        First
                                    Directorships of       Became a  Term
         Name and Age               Public Companies       Director Expires
         ------------           -----------------------    -------- -------
 Sara J. Burns (43)..........  President (from September     1998    2001
                                1, 1998) and Chief
                                Operating Officer,
                                Distribution Services
                                (from April 17, 1997) of
                                Central Maine Power;
                                prior thereto, held
                                various non-executive
                                positions with Central
                                Maine Power, including
                                Managing Director, Human
                                Resources
 Duane D. Fitzgerald (59)....  Non-executive Chairman of     1996    2001
                                the Board, Bath Iron
                                Works Corporation, Bath,
                                Maine (Shipbuilding)
                                (from March 1, 1996);
                                Corporate Vice
                                President, General
                                Dynamics Corporation
                                (September 1995 to
                                March 1, 1996);
                                President and Chief
                                Executive Officer, Bath
                                Iron Works Corporation
                                (September 1991 to March
                                1, 1996); Director, UAL
                                Corporation, Blue Cross
                                and Blue Shield of Maine
 David M. Jagger (57)........  President and Treasurer,      1988    2001
                                Jagger Brothers, Inc.,
                                Springvale, Maine
                                (Textiles); Chairman of
                                the Boards of CMP Group
                                and Central Maine Power
 Lee M. Schepps (58).........  Retired (1998) President      1999    2001
                                (since 1979), The Julius
                                Schepps Co., Dallas,
                                Texas (Wholesale
                                beverage distribution
                                and real estate
                                management)

                  BOARD COMMITTEES, MEETINGS AND COMPENSATION

Certain Committees of the Boards of CMP Group and Central Maine Power

  The CMP Group Board of Directors has Audit, Governance, and Compensation and Benefits Committees and also has other committees. The Central Maine Power Board currently has Governance and Compensation and Benefits Committees in addition to other committees; prior to the September 1, 1998 holding company reorganization of Central Maine Power, its Board also had an Audit Committee. The CMP Group Audit Committee has assumed responsibility for overseeing the financial reporting process for CMP Group and its business units, including Central Maine Power, on a consolidated basis.

  Until September 1, 1998, Kathryn M. Weare (Chair), Duane D. Fitzgerald and Lyndel J. Wishcamper served on the Central Maine Power Audit Committee, which held two meetings in 1998. Since September 1, 1998, these individuals have served on the CMP Group Audit Committee, which met one time in the last four months of 1998. The Audit Committee recommends to the Board the independent auditors to be selected and reviews the plan and scope of the audit as well as the results and costs of the audit. The Committee also reviews with the independent auditors and management financial disclosure matters, internal accounting procedures and controls, and the adequacy of the audit services provided by employees and monitors the Corporate Compliance Program.

  The Governance Committee of CMP Group and of Central Maine Power, now composed of David M. Jagger (Chair), Charles H. Abbott, Robert H. Gardiner and William J. Ryan, has among its concerns the selection, performance and evaluation of directors. The Governance Committee of CMP Group or Central Maine Power (as appropriate) will consider for nomination to the Board individuals whose names have been submitted by shareholders in writing. Supporting information should accompany any submission. The Governance Committee also oversees long-range corporate planning and succession planning. The Central Maine Power Governance Committee held two meetings in 1998, and the CMP Group Governance Committee, which has existed since September 1, 1998, did not hold any meetings in 1998.

  The Central Maine Power Compensation and Benefits Committee, whose members are Charles H. Abbott (Chair), Duane D. Fitzgerald and Peter J. Moynihan, held three meetings in 1998. The CMP Group Compensation and Benefits Committee, which has been in existence since September 1, 1998, and is composed of the same members, held one meeting in 1998. This committee reviews and makes recommendations to the respective Boards concerning compensation and benefit programs for executive officers and compensation for directors. The Compensation and Benefits Committee of CMP Group also administers the Annual Incentive Plan and the Long-Term Incentive Plan and evaluates the performance of the President and Chief Executive Officer.

Meetings of the Board

  The Central Maine Power Board held 16 meetings (including regularly scheduled and special meetings) in 1998, and the CMP Group Board held five meetings. Each director listed above attended more than 75 percent of the aggregate of the total number of Board meetings and the total number of meetings of all committees on which that director served that were held during periods he or she served as a director of CMP Group and Central Maine Power, respectively, other than Mr. Fitzgerald, who attended two-thirds of such Central Maine Power meetings, but more than 75 percent of such CMP Group meetings.

Compensation of Directors

  In accordance with the established guidelines for the Board of Directors of CMP Group, the Chairman of the Board receives an annual retainer of $25,200, the Vice Chairman of the Board receives an annual retainer of $10,300, and each director (other than the Chairman or Vice Chairman) who is the Chair of a committee of the Board and not an executive officer of CMP Group receives an annual retainer of $8,400. Each other outside director receives an annual retainer of $6,800. All retainers are payable quarterly. In addition to ordinary travel expenses, all outside directors receive $600 for each meeting of the Board attended, and all outside directors serving on a committee of the Board receive $300 for each committee meeting attended on a day on which they have also attended a meeting of the full Board or another committee and $600 for any other committee meeting attended. A fee of $150 is paid to outside directors for participating in a meeting of the Board or one of its committees by telephone if, in the opinion of the person presiding at the meeting, substantial action is taken or matters of importance are resolved.

  Since each outside director serves on both the CMP Group and Central Maine Power Boards and on the same committees of each Board, the annual retainer applies to service on both Boards and separate meeting fees for Central Maine Power are paid only if a meeting of that Board or one of its committees is held on a day when no CMP Group meeting is held. The usual practice is to hold meetings of the CMP Group and Central Maine Power Boards, or their committees, on the same day so that meeting fees are limited.

  Outside directors may participate in a voluntary deferred compensation plan under which a director may elect to have all or part of his or her retainer (but not meeting fees) credited to a deferred compensation account, maintained at the election of the director either as a cash account or an account in units based on the value of CMP Group common stock ("Compensation Units"). The number of Compensation Units credited to a director's account is equal to the number of shares of CMP Group common stock that could have been purchased as of the middle of a calendar quarter with the amount of the retainer deferred for that quarter. CMP Group matches Compensation Units in a director's account with one-half the number of Compensation Units in the account. Whenever dividends are paid on CMP Group's common stock, each account maintained in Compensation Units is credited with additional Compensation Units equal to the number of shares that could have been purchased if a cash dividend had been paid on the Compensation Units in the account.

  Effective January 1, 1998, the Central Maine Power Board terminated the retirement plan for outside directors that had been effective since September 1991. With the assistance of an independent compensation consultant, the Board adopted amendments to its deferred compensation plan that aligns the interests of the directors more closely with the interests of shareholders by tying the Board's compensation to the value of CMP Group common stock. Accrued benefits under the former retirement plan were converted for all directors serving on the Board as of January 1, 1998, to Compensation Units under the deferred compensation plan. In addition, at the beginning of each year, each outside director will receive a fixed grant of 500 Compensation Units. Dividend equivalents will be added to Compensation Units on dividend payment dates for CMP Group common stock. There is no company match for Compensation Units other than those representing deferred retainers.

  All deferred compensation is paid solely in cash following retirement from the Board. The value of the Compensation Units in a director's account at the time a payment is made will be equal to the market value of the same number of shares of CMP Group common stock on the payment date. The number of Compensation Units in the accounts of directors under the deferred compensation plan as of March 31, 1999 is shown in the table that appears under the caption "SECURITY OWNERSHIP."

                              SECURITY OWNERSHIP

  The following table sets forth information concerning the beneficial ownership of CMP Group common stock as of April 5, 1999 by each director of CMP Group and Central Maine Power and each of the executive officers named in the Summary Compensation Table contained in this Joint Proxy Statement. The total number of shares beneficially owned as of April 5, 1999 by all directors and executive officers as a group is also listed. Shares listed as beneficially owned include shares as to which the directors and executive officers have or share the power to vote or the power to dispose.

  The table also lists the number of Compensation Units as of March 31, 1999 in the accounts of the outside directors under the deferred compensation plan described above. The value of the Compensation Units at the time they are paid out will be equal to the market value of the same number of shares of CMP Group Common Stock on the payment date, but the deferred amounts will be paid only in cash. Compensation Units will not be distributed in the form of common stock.

                                                          Number of Shares
                                              Shares     Beneficially Owned
                           Compensation    Beneficially  Subject to Options Total Shares
Directors and Named        Units (as of    Owned (as of  Exercisable as of  Beneficially
Executive Officers        March 31, 1999) April 5, 1999)   April 10, 1999      Owned
-------------------       --------------- -------------- ------------------ ------------
Charles H. Abbott.......      18,078           3,265              --            3,265
Lawrence A. Bennigson...         --              300              --              300
Sara J. Burns...........         --            4,820            4,904           9,724
Charleen M. Chase.......      10,335           1,381              --            1,381
Duane D. Fitzgerald.....       4,611             500              --              500
David T. Flanagan.......         --           15,087           26,328          41,415
Robert H. Gardiner......      10,451           1,000              --            1,000
David M. Jagger.........      21,907           1,000              --            1,000
Peter J. Moynihan.......       5,918           1,340              --            1,340
William J. Ryan.........       1,827           1,000              --            1,000
Lee M. Schepps..........         --            1,500              --            1,500
Kathryn M. Weare........       9,641           1,246              --            1,246
Lyndel J. Wishcamper....       4,633           3,324              --            3,324
Arthur W. Adelberg......         --            6,614            5,996          12,610
David E. Marsh..........         --            7,877            5,996          13,873
Gerald C. Poulin........         --            8,350            4,921          13,271
F. Michael McClain......         --              637            4,903           5,540
Michael R. Cutter.......         --            5,216            3,923           9,139
Curtis I. Call..........         --            3,259            2,627           5,888
Anne M. Pare............         --            1,036            2,726           3,762
All directors and
 executive officers as a
 group .................      87,401          68,752           62,323         131,076

  The number of shares of CMP Group common stock beneficially owned as of April 5, 1999 by each of the directors and named executive officers, and the aggregate number of such shares beneficially owned as of that date by all of the directors and executive officers of CMP Group and Central Maine Power, as a group, constituted less than one percent of the total shares of that class then outstanding. As of April 5, 1999, Mr. Abbott's spouse held sole voting and investment power over 800 shares of the total number of shares listed for Mr. Abbott, and all shares listed for Ms. Chase were held jointly. Of the shares listed for Mr. Poulin, 201 shares were held jointly as of that date. The total number of shares held jointly for all directors and executive officers as a group as of April 5, 1999, was 1,582 shares. No director or officer owned as of April 5, 1999 any shares of 6% Preferred Stock.

  The following table sets forth the name and address of each shareholder believed to be the beneficial owner of 5 percent or more of the outstanding shares of CMP Group common stock, the number of shares beneficially owned, and the percentage of shares owned as of March 22, 1999.

                                             Shares of Common Stock Percentage
Name and Address                               Beneficially Owned    of Class
----------------                             ---------------------- ----------
FMR Corp. ..................................       2,257,500(1)       6.958%(1)
82 Devonshire Street
Boston, MA 02109

  In addition, CMP Group is the beneficial owner of outstanding shares of Central Maine Power 6% Preferred Stock as follows. CMP Group has sole power to vote and dispose of these shares.

                                        Shares of 6% Preferred Stock Percentage
Name and Address                             Beneficially Owned       of Class
----------------                        ---------------------------- ----------
CMP Group, Inc. .......................             533                 9.3%(2)
83 Edison Drive
Augusta, ME 04336

--------

(1) Based solely on a Schedule 13G dated February 1, 1999, this amount represents beneficial ownership of (a) 1,889,300 shares or 5.823 percent of CMP Group common stock by Fidelity Management & Research Company, an investment adviser, and (b) 368,200 shares or 1.134 percent of CMP Group common stock by Fidelity Management Trust Company, a bank. In its Schedule 13G, FMR Corp. indicated that it or its affiliates had sole power to dispose of all of these shares and sole power to vote 340,500 of these shares.
(2) Shares held by CMP Group represent 9.3 percent of the voting power of the 6% Preferred Stock. As a result of its ownership, as of the record date for the Annual Meeting, of all 31,211,471 issued and outstanding shares of Central Maine Power common stock, representing 3,121,147 votes, and its 533 shares of Central Maine Power 6% Preferred Stock, representing 533 votes, CMP Group held 99.8 percent of the combined voting power of the Central Maine Power common stock and 6% Preferred Stock.

  The following table sets forth information concerning the beneficial ownership of the common stock of NorthEast Optic Network, Inc. ("NEON") by Messrs. Marsh and McClain in connection with their service as members of the Board of Directors of NEON. CMP Group, through its wholly-owned subsidiary MaineCom Services, hold 38.5 percent of NEON's common stock.

                                                 Number of Shares
                                     Shares     Beneficially Owned    Total
                                  Beneficially  Subject to Options    Shares
                                  Owned (as of  Exercisable as of  Beneficially
Named Executive Officers         April 5, 1999) September 25, 1998    Owned
------------------------         -------------- ------------------ ------------
David E. Marsh..................     4,060            4,060           4,060
F. Michael McClain..............     4,060            4,060           4,060

  The number of NEON shares beneficially owned by Messrs. Marsh and McClain constitute less than one-half percent of the outstanding and issued shares of NEON's common stock.

Section 16(a) Beneficial Reporting Compliance

  After review, CMP Group and Central Maine Power (for the period prior to the September 1, 1998 holding company reorganization) believe that during 1998 all filing requirements under Section 16(a) of the Securities Exchange Act were satisfied.

                            EXECUTIVE COMPENSATION

  The following Summary Compensation Table presents information on compensation to executive officers of CMP Group and Central Maine Power.

                          SUMMARY COMPENSATION TABLE

                                                             Long-Term
                                Annual Compensation        Compensation
                              ------------------------ ---------------------
       Name                                            Restricted Securities
        and                                              Stock    Underlying  All Other
     Principal                                          Award(s)   Options/  Compensation
     Position            Year Salary ($) Bonus ($)(10)  ($)(11)    SARs (#)    ($)(12)
     ---------           ---- ---------- ------------- ---------- ---------- ------------
David T. Flanagan....... 1998  335,571      70,195       31,648     78,983       2,720
 President and Chief Ex-
  ecutive Officer        1997  315,000      218,531      97,125          0       2,603
 CMP Group, Inc.(1)      1996  265,000      62,606            0          0       5,018
Arthur W. Adelberg...... 1998  213,993      31,654       14,271     17,988       5,121
 Executive Vice Presi-
  dent                   1997  189,818      79,125       35,167          0       5,037
 CMP Group, Inc.(2)      1996  166,334      28,263            0          0       4,768
David E. Marsh.......... 1998  213,993      31,654       14,271     17,988      12,589
 Chief Financial Officer 1997  189,818      79,125       35,167          0       4,387
 CMP Group, Inc.(3)      1996  166,123      25,769            0          0       4,834
Gerald C. Poulin........ 1998  175,610      25,976       11,697     14,762       3,861
 Vice President, Genera-
  tion                   1997  158,200      61,935       27,527          0       3,571
 CMP Group, Inc.(4)      1996  137,294      23,362            0          0       4,511
F. Michael McClain...... 1998  150,527      25,102       11,306     14,711       9,765
 Vice President, Corpo-
  rate Development
 CMP Group, Inc.(5)
Sara J. Burns........... 1998  175,000      28,239       12,727     14,711       3,063
 President               1997  139,000      56,250       25,000          0       2,601
 Central Maine Power
  Company(6)
Michael R. Cutter....... 1998  140,000      16,735       22,649     11,769       3,025
 Vice President          1997  120,820      25,000       33,352          0       2,869
 Central Maine Power
  Company(7)
Curtis I. Call.......... 1998  112,515       9,527       12,904      7,882       3,376
 Treasurer               1997  104,000      22,000       29,341          0       3,120
 Central Maine Power
  Company(8)
Anne M. Pare............ 1998  116,730      17,441       7,863       8,177           0
 Secretary and Clerk     1997  109,000      22,500       10,029          0           0
 Central Maine Power
  Company and            1996   77,667       5,950            0          0           0
 Treasurer, Corporate
  Counsel and Secretary
 CMP Group, Inc.(9)

--------
   (1) Prior to September 1, 1998, Mr. Flanagan was President and Chief Executive Officer of Central Maine Power.
   (2) Prior to September 1, 1998, Mr. Adelberg was Executive Vice President of Central Maine Power.
   (3) Prior to September 1, 1998, Mr. Marsh was Chief Financial Officer of Central Maine Power.

   (4) Prior to September 1, 1998, Mr. Poulin was Chief Operating Officer, Energy Services, of Central Maine Power. From September 1 through December 31, 1998, Mr. Poulin served as President of an energy marketing subsidiary of CMP Group that ceased business operations as of year-end 1998.
   (5) Prior to September 1, 1998, Mr. McClain was Vice President, Corporate Development, of Central Maine Power. His employment with Central Maine Power began on February 23, 1998.
   (6) Ms. Burns has served as President of Central Maine Power since September 1, 1998; prior thereto, she had been its Chief Operating Officer, Distribution Services, since May 1, 1997. Ms. Burns held other non-executive positions with Central Maine Power prior to that date.
   (7) Mr. Cutter was elected Vice President of Central Maine Power effective May 1, 1997.
   (8) Mr. Call was elected Treasurer of Central Maine Power effective May 1, 1997.
   (9) Ms. Pare has served as Secretary and Clerk of Central Maine Power since May 22, 1996, and as Treasurer, Corporate Counsel and Secretary of CMP Group since September 1, 1998.
  (10) Amounts are performance-based cash awards under the Annual Incentive
Plan.
  (11) Amounts are performance-based awards in the form of CMP Group common stock under the Annual Incentive Plan. At December 31, 1998, the number of shares and value of the aggregate restricted stock holdings of each of the named executive officers were as follows: Mr. Flanagan, 5,744 shares and $108,418; Mr. Adelberg, 2,080 shares and $39,260; Mr. Marsh, 2,080 shares and $39,260; Mr. Poulin, 1,628 shares and $30,729; Ms. Burns, 2,351 shares and $44,375; Mr. Cutter, 3,093 shares and $58,380; Mr. Call, 1,734 shares and $32,729; and Ms. Pare, 593 shares and $11,193. Mr. McClain held no shares of CMP Group common stock as of December 31, 1998. Dividends on shares of restricted stock are earned at the same rate as dividends on unrestricted shares of CMP Group common stock and are reinvested in additional shares of common stock that are subject to the same restrictions as the shares on which dividends are earned.
  (12) For 1998, amounts of All Other Compensation include (i) matching contributions to the Employee Savings and Investment Plan for Non-Union Employees (401(k) Plan) in the amount of $2,063 for Mr. Flanagan, $4,800 for Mr. Adelberg, $4,280 for Mr. Marsh, $3,366 for Mr. Poulin, $3,063 for Ms. Burns, $3,025 for Mr. Cutter and $3,376 for Mr. Call; and (ii) the value of term life insurance premiums paid under universal life insurance policies in the amount of $658 for Mr. Flanagan, $321 for Mr. Adelberg, $394 for Mr. Marsh, and $495 for Mr. Poulin. CMP Group, through Central Maine Power, has purchased universal life insurance policies for Mr. Flanagan, Mr. Adelberg, Mr. Marsh, and Mr. Poulin, who have no immediate right to receive the cash surrender value of the policies and may never have any right to receive the cash surrender value. The respective interests of these four executive officers in the cash surrender value of the policies will vest only if certain conditions are first satisfied. If an executive officer's interest in the cash surrender value vests, the retirement benefits payable to the executive officer under the Supplemental Executive Retirement Plan (the "SERP"), a defined benefit retirement income plan, will be reduced dollar for dollar by the amount of the cash surrender value of the policy at the time it vests. The premium paid on each of these policies is designed to produce a cash surrender value which is equal to, but which may be less than, the benefits payable under the SERP. In addition, Mr. Marsh earned $7,915 and Mr. McClain earned $9,765 as a retainer and meeting fees for their service as members of the Board of Directors of NorthEast Optic Network, Inc., in which CMP Group, through its wholly-owned subsidiary MaineCom Services, holds a 38.5 interest.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                           Potential
                                                                       Realizable Value
                                                                       at Assumed Annual
                                                                        Rates of Stock
                                                                             Price
                                                                       Appreciation for
                          Individual Grants                             Option Term (2)
---------------------------------------------------------------------- -----------------
          (a)                (b)          (c)        (d)       (e)       (f)      (g)
                          Number of
                          Securities   % of Total
                          Underlying  Options/SARs Exercise
                         Options/SARs  Granted to  or Base
                         Granted (1)  Employees in  Price   Expiration
Name                         (#)      Fiscal Year   ($/Sh)     Date    5% ($)   10% ($)
----                     ------------ ------------ -------- ---------- ------- ---------
David T. Flanagan.......    78,983        31.1%     17.375   4/10/05   558,676 1,301,953
Arthur W. Adelberg......    17,988        7.08%     17.375   4/10/05   127,236   296,513
David E. Marsh..........    17,988        7.08%     17.375   4/10/05   127,236   296,513
                            16,241(3)      0.7%     12.00    9/25/08   122,566   310,608
Gerald C. Poulin........    14,762        5.81%     17.375   4/10/05   104,417   243,336
F. Michael McClain......    14,711        5.79%     17.375   4/10/05   104,056   242,496
                            16,241(3)      0.7%     12.00    9/25/08   122,566   310,608
Sara J. Burns...........    14,711        5.79%     17.375   4/10/05   104,056   242,496
Michael R. Cutter.......    11,769        4.63%     17.375   4/10/05    83,246   194,000
Curtis I. Call..........     7,882        3.10%     17.375   4/10/05    55,752   129,927
Anne M. Pare............     8,177        3.22%     17.375   4/10/05    57,839   134,789

--------
  (1) Options vest in one-third increments on the first, second and third anniversaries of the April 10, 1998 grant date.
  (2) Potential realizable value at expiration is based on an assumption that the stock price appreciates at the annual rates shown (compounded annually) from the date of the grant until the end of the option term. These numbers are calculated in accordance with rules of the Securities and Exchange Commission and do not reflect any estimate by CMP Group of future stock price appreciation.
  (3) This amount represents a grant of options to purchase the common stock of NorthEast Optic Network, Inc. ("NEON") in connection with service as a member of the Board of Directors of NEON. CMP Group, through its wholly-owned subsidiary MaineCom Services, owns 38.5 percent of the common stock of NEON.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

          (a)                (b)       (c)               (d)                       (e)
                                                Number of Securities
                                               Underlying Unexercised   Value of Unexercised In-
                           Shares              Options/SARs at Fiscal   the-Money Options/SARs at
                         Acquired on  Value         Year-End (#)           Fiscal Year-End ($)
                          Exercise   Realized ------------------------- -------------------------
Name                         (#)       ($)    Exercisable/Unexercisable Exercisable/Unexercisable
----                     ----------- -------- ------------------------- -------------------------
David T. Flanagan.......       0         0              0/78,983                0/118,475
Arthur W. Adelberg......       0         0              0/17,988                 0/26,982
David E. Marsh..........       0         0              0/17,988                 0/26,982
                               0         0          4,060/12,181                   (1)
Gerald C. Poulin........       0         0              0/14,762                 0/22,143
F. Michael McClain......       0         0              0/14,711                 0/22,067
                               0         0          4,060/12,181                   (1)
Sara J. Burns...........       0         0              0/14,711                 0/22,067
Michael R. Cutter.......       0         0              0/11,769                 0/17,654
Curtis I. Call..........       0         0               0/7,882                 0/11,823
Anne M. Pare............       0         0               0/8,177                 0/12,266

--------
  (1) Options to purchase the common stock of NEON granted to Messrs. Marsh and McClain were not in the money as of December 31, 1998. Options are "in the money" if the market value of the underlying stock exceeds the exercise or base price of the option.

             LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                                                        Estimated Future Payouts
                                                         under Non-Stock Price-
                                                            Based Plans (1)
                                                        ------------------------
            (a)                  (b)           (c)         (d)     (e)     (f)
                                           Performance
                              Number of     or Other
                            Shares, Units Period Until
                              or Other    Maturation or Threshold Target Maximum
Name                         Rights (#)      Payout        (#)     (#)     (#)
----                        ------------- ------------- --------- ------ -------
David T. Flanagan..........    21,837       1998-2000    10,919   21,837 32,756
Arthur W. Adelberg.........     4,973       1998-2000     2,487    4,973  7,460
David E. Marsh.............     4,973       1998-2000     2,487    4,973  7,460
Gerald C. Poulin...........     4,081       1998-2000     2,041    4,081  6,122
F. Michael McClain.........     4,067       1998-2000     2,034    4,067  6,101
Sara J. Burns..............     4,067       1998-2000     2,034    4,067  6,101
Michael R. Cutter..........     3,254       1998-2000     1,627    3,254  4,881
Curtis I. Call.............     2,179       1998-2000     1,090    2,179  3,269
Anne M. Pare...............     2,261       1998-2000     1,131    2,261  3,392

--------
  (1) Performance shares are granted at the beginning of a three-year performance period and are paid out in the form of CMP Group common stock if performance goals established for that three-year period are attained. For the performance period from January 1, 1998 through December 31, 2000, performance is measured by reference to total shareholder return and by the ranking of Central Maine Power compared to other electric utilities represented in the EEI Index.

                PENSION PLAN TABLES AND EMPLOYMENT ARRANGEMENTS

Basic Pension Plan

  CMP Group and Central Maine Power make payments to the Retirement Income Plan for Non-Union Employees (the "Basic Pension Plan") for full-time non-union employees, including the executive officers. Estimated annual retirement benefits payable under the Basic Pension Plan, assuming retirement on December 31, 1998 at age 65, for average salary levels and credited years of service specified in the following Basic Pension Plan Table are as set forth in the Table.

       Average Annual Salary for                   Years of Service
      5 Highest Consecutive Years       ---------------------------------------
         Preceding Retirement             15      20      25      30      35
      ---------------------------       ------- ------- ------- ------- -------
$125,000............................... $28,422 $37,896 $47,370 $56,844 $58,818
 150,000...............................  34,797  46,396  57,995  69,594  72,193
 175,000...............................  37,347  49,796  62,245  74,694  77,543
 200,000...............................  37,347  49,796  62,245  74,694  77,543
 225,000...............................  37,347  49,796  62,245  74,694  77,543
 250,000...............................  37,347  49,796  62,245  74,694  77,543
 275,000...............................  37,347  49,796  62,245  74,694  77,543
 300,000...............................  37,347  49,796  62,245  74,694  77,543
 325,000...............................  37,347  49,796  62,245  74,694  77,543
 350,000...............................  37,347  49,796  62,245  74,694  77,543
 375,000...............................  37,347  49,796  62,245  74,694  77,543
 400,000...............................  37,347  49,796  62,245  74,694  77,543
 425,000...............................  37,347  49,796  62,245  74,694  77,543
 450,000...............................  37,347  49,796  62,245  74,694  77,543
 475,000...............................  37,347  49,796  62,245  74,694  77,543
 500,000...............................  37,347  49,796  62,245  74,694  77,543
 525,000...............................  37,347  49,796  62,245  74,694  77,543
 550,000...............................  37,347  49,796  62,245  74,694  77,543

  For Messrs. McClain, Cutter and Call and Ms. Pare, compensation covered by the Basic Pension Plan consists of base salary, including base salary shown in the Salary column of the Summary Compensation Table. Because the amount of compensation that could be taken into account in determining retirement benefits under the Basic Pension Plan was limited by federal tax law to $160,000 in 1998, the 1998 covered compensation under the Basic Pension Plan for Messrs. Flanagan, Adelberg, Marsh and Poulin and Ms. Burns was limited to that amount of their respective base salaries. Years of service for purposes of the Basic Pension Plan are as follows: Mr. Flanagan, 14 years; Mr. Adelberg, 13 years; Mr. Marsh, 25 years; Mr. Poulin, 28 years; Ms. Burns, 11 years; Mr. Cutter, 22 years; Mr. Call, 12 years; and Ms. Pare, 11 years. Benefits listed in the Basic Pension Plan Table are payable as a single life annuity and reflect an offset for estimated Social Security benefits payable upon attainment of age 65.

Supplemental Executive Retirement Plan

  A Supplemental Executive Retirement Plan (the "SERP") provides supplemental retirement income to selected executive officers. Estimated annual retirement benefits payable under the SERP, assuming retirement on December 31, 1998 at age 65, for average compensation levels and credited years of service specified in the following SERP Table are as set forth in the Table.

          Average Annual                          Years of Service
           Compensation             --------------------------------------------
        for 3 Highest Years            15       20       25       30       35
        -------------------         -------- -------- -------- -------- --------
$125,000........................... $ 20,328 $ 27,104 $ 33,880 $ 24,406 $ 22,432
 150,000...........................   23,703   31,604   39,505   27,906   25,307
 175,000...........................   30,903   41,204   51,505   39,056   36,207
 200,000...........................   40,653   54,204   67,755   55,306   52,457
 225,000...........................   50,403   67,204   84,005   71,556   68,707
 250,000...........................   60,153   80,204  100,255   87,806   84,957
 275,000...........................   69,903   93,204  116,505  104,056  101,207
 300,000...........................   79,653  106,204  132,755  120,306  117,457
 325,000...........................   89,403  119,204  149,005  136,556  133,707
 350,000...........................   99,153  132,204  165,255  152,806  149,957
 375,000...........................  108,903  145,204  181,505  169,056  166,207
 400,000...........................  118,653  158,204  197,755  185,306  182,457
 425,000...........................  128,403  171,204  214,005  201,556  198,707
 450,000...........................  138,153  184,204  230,255  217,806  214,957
 475,000...........................  147,903  197,204  246,505  234,056  231,207
 500,000...........................  157,653  210,204  262,755  250,306  247,457
 525,000...........................  167,403  223,204  279,005  266,556  263,707
 550,000...........................  177,153  236,204  295,255  282,806  279,957

  Compensation covered by the SERP consists of base salary shown in the Salary column of the Summary Compensation Table, and incentive awards under the Annual Incentive Plan. Years of service for purposes of the SERP, in which only Messrs. Flanagan, Adelberg, Marsh and Poulin participate, are as follows:
Mr. Flanagan, 14 years; Mr. Adelberg, 13 years; Mr. Marsh, 25 years; and Mr. Poulin, 28 years. Years of credited service up to 25 years are taken into account in computing retirement benefits under the SERP. Benefits listed in the SERP Table reflect the deduction of benefits payable under the Basic Pension Plan upon attainment of age 65, as shown in the Basic Pension Plan Table. SERP benefits payable to Messrs. Flanagan, Adelberg, Marsh, and Poulin will be further reduced, dollar for dollar, by the amount of the cash surrender value of universal life insurance policies, which have been purchased for these four executive officers, at such time as their respective interests in the cash surrender value may vest. The Board of Directors has the right to terminate the SERP at any time in its discretion.

  Under an employment agreement with CMP Group, which is described below, Mr. Flanagan is entitled to an incremental retirement benefit, beginning at age 55, that, when added to benefits payable to him under the Basic Pension Plan and the SERP, provides an aggregate annual retirement benefit of 65 percent of base salary earned during the 12 months preceding termination of his employment for reasons other than death or cause plus the three-year average of incentive compensation earned under the Annual Incentive Plan, not to exceed $200,000 per year.

  Employment agreements with Messrs. Adelberg, Marsh and Poulin, respectively, also provide certain retirement benefits for these executive officers. These provisions are described below.

Employment and Termination of Employment Arrangements

  Effective June 1, 1997, Central Maine Power entered into employment agreements with Ms. Burns, Mr. Cutter, Mr. Call and Ms. Pare and, effective January 1, 1998, also entered into employment agreements with

Messrs. Flanagan, Adelberg, Marsh and Poulin. In addition, effective August 26, 1998, Central Maine Power entered into an employment agreement with Mr. McClain. The agreements with Messrs. Flanagan, Adelberg, Marsh, Poulin and McClain and Ms. Pare were subsequently assumed by CMP Group. The agreements with the executive officers of CMP Group and Central Maine Power are intended to encourage these executive officers to continue their employment so that CMP Group and Central Maine Power will have the continuing benefit of their services during a period of transition in their business due to regulatory and competitive market changes and in the event of a change of control.

  The agreements provide for a specified minimum base salary and for participation in compensation and benefit plans in accordance with the provisions of those plans. In addition, the agreements for Messrs. Flanagan, Adelberg, Marsh and Poulin provide for retirement benefits that are incremental to those provided in the Basic Pension Plan and the SERP. As described above, Mr. Flanagan is entitled to a retirement benefit not exceeding $200,000 per year, beginning at age 55, including amounts payable under pension plans. CMP Group is required to maintain a policy of insurance on Mr. Flanagan's life, providing that premium payments do not exceed a specified amount, with proceeds payable to Mr. Flanagan's spouse in the event of his death prior to any payment of retirement benefits under the agreement. The agreement requires that retirement benefits payable to Mr. Flanagan thereunder be funded through a rabbi trust over a five-year period in the event of a change of control.

  The retirement benefit for Mr. Adelberg vests if he continues his employment until June 30, 2000. In that case, the benefit paid to Mr. Adelberg, beginning at the later of age 55 or certain termination events, will be the greater of
(i) 2.6 percent of his average base salary over a three-year period times his years of service, offset by benefits payable under the Basic Pension Plan, or
(ii) the benefits he would have received under the SERP. Mr. Marsh's employment agreement provides that his incremental retirement benefit will vest if he remains employed by CMP Group until June 30, 2000. In that case, Mr. Marsh will receive, beginning at age 55, a benefit equal to the greater of
(i) 50 percent of the average of three years of base salary, offset by benefits payable under the Basic Pension Plan, or (ii) intended SERP benefits. Mr. Marsh is also entitled to retiree medical benefits equal to those available under Central Maine Power's retiree medical benefits plan. Mr. Poulin is entitled to an incremental retirement benefit under his employment agreement that will vest if he is actively employed on December 31, 1999. The amount of this benefit will be based on the formulae in the Basic Pension Plan and the SERP, but will be calculated by adding five years of age and service credit. The portion of Mr. Poulin's total retirement benefit not paid under the Basic Pension Plan or the SERP will be paid under his employment agreement. In addition, he is entitled to retiree medical benefits. In the event the SERP is terminated by the Board of Directors, CMP Group will continue to make premium payments under replacement life insurance policies with face amounts equal to the face amounts of the policies currently in place for Messrs. Flanagan, Adelberg, Marsh and Poulin in connection with the SERP until the later of their termination of employment, or for three years thereafter in the event of a change of control.

  For all executive officers, the agreements provide for severance benefits for certain terminations of employment. If within periods of either 12 months, or 36 months in the case of Messrs. Flanagan, Adelberg, Marsh, Poulin and McClain, following the consummation of a change of control of CMP Group, employment is terminated without cause or due to constructive discharge, Messrs. Flanagan, Adelberg, Marsh, Poulin and McClain will be entitled to (i)
1.99 times base salary and 2.99 times the three-year average of annual incentive compensation, and Ms. Burns will be entitled to 1.99 times base salary. In such events, the other executive officers will be entitled to one times base salary. In addition, in either of these circumstances, executive officers will be entitled to the continuation of medical and other benefits available under group benefit plans and limited outplacement services. If change of control severance payments are triggered under the agreements, executive officers will also receive an amount equal to one times their respective base salaries, paid over 12 months, in consideration of non-competition agreements. Severance benefits payable in connection with a change of control will be reduced in the event such payments constitute "excess parachute payments," as defined in federal tax law, but only if the amount of the reduction is less than the federal excise tax that the executive officer would be obligated to pay.

  In the event of a termination without cause or constructive discharge when no change of control has occurred, the executive officer will be entitled to receive severance benefits equal to one times his or her annual base salary.

  The agreements for Ms. Burns, Mr. Cutter, Mr. Call and Ms. Pare provide for retention payments equal to one-half times their respective base salaries if they continue their employment until the earlier of May 31, 2000 or a specified change of control event.

  All of the agreements are automatically extended for successive one-year periods from their initial expiration dates unless the employer or the executive officer gives notice of non-renewal. The agreements for Messrs. Flanagan, Adelberg, Marsh, Poulin and McClain provide for one final three-year extension after a change of control. The agreements for the other executive officers will remain in effect for one year after the consummation of a change of control.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Overview. The objectives of the Compensation and Benefits Committee in administering executive compensation programs for CMP Group and Central Maine Power executives are to assure that total compensation opportunities are competitive with those available in the utility industry and general industry and contain significant pay-for-performance elements to align more closely the interests of the executive officers and shareholders by supporting and increasing shareholder value.

  The Committee believes that the three existing components of total direct compensation for executive officers, namely, base salary, annual incentives and long-term incentives, are appropriate means of achieving these objectives. These items of compensation are designed to be leveraged for performance and shareholder value enhancement and to be more competitive in a changing business environment. This performance-oriented compensation approach is designed to support the attainment of CMP Group's strategic goals and to balance the focus on short and long-term performance goals.

  On an overall basis, the Committee has aligned the elements of direct compensation with a competitive market that includes electric utilities in the Edison Electric Institute ("EEI") Index of Investor-Owned Electrics used in the performance graph below and companies from general industry that are selected from a published survey compiled by the Committee's independent compensation consultant based on business diversity and complexity, competitive similarities, revenue size and geography. This blended market takes into account that Central Maine Power's electric utility business is the principal business of its holding company parent CMP Group and also reflects the formation of the holding company to facilitate the pursuit of appropriate non-utility business ventures. The Committee believes that this expanded market will better enable CMP Group and Central Maine Power to attract and retain executive talent that is essential in aggressively managing changing business requirements in an increasingly competitive climate.

  Total compensation opportunities provided by base salary and annual and long-term incentives are designed to reflect median compensation levels for positions with comparable responsibilities in the targeted blended market. The median represents a fifty/fifty blend of the median pay of electric utilities and companies from general industry. The mix of these compensation elements is performance leveraged to support and enhance shareholder value by tying earnings opportunities to performance results.

  Base Salary. Base salaries of the executive officers are measured against median base salary levels for positions with comparable functional responsibilities in the identified market, adjusted to take into account individual abilities and skills in light of the business challenges requiring those attributes. In setting 1998 base salaries for the executive officers, the Committee aged the extensive information provided by its independent compensation consultant for 1997 by 6.7 percent, the average increase for utility executives as reported by EEI in 1998. Based on this process and after taking into account individual factors, the Committee adjusted the base salaries of the executive officers other than Mr. Flanagan an average 11 percent to bring their salaries within 90 to 95 percent of the market for their positions. The Committee adjusted Mr. Flanagan's base salary by approximately six percent, which maintained the average 20 percent variance between the salary for his position and the higher salary level for the blended utility and general industry market.

  Annual Incentives. In 1998, the annual incentive compensation program for executive officers, including the President and Chief Executive Officer, reflected several important strategic corporate objectives focused on the transition to competition resulting from federal and state regulatory and legislative initiatives that have opened the generation and transmission markets to competition and on improvement in financial performance. These objectives and their weighting were as follows: forming a holding company structure, 5%; obtaining Maine Public Utilities Commission ("MPUC") approval for the sale of Central Maine Power's generating assets, 15%; obtaining Board approval of a subsidiary governance plan, 10%; securing a favorable MPUC decision on stranded cost recovery and revenue requirements for Central Maine Power, 15%; attaining a specified return on equity and increase in the market price of CMP Group's common stock, 15% each; securing favorable ratemaking treatment of the generation sale proceeds, 10%; developing a financial plan for the asset sale proceeds, 5%; and securing improved ratings on Central Maine Power's senior debt securities from two credit rating agencies, 10%. In addition to these corporate goals, a combination of return on equity and share price was used to determine the percentage of the target award pool available for awards. The Committee also adopted individual performance goals that were key components of corporate strategy.

  Based on return on equity and share price levels previously approved by the Committee, the Committee determined that 93.75 percent of the target pool would be available for awards. This amount was further reduced by taking into account the 85 percent level of performance under the corporate goals. The result of these performance levels was that a maximum of 79.7 percent of targeted short-term incentive compensation was earned under the plan. This level was adjusted to take into account the results of performance by the executive officers under their individual performance goals. Actual awards, other than the award to Mr. Flanagan, ranged from 60 to 79.7 percent of target compensation, which is 25 to 30 percent of base salary. The award to Mr. Flanagan after applying this formula and determining that he had achieved his individual goals at a level of 70 percent was $93,593, representing 55 percent of his targeted short-term incentive compensation of one-half of base salary. Awards under the Annual Incentive Plan are paid in cash for 75 percent of the total award, and 25 percent in the form of CMP Group common stock purchased at a 25 percent discount for the remaining portion. Plan participants may also elect to take up to an additional 25 percent of the total award in stock, which is also purchased at a 25 percent discount.

  Long-Term Incentive Compensation. The Long-Term Incentive Plan, in which the executive officers participate, is intended to focus attention more sharply on shareholder value enhancement. Target long-term compensation opportunities range from 168 percent of base salary for Mr. Flanagan and from 50 to 60 percent of base salary for the other executive officers.

  In 1998, performance shares for a three-year performance period running until the end of the year 2000, representing 68 percent of the targeted compensation value, and stock options, representing the remaining 32 percent, were granted. These proportions reflect the limit on the number of available shares for awards under the Long-Term Incentive Plan approved by the shareholders.

  Performance shares were granted at the beginning of the three-year performance period and will be paid out in the form of CMP Group common stock if performance goals are attained. For the performance period from 1998 to the end of the year 2000, performance will be measured by reference to total shareholder return and by the ranking of Central Maine Power compared to other electric utilities represented in the EEI Index for threshold, target and maximum levels of performance. The Committee granted Mr. Flanagan 21,837 performance shares for the three-year performance period beginning in 1998; grants of performance shares to the other executive officers for the period ranged from approximately 2,200 to 5,000 performance shares. Performance shares were granted at the market price of the common stock.

  Options to purchase shares of CMP Group common stock were also granted in 1998 as shown on the Options/SAR grants table in this Joint Proxy Statement. Each option represents the right to purchase one share of common stock at the price of $17.375 per share, the market value of the common stock on the date of the grant. The options vest in one-third increments on the first, second and third anniversaries of the grant. In 1998, options were granted based on an estimated Black-Scholes option modeling value of 13 percent of the market price, reflecting the then-current market valuation for Central Maine Power. The Committee believes that the 13 percent valuation model resulted in an appropriate number of options to provide intended target long-term incentive opportunities.

  Other policies. Effective January 1, 1997, the executive officers and other members of management are required to increase their holdings of common stock so that within four years, the President and Chief Executive Officer owns stock with a value no less than three times his base salary, with lesser multiples of base salary for other positions.

  A provision of federal tax law denies a tax deduction to any publicly-held company for compensation paid to any named executive officer that exceeds one million dollars in a taxable year, except for certain performance-based compensation. The Committee has not adopted a policy with respect to these compensation limits.

                                          Compensation and Benefits Committee

                                          Charles H. Abbott (Chair)
                                          Duane D. Fitzgerald
                                          Peter J. Moynihan

                         SHAREHOLDER RETURN COMPARISON

  The graph below compares the cumulative total shareholder return on the common stock of CMP Group with the cumulative total return on the S&P 500 Index and the Edison Electric Institute Index of Investor-owned Electrics ("EEI Index") at December 31 for each of the last five fiscal years (assuming the investment of $100 in CMP Group's common stock, the S&P 500 Index and the EEI Index on December 31, 1993, and the reinvestment of all dividends).

                           (LINE GRAPH APPEARS HERE)

                                                            December 31
                                                   -----------------------------
                                                   1993 1994 1995 1996 1997 1998
                                                   ---- ---- ---- ---- ---- ----
CMP Group......................................... $100 $ 97 $111 $ 96 $135 $175
S&P 500 Index..................................... $100 $101 $139 $171 $229 $294
EEI Index......................................... $100 $ 88 $116 $117 $149 $170

                                  PROPOSAL 2

                                  APPROVAL OF
                        INDEPENDENT PUBLIC ACCOUNTANTS

  At a meeting held on February 17, 1999, the Board of Directors of CMP Group acted to appoint PricewaterhouseCoopers LLP, Portland, Maine, as auditors for CMP Group for 1999. At the Annual Meeting of the Shareholders of CMP Group, it is the intention of the persons named as proxyholders in the proxy enclosed herewith to vote in favor of the approval of that action by the Board of Directors. A representative of PricewaterhouseCoopers LLP will attend the meeting and, if he or she so desires, make a statement; he or she will also respond to appropriate questions.

  The appointment of PricewaterhouseCoopers LLP by the Board of Directors is based on the recommendation of the Audit Committee, which historically has reviewed both the audit scope and the estimated audit fees and related services for the coming year. The affirmative vote of a majority of the votes cast by the holders of CMP Group's common stock entitled to vote at the CMP Group Annual Meeting is sought for approval of the appointment.

  The Board of Directors of CMP Group recommends a vote FOR Proposal 2.

                      DEADLINES FOR SHAREHOLDER PROPOSALS

  For a shareholder proposal to be considered for inclusion in the Proxy Statement and form of proxy for the 2000 Annual Meeting of Shareholders of CMP Group or Central Maine Power, as appropriate, it must be received by Anne M. Pare, Secretary, CMP Group, Inc./Central Maine Power Company, 83 Edison Drive, Augusta, Maine 04336 on or before December 22, 1999.

  Rule 14a-4 of the Securities and Exchange Commission's proxy rules allows a company to use discretionary voting authority to vote on matters coming before an annual meeting of shareholders if the company does not have notice of the matter (i) at least 45 days before the date corresponding to the date on which the company first mailed its proxy materials for the prior year's annual meeting of shareholders or (ii) before the date specified by an advance notice provision.

  CMP Group's Charter contains such an advance notice provision. Under the Charter, a shareholder who wishes to nominate a candidate for election to the Board of Directors of CMP Group at the 2000 Annual Meeting of Shareholders of CMP Group or bring any matter before that meeting (other than matters included in CMP Group's proxy materials) must submit the nomination or the matter to the Secretary of CMP Group no earlier than February 21, 2000 and no later than March 21, 2000. The notice must also meet other requirements set forth in the Charter.

  Central Maine Power does not have a similar Charter provision. For the 2000 Annual Meeting of Shareholders of Central Maine Power, shareholders must submit matters they intend to bring before the 2000 Annual Meeting to the Secretary of Central Maine Power no later than March 6, 2000.

                                 OTHER MATTERS

  The accompanying proxy is solicited by and on behalf of the Board of Directors of CMP Group or Central Maine Power, as appropriate, for use at the respective Annual Meetings of the Shareholders of CMP Group and Central Maine Power to be held on May 20, 1999 or any adjournments thereof. The costs of solicitation will be paid by the respective companies in the proportion in which they incur such costs. No solicitation is to be made by specially engaged employees or other paid solicitors except that Corporate Investor Communications, Inc. will solicit shareholders of record and broker nominees on behalf of CMP Group and Central Maine Power, for which it will receive a fee of approximately $4,500, plus reasonable expenses. Banks, brokerage firms and other custodians, nominees and fiduciaries will be reimbursed for reasonable expenses incurred in sending proxy materials to beneficial owners of CMP Group's common stock and Central Maine Power's 6% Preferred Stock. In addition, directors, officers or employees of the respective companies may solicit proxies by telephone or in person, the costs of which will be nominal.

  The Boards of Directors of CMP Group and Central Maine Power do not know of any matter, other than the matters set forth in this Joint Proxy Statement, to be acted upon at these Annual Meetings. If a shareholder proposal for CMP Group that was excluded from this Joint Proxy Statement in accordance with Rule 14a-8 of the Securities and Exchange Commission's proxy rules is properly brought before the CMP Group 1999 Annual Meeting, it is intended that the proxyholders will use their discretionary authority to vote the CMP Group proxies against such proposal. If any other matter shall be properly brought before a meeting, the proxies will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                                          By Order of the Board of Directors

                                          /s/ David T. Flanagan

                                          David T. Flanagan
                                          President and Chief Executive
                                          Officer
                                          CMP Group, Inc.


                                          /s/ Sara J. Burns

                                          Sara J. Burns
                                          President
                                          Central Maine Power Company

Augusta, Maine
April 20, 1999


   Again, we call your attention to the enclosed Proxy. We would appreciate it very much if you would VOTE, DATE, SIGN and RETURN IT PROMPTLY, regardless of whether you plan to attend the meeting.

                                                                       APPENDIX

SELECTED FINANCIAL DATA.

  The following table sets forth selected consolidated financial data of CMP Group and Central Maine for the five years ended December 31, 1994 through 1998. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto included in Items 7 and 8 hereof. The selected consolidated financial data for the years ended December 31, 1994 through 1998 are derived from the audited consolidated financial statements of Central Maine.

Selected Consolidated Financial Data

                                                        Central Maine
                         CMP Group  -------------------------------------------------------
                            1998       1998        1997       1996       1995       1994
                         ---------- ----------  ---------- ---------- ---------- ----------
                                 (Dollars in Thousands, Except Per Share Amounts)
Electric operating
 revenue................ $  938,739 $  938,561  $  954,176 $  967,046 $  916,016 $  904,883
Net income (loss).......     52,910     54,823      13,422     60,229     37,980    (23,265)
Long-term obligations...    346,281    343,834     400,923    587,987    622,251    638,841
Redeemable preferred
 stock..................     18,910     18,910      39,528     53,528     67,528     80,000
Total assets............  2,262,884  2,223,480   2,298,966  2,010,914  1,992,919  2,046,007
Earnings (loss) per
 common share........... $     1.63 $     1.56  $     0.16 $     1.57 $     0.86 $    (1.04)
Dividends declared per
 common share........... $     0.90 $    0.675* $     0.90 $     0.90 $     0.90 $     0.90

--------
* 1998 fourth quarter dividend of $0.225 per share was declared and paid in January 1999.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
            OPERATIONS OF CMP GROUP AND CENTRAL MAINE POWER COMPANY

  This is a combined Report on Form 10-K of CMP Group and Central Maine. Therefore, our Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) applies to both CMP Group and Central Maine. CMP Group's consolidated financial statements include the accounts of CMP Group and its wholly owned and controlled subsidiaries, including Central Maine (collectively, the CMP Group System). Central Maine's consolidated financial statements include its accounts as well as those of its wholly owned and controlled subsidiaries. The MD&A should be read in conjunction with the consolidated financial statements included herein.

Note re Forward-Looking Statements

  This Report on Form 10-K contains forecast information items that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. CMP Group and Central Maine undertake no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are urged to carefully review and consider the factors in the succeeding paragraph.

  Factors that could cause actual results to differ materially include, among other matters, the outcome of the FERC proceeding involving Maine Yankee's rates, decommissioning costs and issues related to the closing of the Maine Yankee nuclear generating plant; the actual costs of decommissioning the Maine Yankee plant; failure to resolve any significant aspect of the "Year 2000 problem"; electric utility industry restructuring, including the ongoing state and federal activities that will determine Central Maine's ability to recover its stranded costs and establish its revenue requirements and rate design as a transmission-and-distribution utility commencing March 1, 2000; the results of Central Maine's planned sale of its generating assets; Central Maine's ability to recover its costs resulting from the January 1998 ice storms that damaged its transmission and distribution system; future economic conditions; earnings-retention and dividend-payout policies; developments in the legislative, regulatory, and competitive environments in which CMP Group and Central Maine operate; CMP Group's investment in unregulated businesses; and other circumstances that could affect anticipated revenues and costs, such as unscheduled maintenance or repair requirements at nuclear plants and other facilities; and compliance with laws and regulations.

Formation of Holding Company

  General. CMP Group is a holding company organized effective September 1, 1998, which owns all of the common stock of Central Maine and the former non-utility subsidiaries of Central Maine. As part of the reorganization, all of the shares of Central Maine's common stock were converted into an equal number of shares of CMP Group common stock, which are listed on the New York Stock Exchange under the symbol CTP. The reorganization was approved by Central Maine's shareholders on May 21, 1998, and on various dates in 1998 by the appropriate state and federal regulatory agencies.

Results of Operations

                                    CMP
                                   Group             Central Maine
                                   -----             -------------
                                        (dollars in millions)
Net income (loss)
 Twelve months ended:
  December 31, 1998............... $52.9 $1.63/share     $54.8
  December 31, 1997...............   5.2 $0.16/share      13.4
                                   -----                 -----
  Increase........................ $47.7                 $41.4
Earnings (loss) applicable to
 common stock
 Twelve months ended:
  December 31, 1998...............   N/A                 $50.0     $1.56/share
  December 31, 1997...............   N/A                   5.2     $0.16/share
                                                         -----
  Increase........................                       $44.8

  The 1998 results benefited significantly from a net benefit of $25 million related to the expiration of a high-cost non-utility power contract; a $27.5 million decrease in purchased power capacity costs, chiefly due to the closing of the Maine Yankee nuclear plant and a $4 million decrease in fuel cost for Central Maine generation reflecting lower oil prices. In addition, the following major, non-operating, non-recurring events had a significant impact on earnings: 1) MaineCom, a subsidiary of CMP Group, sold its 40-percent interest in New England Fibre Communications. The sale resulted in a net after-tax gain of approximately $5.7 million or $0.18 per share. 2) Central Maine sold shares then owned directly in NEON, now a 38.5-percent-owned equity investment of MaineCom, as part of the initial public offering of NEON common stock. The net after-tax gain was approximately $1.9 million, or $0.06 per share. 3) Central Maine finalized the sale of transmission-line easements and land. The net after-tax gain of approximately $5.6 million resulted in increased earnings of approximately $0.17 per share.

  CMP Group electric operating revenue decreased by $15.4 million or 1.6 percent to $938.7 million in 1998, and decreased by $12.9 million or 1.3 percent in 1997 to $954.2. Lower sales volume due to the January ice storm, warmer weather, weaker sales to the pulp and paper industry, and the impact of the Asian economic crisis, were the major reasons for the decreased revenue in 1998. The major components of the change in electric operating revenue are as follows:

                                                                 1998    1997
                                                                ------  ------
   Revenue from Central Maine service-area kwh sales........... $(20.2) $ 17.9
   Revenues from non-territorial sales.........................    6.2   (27.1)
   Other operating revenue.....................................    4.5    (1.5)
   MEPCO fuel cost recovery....................................   (5.9)   (2.2)
                                                                ------  ------
                                                                $(15.4) $(12.9)
                                                                ======  ======

  Service Area Kwh Sales. Central Maine's service area sales of electricity totaled approximately 9.05 billion kilowatt-hours for the year ended December 31, 1998, down slightly from the 9.4 billion kilowatt-hour level of a year ago.

  Central Maine's service-area sales for the years 1998, 1997 and 1996 are shown in the following table:

                                            1998          1997          1996
                                        ------------  ------------  ------------
                                                %             %             %
                                         KWH  change   KWH  change   KWH  change
                                        ----- ------  ----- ------  ----- ------
                                             (Kilowatt-hours in millions)
   Residential......................... 2,761  (2.0)% 2,817  (0.4)% 2,829   1.0%
   Commercial.......................... 2,563   1.3   2,529   1.6   2,489   0.5
   Industrial.......................... 3,487  (7.8)  3,784   2.6   3,689   4.0
   Wholesale and lighting..............   242   6.1     228   5.3     217  58.9
                                        -----         -----         -----
   Total Service-Area Sales............ 9,053  (3.2)% 9,358   1.5%  9,224   2.9%
                                        =====         =====         =====

  The primary factors in the service-area kilowatt-hour sales overall decrease in 1998 were the reduction in residential sales due to warm winter temperatures, customer outages resulting from the January 1998 ice storm and lost sales in the paper industry within the industrial sector.

  The primary factors in the service-area kilowatt-hour sales increases in 1997 were the growth experienced by the paper mills and strong sales to other industrial sectors. Nearly half of that growth directly related to an expansion by a large industrial customer. The increase in 1996 was residential customers' taking advantage of Central Maine's water-heating programs, increased sales in the pulp and paper industry, and the addition of a wholesale customer.

  The average number of residential customers increased by 4,607 in 1998, 4,822 in 1997 and 5,157 in 1996, while average usage per residential customer declined 3.0 percent in 1998, 1.5 percent in 1997 and 0.15 percent in 1996.

  The 1998 increase in commercial sales reflects increased sales in the retail and service sectors, which rebounded strongly after the warm winter temperatures and the ice storm experienced early in 1998, due to the relatively healthy economy and a strong tourist season in Central Maine's service territory.

  Industrial sales levels are significantly affected by sales to the pulp-and-paper industry, which accounts for approximately 56 percent of industrial sales and approximately 22 percent of total service-area sales. Sales to the pulp-and-paper sector decreased by 14.4 percent in 1998, 0.8 percent in 1997 and increased by 3.7 percent in 1996. The decrease in 1998 was due primarily to the closing of two pulp and paper mills and the expiration of a buy-sell contract with a third paper mill. In addition, the weakness in Asian economies progressively impacted Maine's manufacturing sector in 1998, resulting in lower than expected kwh sales in the industrial sector. The decrease in 1997 was due primarily to the permanent shutdown of one of the paper mills in 1997. The increase in 1996 reflects special arrangements Central Maine has made with several paper companies to back down some of their self-generation and buy electricity from Central Maine at a discounted rate. Refer to "Alternative Rate Plan" and "Competition and Economic Development," below, and Note 4 to Consolidated Financial Statements, "Commitments and Contingencies--Competition," for additional information regarding Central Maine's actions to preserve its remaining large-industrial-customer base and other customer groups. Sales to all other industrial customers as a group increased 2.2 percent in 1998, 8.2 percent in 1997 and
4.5 percent in 1996.

Operating Expenses

  Central Maine's purchased power-energy expense decreased by $50 million in 1998. The decrease is due primarily to the buyout, restructuring, and expiration of contracts with non-utility generators. Central Maine's purchased power-capacity expense decreased $27.5 million in 1998 due primarily to the permanent shutdown of the Maine Yankee Plant in August 1997.

  Central Maine incurred additional expenses of $46.0 million in 1997 over 1996 to replace Maine Yankee energy and pay its share of capacity charges at the plant. In addition, shutdowns at Millstone Unit No. 3 and Connecticut Yankee Plants increased 1997 replacement-power cost by $5.0 million.

  CMP Group maintenance expense increased $7.1 million for the year ended December 31, 1998 compared to 1997. This increase was due primarily to Central Maine's operations personnel working in maintenance capacities as a result of the ice storm in the first quarter, and to subsequent cleanup efforts.

  Federal and state income taxes fluctuate with the level of pre-tax earnings and the regulatory treatment of taxes by the MPUC. This expense increased by $33.5 million in 1998 as compared to 1997, as a result of higher pre-tax earnings for the year ended December 31, 1998. The decrease of $23.9 million in 1997 from 1996 is a reflection of lower pre-tax earnings for the year ended December 31, 1997.

Other Income and Expense

  Equity in Earnings of Associated Companies for CMP Group decreased by $6.3 million for the year ended December 31, 1998, compared to 1997. The decrease is due primarily to losses recognized due to start-up costs of NEON. See "Expansion of Lines of Business" below for further discussion.

  CMP Group's gain on sale of investments and properties increased in 1998 by $22.5 million and by $12.9 million for Central Maine. The increase is due primarily to the following:

                                                         CMP Group Central Maine
                                                         --------- -------------
   Sale of New England Fibre by MaineCom................   $ 9.5       $ --
   Sale of stock in NEON................................     3.1         3.1
   Gas pipeline easement sales..........................     6.4         6.4
   Sale of land.........................................     3.6         3.6
   Other--miscellaneous.................................     (.1)        (.2)
                                                           -----       -----
                                                           $22.5       $12.9
                                                           =====       =====

  CMP Group Other Interest Expense increased by $0.7 million for the year 1998 as compared to 1997. The increase was due primarily to higher levels of borrowing on Central Maine's revolving credit facility to meet working capital needs.

  Other interest expense increased in 1997 over 1996 primarily due to additional interest incurred for tax audit settlements and amended returns interest.

  In July 1997, Central Maine redeemed $14 million of its 8 7/8% Series Preferred Stock at par, under the mandatory and optional sinking-fund provisions of that series. On July 1, 1998, Central Maine redeemed the final $7 million of its 8 7/8% Preferred Stock under the mandatory sinking-fund provision, reducing dividends in total by approximately $932 thousand for 1998 compared to 1997. On April 1, 1998 Central Maine redeemed all of its 7 7/8% Preferred Stock ($30 million), reducing dividends by approximately $1.8 million for the year ended December 31, 1998, compared to 1997. On June 8, 1998, $11.6 million of the outstanding 7.99% Preferred Stock was repurchased, further reducing dividends by approximately $697 thousand for the year ended December 31, 1998, compared to 1997.

Alternative Rate Plan

  On January 1, 1995, Central Maine's ARP was put into effect. Instead of rate changes based on the level of costs incurred and capital investments, the ARP provides for one annual adjustment of an inflation-based cap on each of Central Maine's rates, with no separate reconciliation and recovery of fuel and purchased-power costs. Under the ARP, the MPUC is continuing to regulate Central Maine's operations and prices, provide for continued recovery of deferred costs, and specify a range for its rate of return. The MPUC confirmed in its order approving the ARP that the ARP is intended to comply with the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation." As a result, Central Maine will continue to apply the provisions of SFAS No. 71 to its accounting transactions and its future financial statements. See Note 3, "Regulatory matters," of Notes to Consolidated Financial Statements--"Meeting the Requirements of SFAS No. 71," below.

  The ARP contains a mechanism that provides price-caps on Central Maine's retail rates to be adjusted annually on each July 1, commencing in 1995, by a percentage combining (1) a price index, (2) a productivity offset, (3) a sharing mechanism, and (4) flow-through items and mandated costs. The price cap applies to all of Central Maine's retail rates, and includes fuel and purchased power costs that previously had been treated separately. Under the ARP, fuel expense is no longer subject to reconciliation or specific rate recovery, but is subject to the annual indexed price-cap changes.

  A specified standard inflation index is the basis for each annual price-cap change. The inflation index is reduced by the sum of two productivity factors, a general productivity offset of 1.0%, and a second formula-based offset that started in 1996 and was intended to reflect the limited effect of inflation on Central Maine's purchased-power costs during the proposed five-year initial term of the ARP.

  The sharing mechanism may adjust the subsequent year's July price-cap change in the event Central Maine's earnings are outside a range of 350 basis points above or below Central Maine's allowed return on equity (starting at the 10.55% allowed return in 1995) and indexed annually for changes in capital costs. Outside that range, profits and losses could be shared equally by Central Maine and its customers in computing the price-cap adjustment. The ROE used for earnings sharing is scheduled to be increased to 11.5% effective with the July 1999 price change.

  The ARP also provides for partial flow-through to ratepayers of cost savings from non-utility generator contract buy-outs and restructuring, recovery of energy-management costs, and penalties for failure to attain customer-service and energy-efficiency targets. The ARP also generally defines mandated costs that would be recoverable by Central Maine notwithstanding the index-based price cap. To receive such treatment, the annual revenue requirement related to a mandated cost must exceed $3 million and have a disproportionate effect on Central Maine or the electric-power industry.

  On May 13, 1998, Central Maine submitted its 1998 ARP compliance filing to the MPUC. In keeping with its pledge of limiting increases to the inflation index, Central Maine voluntarily limited its request to 1.78%, which was the inflation rate for 1997 under the ARP. Central Maine also proposed a rate reduction of approximately ten percent contingent on the consummation of, and ratemaking associated with, Central Maine's planned sale of generating assets. The filing also reported information on the costs of restoring service to Central Maine's customers after the January 1998 ice storm, as required by the earlier MPUC order allowing Central Maine to defer those costs. Effective July 11, 1998, the MPUC approved a stipulated 1.33% increase. The amount of the increase remains subject to change, based on the outcome of the pending FERC proceeding related to the permanent shutdown of the Maine Yankee plant. Depending on FERC's decision, the price increase could increase or decrease, ranging from a ceiling of 1.78% to a floor of 0.22%. However, the Offer of Settlement pending before the FERC in Maine Yankee's rate case, which has been approved by the MPUC, provides that the 1998 ARP increase will not be adjusted.

  The components of the last three ARP price increases approved by the MPUC are as follows:

                                                            1998   1997   1996
                                                            -----  -----  -----
   Inflation Index.........................................  1.78%  2.12%  2.55%
   Productivity Offset..................................... (1.00) (1.00) (1.00)
   Qualifying Facility Offset..............................  (.29)  (.42)   --
   Earnings Sharing........................................  1.12    --     .32
   Flowthrough and Mandated Items..........................  (.28)   .40   (.61)
                                                            -----  -----  -----
                                                             1.33%  1.10%  1.26%
                                                            =====  =====  =====

Electric-Utility Industry Restructuring

  Stranded Costs. The enactment by Congress of the Energy Policy Act of 1992 accelerated planning by electric utilities, including Central Maine, for a transition to a more competitive industry. In Maine, legislation that will restructure the electric-utility industry by March 1, 2000, was enacted by the Maine Legislature in May 1997, and is discussed in detail under this heading below. Such a departure from traditional regulation, however, could have a substantial impact on the value of utility assets and on the ability of electric utilities to recover their costs through rates. In the absence of full recovery, utilities would find their above-market costs to be "stranded", or unrecoverable, in the new competitive setting.

  Central Maine has substantial exposure to cost stranding relative to its size. In general, its stranded costs reflect the excess costs of Central Maine's purchased-power obligations over the market value of the power, and the costs of deferred charges and other regulatory assets. The major portion of Central Maine's stranded costs is related to above-market costs of purchased-power obligations arising from Central Maine's long-term, noncancelable contracts for the purchase of capacity and energy from NUGs, with lesser estimated amounts related to Central Maine's deferred regulatory assets.

  There is a high degree of uncertainty that surrounds stranded-cost estimates, resulting from having to rely on projections and assumptions about future conditions, including, among others, estimates of the future market for power. Higher market rates lower stranded-cost exposure, while lower market rates increase it. In addition to market-related impacts, any estimate of the ultimate level of stranded costs depends on such factors as state and federal regulations, the extent, timing and form that competition for electric service will take, the ongoing level of Central Maine's costs of operations, regional and national economic conditions, growth of Central Maine's sales, the timing of any changes that may occur from state and federal initiatives on restructuring, and the extent to which regulatory policies and decisions address recovery of stranded costs, including the application of value from the sale of Central Maine's generating assets.

  The estimated market rate for power is based on anticipated regional market conditions and future costs of producing power. The present value of future purchased-power obligations and Central Maine's generating costs reflects the underlying costs of those sources of generation in place today, with reductions for contract expirations and continuing depreciation. Deferred regulatory-asset totals include the current uncollected balances and existing amortization schedules for purchased-power contract restructuring and buyouts negotiated by Central Maine to lessen the impact of these obligations, along with energy management costs, financing costs, and other regulatory commitments.

  Maine Restructuring Legislation. The 1997 Maine restructuring legislation requires the MPUC, when retail access to generation begins on March 1, 2000, to provide a "reasonable opportunity" to recover stranded costs through the rates of the transmission-and-distribution company, comparable to the utility's opportunity to recover stranded costs before the implementation of retail access under the legislation. Stranded costs are defined as the legitimate, verifiable and unmitigable costs made unrecoverable as a result of the restructuring required by the legislation and will be determined by the MPUC as provided in the legislation. The MPUC has been conducting separate adjudicatory proceedings to determine the stranded costs for each Maine utility, along with the corresponding revenue requirements and stranded-cost charges to be charged by each transmission-and-distribution utility. The first phase of the Central Maine proceeding was completed in early 1999 and is discussed under the heading "MPUC Proceeding on Stranded Costs, Revenue Requirements, and Rate Design," below.

  In addition, the legislation requires utilities to use all reasonable means to reduce their potential stranded costs and to maximize the value from generation assets and contracts. The MPUC must consider a utility's efforts to mitigate its stranded costs in determining the amount of the utility's stranded costs. Stranded costs and the related rates charged to customers will be prospectively adjusted as necessary to correct substantial inaccuracies in the year 2003 and at least every three years thereafter.

  The principal restructuring provisions of the legislation provide for customers to have direct retail access to generation services and for deregulation of competitive electric providers, commencing March 1, 2000, with transmission-and-distribution companies continuing to be regulated by the MPUC. By that date, subject to possible extensions of time granted by the MPUC to improve the sale value of generation assets, investor-owned utilities are required to divest all generation assets and generation-related business activities, with two major exceptions: (1) non-utility generator contracts with qualifying facilities and contracts with demand-side management or conservation providers, brokers or hosts, and (2) ownership interests in nuclear power plants. However, the MPUC can require Central Maine to divest its interest in Maine Yankee Atomic Power Company on or after January 1, 2009. As discussed below under "Agreement for Sale of Generating Assets," Central Maine has contracted to sell its non-nuclear generating assets and, after a favorable court decision, is proceeding toward completing the sale by April 7, 1999. The legislation also requires investor-owned utilities, after February 29, 2000, to sell their rights to the capacity and energy from all generation assets, including the purchased-power contracts that had not previously been divested pursuant to the legislation, with certain immaterial exceptions.

  Upon the commencement of retail access on March 1, 2000, Central Maine, as a transmission-and-distribution utility, will be prohibited from selling electric energy to retail customers. Any competitive electricity provider that is affiliated with Central Maine would be allowed to sell electricity outside Central Maine's service territory without limitation as to amount, but within Central Maine's service territory the affiliate would be limited to providing not more than 33 percent of the total kilowatt-hours sold within Central Maine's service territory, as determined by the MPUC. CMP Group does not now intend to engage in the sale of electric energy after March 1, 2000.

  Other features of the legislation include the following:

    (a) After the effective date of the legislation, if an entity purchases 10 percent or more of the stock of a distribution utility, including Central Maine, the purchasing entity and any related entity would be prohibited from selling generation service to any retail customer in Maine.

    (b) The legislation encourages the generation of electricity from renewable resources by requiring competitive providers, as a condition of licensing, to demonstrate to the MPUC that no less than 30 percent of their portfolios of supply sources for retail sales in Maine are accounted for by renewable resources.

    (c) The legislation requires the MPUC to ensure that standard-offer service is available to all consumers, but any competitive provider affiliated with Central Maine would be limited to providing such service for only up to 20 percent of the electric load in Central Maine's service territory.

    (d) Beginning March 1, 2002, or, by MPUC rule, as early as March 1, 2000, the providing of billing and metering services will be subject to competition.

    (e) A customer who significantly reduces or eliminates consumption of electricity due to self-generation, conversion to an alternative fuel, or demand-side management may not be assessed an exit fee or re-entry fee in any form for such reduction or elimination of consumption or for the re-establishment of service with a transmission-and-distribution utility.

    (f) Finally, the legislation provides for programs for low-income assistance, energy conservation research and development on renewable resources, assistance for utility employees laid off as a result of the legislation, and recovery of nuclear-plant decommissioning costs "[a]s required by federal law, rule or order", all funded through transmission-and-distribution utility rates and charges.

  Legislative bills that would amend certain provisions of the 1997 legislation have been submitted to the 1999 session of the Maine Legislature. CMP Group and Central Maine cannot predict whether any changes to the 1997 legislation will be enacted.

  MPUC Proceeding on Stranded Costs, Revenue Requirements, and Rate
Design. The MPUC has completed the first phase of the proceeding contemplated by Maine's restructuring legislation that will ultimately determine the recovery of Central Maine's stranded costs, its revenue requirements, and the design of its rates to be effective when Central Maine becomes a transmission-and-distribution utility at the time retail access to generation begins in Maine on March 1, 2000. On December 23, 1998, the MPUC Hearing Examiners in the proceeding issued their report, in the form of a recommended decision. Central Maine disagreed with a number of the individual recommendations in the stranded-costs and revenue-requirements areas and filed exceptions to those recommendations. The MPUC deliberated the recommendations on February 10 and 11, 1999, indicated disagreement with some of the recommendations, and issued its written order on March 19, 1999.

  The MPUC stressed in its order that it was deciding the "principles" by which it would set Central Maine's transmission-and-distribution rates, effective March 1, 2000, but was not calculating the rates themselves because such calculations at that time would rely excessively on estimates. The MPUC pointed out that it would hold a "Phase II" hearing to set the actual rates and determine the recoverable stranded costs after processing information expected to become available during 1999.

  With respect to stranded costs, the MPUC indicated that it would set the amount of recoverable stranded costs for Central Maine later in the proceeding pursuant to its mandate under the restructuring statute to provide transmission-and-distribution utilities a reasonable opportunity to recover such costs that is equivalent to the utility's opportunity to recover these costs prior to the commencement of retail access. The MPUC also reviewed the prescribed methodology for determining the amount of a utility's stranded costs, including among other factors the application of excess value from divested generation assets to offset stranded costs. At the beginning of the proceeding Central Maine had estimated its total stranded costs to be approximately $1.3 billion.

  In the area of revenue requirements, the Phase I order did not include definitive amounts, but did contain the MPUC's conclusions as to the appropriate cost of common equity for Central Maine as a transmission-and-distribution company beginning March 1, 2000. Central Maine had recommended a 12-percent cost of common equity with a 55-percent common equity component in the capital structure. The MPUC, after weighing conflicting recommendations, decided on a common-equity cost of 10.50 percent with a common-equity component of 47 percent, and an overall weighted-average cost of capital of
8.68 percent.

  In dealing with rate design, the MPUC limited itself in the first phase of the proceeding primarily to establishing principles that would guide it in designing Central Maine's rates to be effective March 1, 2000. The MPUC indicated that it would focus on (1) facilitating the transition to a competitive market for generation, and (2) implementing a "no-losers" policy, i.e., that the new rate design would cause no Central Maine customer's bill to increase on March 1, 2000. Applying the latter principle, the MPUC rejected a newly designed standby rate for self-generators proposed by Central Maine in favor of a design generally similar to Central Maine's current rate for the class. The MPUC stated that it planned to undertake a comprehensive rate design and alternative rate plan proceeding for Central Maine prior to March 1, 2002, when it could consider experience gained with the cost structures of other transmission-and-distribution utilities after the commencement of retail access to generation.

  The Phase I order resulted from an extended proceeding with many points of view represented and covers a wide variety of rate-related subjects. Definitive findings by the MPUC in a number of the subject areas await the second phase of the proceeding, which must be completed before March 1, 2000. CMP Group and Central Maine cannot predict the definitive amount of stranded costs the MPUC will determine that Central Maine will be entitled to recover pursuant to the mandate of the restructuring statute, or the revenue requirements and rate design that will result from Phase II of the MPUC proceeding.

Agreement for Sale of Generation Assets

  On January 6, 1998, Central Maine announced that it had reached agreement to sell all of its hydro, fossil and biomass power plants with a combined generating capacity of 1,185 megawatts for $846 million in cash, including approximately $18 million for assets of Union Water, to Florida-based FPL Group. The related book value for these assets was approximately $218.9 million at December 31, 1998. In addition, as part of its agreement with FPL Group, Central Maine entered into energy buy-back agreements to assist in fulfilling its obligation to supply its customers with power until March 1, 2000. Subsequently, an agreement was reached to sell related storage facilities to FPL Group for an additional $3.6 million ($1.5 million for the assets and $2.1 million for lease revenue associated with the properties that CMP will retain), including $1.15 million for Union Water assets. The related book value of these assets was approximately $11.9 million at December 31, 1998.

  Central Maine's interests in the power entitlements from approximately 50 power-purchase agreements with non-utility generators representing approximately 488 megawatts, its 2.5-percent interest in the Millstone Unit No. 3 nuclear generating unit in Waterford, Connecticut, its 3.59-percent interest in the output of the Vermont Yankee nuclear generating plant in Vernon, Vermont, and its entitlement in the NEPOOL Phase II interconnection with Hydro-Quebec all attracted insufficient interest to be included in the pending sale. Central Maine will continue to seek buyers for those assets. Central Maine did not offer for sale its interests in the Maine Yankee (Wiscasset, Maine), Connecticut Yankee (Haddam, Connecticut) and Yankee Atomic (Rowe, Massachusetts) nuclear generating plants, all of which are in the process of being decommissioned.

  Substantially all of the generating assets included in the sale are subject to the lien of Central Maine's General and Refunding Mortgage Indenture dated as of April 15, 1976 (the "Indenture"). Therefore, substantially all of the proceeds from sale must be deposited initially with the trustee under the Indenture at the closing of the sale to free the generating assets from the lien of the Indenture. Central Maine plans to use some of the proceeds on deposit with the trustee to redeem or repurchase bonds under the terms of the Indenture, and may discharge the Indenture. In addition, the proceeds could provide the flexibility to redeem or repurchase outstanding equity securities. Central Maine must also provide for payment of applicable taxes resulting from the sale. The manner and timing of the ultimate application of the sale proceeds after closing are in any event subject to various factors, including Indenture provisions, regulatory requirements, market conditions and terms of outstanding securities.

  On November 17, 1998, FPL Group announced that its subsidiary, FPL Energy Maine, Inc. ("FPL Energy") had filed a civil action in the United States District Court for the Southern District of New York requesting a declaratory judgment that Central Maine could not meet essential terms of the January agreement. FPL Group asserted that based on October 1998 FERC rulings on transmission access, as well as other issues, it believed that Central Maine could not comply with the conditions in the purchase contract and that FPL Energy should not be bound to complete the transaction.

  FPL Energy contended in its complaint that the FERC rulings (1) constituted a material adverse effect under the purchase agreement and substantially lessened the value of Central Maine's generating assets, and (2) precluded Central Maine from obtaining all federal, state and local consents and approvals required for the ownership, operation and maintenance of the generating assets in a manner substantially consistent with Central Maine's historical ownership, operation, and maintenance thereof, as required by the purchase agreement. In addition, FPL Energy asserted that the FERC rulings limited the ability of the prospective buyer to get power from the Central Maine generating assets to market unconstrained by transmission limitations resulting from new generators being added to the NEPOOL system, and therefore, based on the doctrine of frustration of purpose, FPL Energy should be "excused without further obligation or liability from effecting the purchase of [Central

Maine's] generating assets." Central Maine, FPL Energy, NEPOOL, and other parties interested in New England transmission-access issues requested rehearing of the FERC rulings.

  On November 23, 1998, the MPUC granted its approval of the sale to FPL Energy of the generating assets contemplated by the purchase agreement, finding the sale to be in the public interest. The MPUC also made the findings required as a prerequisite to a FERC designation of the generating facilities as "exempt wholesale generators," which had been requested by FPL Energy.

  On November 24, 1998, the FERC approved the sale of the Central Maine generating assets to FPL Energy, after making the required finding that the sale was consistent with the public interest, and accepted certain implementing agreements for filing. In discussing an issue raised by an intervenor the FERC stated that by purchasing the generating assets FPL Energy would be "stepping into the shoes of Central Maine" with respect to access to the Central Maine and NEPOOL transmission system, but did not disturb the earlier transmission-access rulings. The FERC granted its approval of the transfer of hydroelectric and water storage licenses on December 28, 1998, and the approval by FERC of exempt-wholesale-generator status for the generating facilities, was granted on February 24, 1999.

  On March 11, 1999, the hearing on FPL Energy's request for a declaratory judgment was held in the United States District Court for the Southern District of New York. On the same day the presiding judge ruled that FPL Energy was not entitled to the declaratory judgment and entered judgment for Central Maine and its affiliated defendants on all counts of the complaint. Thereafter on that day FPL Energy announced that it would not appeal the decision, but would proceed to a closing of the sale on or before April 7, 1999, as required by the sale agreement, and the parties are preparing for the closing.

Expansion of Lines of Business

  General. CMP Group is also preparing for competition by expanding its business opportunities through investments that capitalize on core competencies. MaineCom Services is a subsidiary that arranges, through other investments fiber-optic data service for bulk carriers, offering support for cable television or "super-cellular" personal communication vendors, and providing other telecommunications consulting services. TeleSmart is a wholly-owned accounts receivable management subsidiary. Another wholly-owned subsidiary, CNEX, formerly CMP International Consultants, provides utility consulting (domestic and international) and research. The wholly-owned Union Water Power Company provides management of rivers and recreational facilities, locating of underground utility facilities and infrared photography, real estate brokerage and management, modular housing, engineering and environmental services, integrated energy solutions, and utility construction services. Union Water's operating divisions include On Target Utility Services, UnionLand Services, Maine HomeCrafters, E/PRO, and Combined Energies(TM). These subsidiaries often utilize skills of former Central Maine employees and regularly compete for business with other companies.

  Natural Gas Distribution. CMP Group and Energy East, through subsidiaries, have entered into a joint-venture agreement to pursue opportunities to distribute natural gas at retail in many Maine communities that are not currently served with that fuel. They would offer natural-gas service in several areas of Maine, primarily the Augusta, Bangor, Bath-Brunswick, Bethel, Windham and Waterville areas, none of which currently has a natural-gas distribution system in place. The gas would be drawn from two new gas-pipeline projects now under development by unrelated parties that would carry Canadian gas through Maine and into the regional energy market using substantial portions of electric transmission-line corridors owned by Central Maine and MEPCO. On July 24, 1998, the MPUC authorized the joint venture to serve the areas it had applied to serve. The new company (now "CMP Natural Gas, L.L.C.", equally owned by subsidiaries of CMP Group and Energy East) would face competition from a new gas utility affiliated with Bangor Hydro-Electric Company in the Bangor area, and in the Bath-Brunswick area, from an existing gas utility, Northern Utilities, Inc., which has been serving other areas of Maine, including the Portland and Lewiston-Auburn areas. CMP Group's level of investment is dependent on the overall economic feasibility of natural gas as a competitive energy option in Maine, a sufficient expression of customer interest in gas service from CMP Natural Gas, and the prospects for achieving an acceptable return on investment.

  Fiber Optic Network. CMP Group, through its wholly-owned subsidiary MaineCom Services, owns 38.5 percent of the common stock of Northeast Optic Network, Inc. ("NEON"), which is a facilities-based provider of technologically advanced, high-bandwidth, fiber optic transmission capacity for communications carriers on local loop, inter-city and interstate facilities. NEON is currently expanding its fiber optic network to encompass over 1,000 fiber optic cable route miles, or more than 65,000 fiber strand miles, in New England and New York, utilizing primarily electric-utility rights-of-way, including some of Central Maine's in Maine and some owned by other electric utilities including Northeast Utilities, another substantial minority stockholder, in Connecticut, Massachusetts and New Hampshire. As of December 31, 1998, NEON had completed construction of approximately 600 route miles, or 49,000 fiber miles, of its planned system and is currently engineering, constructing, or acquiring additional routes with a goal of creating a continuous fiber optic link between New York City and Portland, Maine, with access into and around Boston and numerous other major service areas in the Northeast.

  On August 5, 1998, NEON completed initial public offerings of $48.0 million of common stock and $180.0 million of senior notes, and Central Maine, as part of the common-stock offering, sold some of the shares in NEON it then owned for proceeds of approximately $3.1 million. In addition, with some of the proceeds of the offering NEON repaid approximately $18 million Central Maine had advanced under an earlier construction loan agreement. CMP Group believes there is a growing need for such a fiber optic network in the Northeast and that NEON's outside financing will provide substantial assistance in completing construction of the network, but cannot predict the results of this venture. The common stock of NEON is listed on the Nasdaq Stock Market's National Market under the symbol "NOPT".

Permanent Shutdown of Maine Yankee Plant

  On August 6, 1997, the Board of Directors of Maine Yankee voted to permanently cease power operations at its nuclear generating plant at Wiscasset, Maine (the "Plant") and to begin decommissioning the Plant. As reported in detail in Central Maine's Annual Report on Form 10-K for the year ended December 31, 1997, the Plant had experienced a number of operational and regulatory problems and did not operate after December 6, 1996. The decision to close the Plant permanently was based on an economic analysis of the costs, risks and uncertainties associated with operating the Plant compared to those associated with closing and decommissioning it. The Plant's operating license from the NRC was scheduled to expire on October 21, 2008.

  FERC Rate Case. On November 6, 1997, Maine Yankee submitted to FERC for filing certain amendments to the Power Contracts (the "Amendatory Agreements") and revised rates to reflect the decision to shut down the Plant and to request approval of an increase in the decommissioning component of its formula rates. Maine Yankee's submittal also requested certain other rate changes, including recovery of unamortized investment (including fuel) and certain changes to its billing formula, consistent with the non-operating status of the Plant. By Order dated January 14, 1998, the FERC accepted Maine Yankee's new rates for filing, subject to refund after a minimum suspension period, and set Maine Yankee's Amendatory Agreements, rates and issues concerning the prudence of the Plant-shutdown decision for hearing.

  By Complaint dated December 9, 1997, the Maine Office of the Public Advocate ("OPA") sought a FERC investigation of Maine Yankee's actions leading to the decision to shut down the Plant, including actions associated with the management and operation of Maine Yankee since 1993. The MPUC had initiated an investigation in Maine earlier, raising generally similar issues. By decision dated May 4, 1998, the FERC consolidated the OPA Complaint with the comprehensive rate proceeding. In addition, 28 municipal and cooperative utilities that had purchased in the aggregate approximately 6.2 percent of the output of the Plant from Maine Yankee's sponsors (the "Secondary Purchasers") intervened in the FERC proceeding, raising similar prudence issues and other issues specific to their status as indirect purchasers from Maine Yankee.

  In support of its request for an increase in decommissioning collections, Maine Yankee submitted with its initial FERC filing a 1997 decommissioning cost study performed by TLG Services, Inc. ("TLG"). During 1998, Maine Yankee engaged in an extensive competitive bid process to engage a Decommissioning Operations Contractor ("DOC") to perform certain major decontamination and dismantlement activities at the Plant on a fixed-price, turnkey basis. As a result of that process, a consortium headed by Stone & Webster Engineering Corporation ("Stone & Webster") was selected to perform such activities under a fixed-price contract. The contract provides for, among other undertakings, construction of an independent spent fuel storage installation ("ISFSI") and completion of major decommissioning activities and site restoration by the end of 2004. The DOC process resulted in fixing certain costs that had been estimated in the earlier decommissioning cost estimate performed by TLG.

  Since the filing of the rate request, Maine Yankee and the active intervenors, including among others the MPUC Staff, the OPA, Central Maine and other owners, the Secondary Purchasers, and a Maine environmental group (the "Settling Parties"), engaged in extensive discovery and negotiations. Those parties participated in settlement discussions that resulted in an Offer of Settlement filed by those parties with the FERC on January 19, 1999. On February 8, 1999, the FERC Trial Staff recommended that the presiding judge certify the settlement to the FERC and that the FERC approve it. Upon approval by the FERC, the settlement would constitute a full settlement of all issues raised in the consolidated FERC proceeding, including decommissioning-cost issues and issues pertaining to the prudence of the management, operation, and decision to permanently cease operation of the Plant. A separately negotiated settlement filed with the FERC on February 5, 1999, would resolve the issues raised by the Secondary Purchasers by limiting the amounts they will pay for decommissioning the Plant and by settling other points of contention affecting individual Secondary Purchasers. On February 24, 1999, the FERC Trial Staff recommended certification and approval of the settlement with the Secondary Purchasers. On March 10, 1999, the presiding judge certified to the FERC that both Offers of Settlement were uncontested and joined in the Trial Staff's comments that both were "fair, reasonable and in the public interest."

  The Offer of Settlement provides for Maine Yankee to collect $33.6 million in the aggregate annually, effective January 15, 1998, consisting of (1) $26.8 million for estimated decommissioning costs, and (2) $6.8 million for ISFSI-related costs. The original filing with FERC on November 6, 1997, called for an aggregate annual collection rate of $36.4 million for decommissioning and the ISFSI, based on the TLG estimate. Under the settlement the amount collected annually could be reduced to approximately $26 million if Maine Yankee is able to (1) use for construction of the ISFSI funds held in trust under Maine law for spent-fuel disposal, and (2) access approximately $6.8 million being held by the State of Maine for eventual payment to the State of Texas pursuant to a compact for low-level nuclear waste disposal, the future of which is now in question after rejection of the selected disposal site in west Texas by a Texas regulatory agency. Both would require authorizing legislation in Maine, which Maine Yankee is committed to use its best efforts to obtain.

  The Offer of Settlement also provides for recovery of all unamortized investment (including fuel) in the Plant, together with a return on equity of
6.50 percent, effective January 15, 1998, on equity balances up to maximum allowed equity amounts. The Settling Parties also agreed in the proposed settlement not to contest the effectiveness of the Amendatory Agreements submitted to FERC as part of the original filing, subject to certain limitations including the right to challenge any accelerated recovery of unamortized investment under the terms of the Amendatory Agreements after a required informational filing with the FERC by Maine Yankee. In addition, the settlement contains incentives for Maine Yankee to achieve further savings in its decommissioning and ISFSI-related costs and resolves issues concerning restoration and future use of the Plant site and environmental matters of concern to certain of the intervenors in the proceeding.

  As a separate part of the Offer of Settlement, Central Maine, the other two Maine utilities which own interests in Maine Yankee, the MPUC Staff, and the OPA entered into a further agreement resolving retail rate issues and other issues specific to the Maine parties, including those that had been raised concerning the prudence of the operation and shutdown of the Plant (the "Maine Agreement"). Under the Maine Agreement Central Maine would continue to recover its Maine Yankee costs in accordance with its most recent ARP order from the MPUC without any adjustment reflecting the outcome of the FERC proceeding. To the extent that Central Maine has collected from its retail customers a return on equity in excess of the
6.50 percent contemplated by the Offer of Settlement, no refunds would be required, but such excess amounts would be credited to the customers to the extent required by the ARP.

  The final major provision of the Maine Agreement requires the Maine owners, for the period from March 1, 2000, through December 1, 2004, to hold their Maine retail ratepayers harmless from the amounts by which the replacement power costs for Maine Yankee exceed the replacement power costs assumed in the report to the Maine Yankee Board of Directors that served as a basis for the Plant shutdown decision, up to a maximum cumulative amount of $41 million. Central Maine's share of that amount would be $31.16 million for the period. The Maine Agreement, which was approved by the MPUC on December 22, 1998, also sets forth the methodology for calculating such replacement power costs.

  CMP Group and Central Maine believe that the Offer of Settlement, including the Maine Agreement, constitutes a reasonable resolution of the issues raised in the Maine Yankee FERC proceeding, and that approval of the Offer of Settlement by the FERC would eliminate significant uncertainties concerning CMP Group's and Central Maine's future financial performance. Although all of the active parties to the proceeding, including the FERC Trial Staff, support or, with respect to certain individual provisions, do not oppose, the Offer of Settlement, CMP Group and Central Maine cannot predict with certainty whether or in what form it will be approved by the FERC.

  Other Maine Yankee Shareholders. Periodically-higher nuclear-related costs have affected the financial condition of other stockholders of Maine Yankee in varying degrees. A default by a Maine Yankee stockholder in making payments under its Power Contract or Capital Funds Agreement could have a material adverse effect on Maine Yankee, depending on the magnitude of the default. CMP Group and Central Maine cannot predict, however, what effect, if any, the financial and regulatory difficulties experienced by some Maine Yankee stockholders might have on Maine Yankee or Central Maine.

Interests in Other Nuclear Plants

  In December 1996, the Board of Directors of Connecticut Yankee Atomic Power Company voted to permanently shut down and decommission the Connecticut Yankee plant for economic reasons. The plant did not operate after July 22, 1996. Central Maine estimates its share of the cost of Connecticut Yankee's continued compliance with regulatory requirements, recovery of its plant investment, decommissioning and closing the plant to be approximately $29.9 million and has recorded a corresponding regulatory asset and liability on the consolidated balance sheet. Central Maine is currently recovering through rates an amount adequate to recover these expenses. Issues relating to Connecticut Yankee's decommissioning rates, as well as the prudence of operating that plant and the decision to cease operations, remain pending before the FERC.

  In 1993 the FERC approved a settlement agreement regarding recovery of decommissioning costs and plant investment, and all issues with respect to the prudence of the decision to discontinue operation of the Yankee Atomic plant. Central Maine estimates its remaining share of the cost of Yankee Atomic's continued compliance with regulatory requirements, recovery of its plant investment, decommissioning and closing the plant, to be approximately $7.8 million. This estimate has been recorded by Central Maine as a corresponding regulatory asset and liability on Central Maine's balance sheet. Central Maine's current share of costs related to the shutdown of Yankee Atomic is being recovered through rates.

  The Vermont Yankee plant is an operating unit. Its NRC operating license is scheduled to expire in the year 2012.

  Pursuant to a joint ownership agreement, Central Maine has a 2.5 percent direct ownership interest in the Millstone 3 nuclear unit in Waterford, Connecticut, which is operated by Northeast Utilities. This facility was off-line from March 31, 1996, to July 1998, due to NRC concerns regarding license requirements.

  On August 7, 1997, Central Maine and other minority owners of Millstone Unit No. 3 filed suit in Massachusetts Superior Court against Northeast Utilities and its trustees, and initiated an arbitration claim against two of its subsidiaries, alleging mismanagement of the unit by the defendants. The minority owners are seeking to recover their additional costs resulting from such mismanagement, including their replacement power costs. Since August 1997 the parties have been engaged in resolving preliminary issues and in extensive pre-hearing discovery on a schedule calling for an arbitration hearing in the fall of 1999. Central Maine cannot predict the outcome of the litigation and arbitration or whether the current schedule will be maintained.

  Central Maine is obligated to pay its proportionate share of the operating expenses, including depreciation and a return on invested capital, of each of the Yankee Companies referred to above for periods expiring at various dates to 2012. Pursuant to the joint ownership agreement for Millstone 3, Central Maine is similarly obligated to pay its proportionate share of the operating costs of Millstone 3. Central Maine is also required to pay its share of the estimated decommissioning costs of each of the Yankee Companies and Millstone
3. The estimated decommissioning costs are paid as a cost of energy in the amounts allowed in rates by the FERC.

Non-Utility Generators

  In accordance with prior MPUC policy and the ARP, $99 million of power-purchase contract buy-out or restructuring costs incurred since January 1992 are included in Deferred Charges and Other Assets on Central Maine's balance sheet and will be amortized over their respective fuel savings periods. Central Maine has restructured 43 contracts representing 389 megawatts of capacity that should result in approximately $231 million in fuel savings over the next five years.

  During 1998 Central Maine purchased or restructured two power-purchase contracts which it expects will result in savings to its customers the equivalent of approximately $40.5 million in net present value.

  On February 12, 1999, Central Maine restructured a power-purchase contract with a NUG in Livermore, Maine, which it expects will save its customers the equivalent of $20.4 million in net present value.

  On December 31, 1998, two contracts with NUGs from which Central Maine was obligated to purchase electricity at substantially above-market prices expired. As a result, Central Maine expects to reduce power purchases by approximately $2.7 million.

Open-Access Transmission Service Ruling

  On April 24, 1996, the FERC issued Order No. 888, which requires all public utilities that own, control or operate facilities used for transmitting electric energy in interstate commerce to file open access non-discriminatory transmission tariffs that offer both load-based, network and contract-based, point-to-point service, including ancillary service to eligible customers containing minimum terms and conditions of non-discriminatory service. This service must be comparable to the service they provide themselves at the wholesale level; in fact, these utilities must themselves take the wholesale transmission service they provide under the filed tariffs. The order also permits public utilities and transmitting utilities the opportunity to recover legitimate, prudent and verifiable wholesale stranded costs associated with providing open access and certain other transmission services. It further requires public utilities to functionally separate transmission from generation marketing functions and communications. The intent of this order is to promote the transition of the electric utility industry to open competition. Order No. 888 also clarifies federal and state jurisdiction over transmission in interstate commerce and local distribution and provides for deference of certain issues to state recommendations. The FERC subsequently issued Orders No. 888-A and 888-B which generally reaffirm Order No. 888 and clarify certain terms.

  On July 9, 1996, Central Maine and MEPCO submitted compliance filings to meet the new pro-forma tariff non-price minimum terms and conditions of non-discriminatory transmission service and since then have made additional filings revising their tariffs in response to subsequent FERC and NEPOOL Orders. Central Maine and MEPCO have been transmitting energy pursuant to their filed tariffs, subject to refund.

  On April 24, 1996, the FERC also issued Order No. 889, which requires public utilities to functionally separate their wholesale power marketing and transmission operation functions and to obtain information about their transmission system for their own wholesale power transactions in the same way their competitors do through the Open Access Same-time Information System ("OASIS"). The rule also prescribed standards of conduct and protocols for obtaining the information. The standards of conduct are designed to prevent employees of a public utility engaged in marketing functions from obtaining preferential information. In 1998, both Central Maine and MEPCO submitted standards of conduct filings that further clarified the separation of the wholesale power marketing and transmission operations functions. The NEPOOL Agreement and open-access transmission tariff have been revised to reflect the new regulatory requirements and are pending FERC approval.

Competition and Economic Development

  Central Maine faces competition in several aspects of its traditional business and anticipates that competition will continue to put pressure on both sales and the prices Central Maine can charge for its product. Alternative fuels and modifications to regulations that in the past had restricted competition from suppliers outside of Central Maine's service territory have expanded customers' energy options, even before the commencement of retail competition on March 1, 2000. As a result, Central Maine continues to pursue retention of its customer base. This increasingly competitive environment has resulted in Central Maine's entering into arrangements with its wholesale customers, as well as with certain industrial, commercial, and residential customers, to provide their energy needs at prices and margins lower than the current averages.

  Pursuant to the pricing-flexibility provisions of the ARP, Central Maine offers special prices for high-use residential customers and for industrial and commercial customers with the capacity to change fuel sources. Economic-Development price contracts and the Maine-Made Incentive Program support Central Maine's business-development initiatives. In 1994, the Company lowered tariffs for its large general-service customers and executed separate five-year definitive agreements with 18 individual customers providing additional reductions. Approximately 44 percent of annual service area kilowatt-hour sales and 31 percent of annual revenues are covered under special tariffs allowed under the pricing flexibility provisions of the ARP. These reductions in rates were offered to customers after consideration of associated NUG cost reductions, savings from further NUG consolidations and other general cost reductions.

"Year 2000" Computer Issues

  The "Year 2000 problem" arose because many existing computer programs use only the last two digits to refer to a year. Therefore those computer programs do not properly recognize a year that begins with "20" instead of the familiar "19". If not corrected, many computer applications could fail or create erroneous results, with potentially serious and widespread adverse consequences.

  CMP Group, through Central Maine, began its Year 2000 problem remediation efforts in 1996, and since that time has developed a broad-based and comprehensive project plan for addressing Year 2000 issues. The plan includes both Information Technology ("IT") and non-IT systems, addresses both centralized and distributed systems, and encompasses systems critical to the generation, transmission, and distribution of electric energy as well as the traditional business systems necessary to the CMP Group System.

  As planned, by the end of 1998 CMP Group had completed much of the work associated with Year 2000 readiness for IT infrastructure and centralized business systems. The remaining work in those areas is scheduled to be completed during the first six months of 1999. All vendors associated with this remaining work have indicated availability of products and services that CMP Group believes should permit CMP Group to be Year 2000 ready by June 1999.

  CMP Group's target completion date for Year 2000 power generation and delivery systems is also June 1999, consistent with the DOE's published request in May 1998 and the overall electric-utility industry guidelines prepared by the North American Electric Reliability Council ("NERC"). CMP Group has contracted with the appropriate vendors to complete critical generation control system remediation work by June 1999, and believes it is on schedule to meet this target.

  In addition to the internal Year 2000 readiness activities discussed above, CMP Group is actively participating in a joint ISO/NEPOOL initiative designed to assess, and assure, power reliability within the NEPOOL area. This initiative encompasses all participants, including Central Maine, within the New England area.

  CMP Group also has an active program in place to identify and address issues associated with third-party providers. The program addresses business relationships with all third-party providers, but focuses on those suppliers deemed critical to CMP Group's business. At this time CMP Group has no indication that any third-party with which CMP Group has a material relationship is expecting a Year 2000-related business interruption. CMP Group will continue to monitor and assess its third-party relationships.

  CMP Group estimates it will incur approximately $4.0 million of costs associated with making the necessary modifications identified to date to both the centralized and non-centralized systems. As of December 31, 1998, approximately $3.4 million of such costs has been incurred.

  CMP Group recognizes that failure to correct problems associated with Year 2000 issues has the potential to result in material operational and financial risks if the affected systems either cease to function or produce erroneous results. Such risks could include inability to operate fossil and/or hydro generating facilities, disruptions in the operation of Central Maine's transmission and distribution systems, an inability to access interconnections with other utilities, and disruptions to Central Maine's major business systems (customer information and service, administrative, financial).

  Central Maine believes, however, that the most likely worst case scenario resulting from these risks would be a temporary, and short-term, disruption of electric service. This could occur either as a failure on the part of Central Maine to successfully address all critical Year 2000 issues, as a failure on the part of a critical third-party provider, or as a failure on the part of other entities, including ISO-New England, to successfully maintain the short-term reliability of power supply and delivery on a regional basis. Central Maine does not expect that any such short-term service disruption would have a material impact on its operations, liquidity, or financial condition.

  In order to minimize these risks, and the potential recovery time, from Year 2000 problems, CMP Group is actively involved in contingency planning. Although CMP Group has extensive knowledge and specific experience in disaster/recovery planning and execution, CMP Group recognizes the importance of Year 2000 specific contingency planning. Accordingly, Central Maine is participating in the integrated contingency planning effort headed by the North American Electric Reliability Council, and the Northeast Power Coordinating Council. Further, Central Maine will be developing comprehensive Year 2000 specific contingency plans for its own independent operations.

  CMP Group believes its plans are adequate to attain Year 2000 readiness, and that the contingency plans currently under development both internally and at a regional level should substantially mitigate the risks discussed above.

Liquidity and Capital Resources

  Increases in Central Maine's retail rates are limited by Central Maine's ARP. For a discussion of the ARP, including a 1.33-percent rate increase effective July 11, 1998, and a proposed rate reduction contingent on the consummation of Central Maine's planned sale of generating assets in 1999, see
Note 3, "Regulatory Matters"--"Alternative Rate Plan."

  Approximately $158.3 million and $159.8 million of cash was provided during the year ended December 31, 1998 for CMP Group and Central Maine, respectively, from net income before non-cash items, primarily depreciation, amortization and deferred income taxes. During that period approximately $66.8 million and $73.5 million of cash was used for fluctuations in certain assets and liabilities and from other operating activities for CMP Group and Central Maine, respectively.

  Included in net income is $19.1 million for CMP Group and $9.5 million for Central Maine representing gains associated with the sale of investments and properties.

  Investing activities, primarily construction expenditures, utilized $17.4 million in cash during 1998 for generation, transmission, distribution, and general construction expenditures for CMP Group and $9.1 for Central Maine. In order to accommodate existing and future loads on its electric system Central Maine, CMP Group's major subsidiary, is engaged in a continuing construction program. Central Maine's plans for improvements and expansions, its load forecast and its power-supply sources are under a process of continuing review. Actual construction expenditures depend upon the availability of capital and other resources, load forecasts, the timing of its divestiture of its generating assets, customer growth and general business conditions. The ultimate nature, timing and amount of financing for Central Maine's total construction programs, refinancing and energy-management capital requirements will be determined in light of market conditions, earnings and other relevant factors.

  CMP Group received proceeds of approximately $21.3 million from the sale of investments and properties. In addition, Central Maine received approximately $20.1 million resulting from the sale of four subsidiaries to CMP Group.

  During 1998 CMP Group paid dividends on common stock of $28.9 million, while preferred-stock dividends, paid by Central Maine, utilized $6.7 million of cash. In addition, Central Maine reacquired 1.2 million shares of stock from CMP Group for $19 million following the holding company formation.

  Central Maine's Articles of Incorporation limit certain unsecured indebtedness that may be outstanding to 20% of capitalization, as defined without the consent of the holders of Central Maine's preferred stock; 20% of defined capitalization amounted to $143 million as of December 31, 1998. Unsecured indebtedness, as defined, amounted to $131 million as of December 31, 1998. Central Maine's $500 million medium-term note program, having received the consent of Central Maine's preferred stockholders in May 1997, is not included in "unsecured indebtedness" for purposes of the 20-percent limitation.

  At the annual meeting of the stockholders of Central Maine on May 15, 1997, the holders of Central Maine's outstanding preferred stock consented to the issuance of $350 million in principal amount of Central Maine's medium-term notes in addition to the $150 million in principal amount to which they had previously consented. This expansion of the medium-term note program was implemented to increase Central Maine's financing flexibility in anticipation of restructuring and increased competition.

  During 1998 Central Maine issued $312 million principal amount of its medium-term notes and paid $18 million at maturity, making a total of $337 of medium-term notes outstanding at December 31, 1998 of which $10 million was short-term. During the year Central Maine redeemed, repurchased or paid at maturity the following General and Refunding Mortgage Bonds (stated in principal amounts) and Dividend Series Preferred Stock (in par value), a total of $351 million:

  March 30      Series R Bonds, 7 7/8% ($50 million)

  March 30      Series N Bonds, 8.50% ($11 million)

  April 1       Preferred Stock, 7 7/8% Series ($30 million)

  April 15      Series U Bonds, 7.54% ($25 million)

  June 8        Preferred Stock, 7.99% Series ($11.6 million)

  June 15       Series P Bonds, 7.66% ($31.3 million)

  July 1        Preferred Stock, 8 7/8% Series ($7 million)

  August 15     Series S Bonds, 6.03% ($60 million)

  November 1    Series T Bonds, 6.25% ($75 million)

  December 31   Series O Bonds, 7 3/8% ($50 million)

  For further details on the financing activities of Central Maine and CMP Group during 1998, see Item 8, "Notes to Consolidated Financial Statements"--
Note 10, "Capitalization and Interim Financing," below.

  To support its short-term capital requirements, in October 1996, Central Maine entered into a $125 million Credit Agreement with several banks, with BankBoston, N.A., and The Bank of New York acting as agents for the lenders. The arrangement originally had two credit facilities: a $75 million, 364-day revolving credit facility and a $50-million, 3-year revolving credit facility. Effective December 15, 1998, the banks' commitments under the 364-day facility were reduced from $75 million to $25 million by agreement of the parties, and other provisions were amended to reflect the reorganization of Central Maine into a holding-company structure and recognize other changed circumstances. Both credit facilities require annual fees on the total credit lines. The fees are based on Central Maine's credit ratings and allow for various borrowing options including LIBOR-priced, base-rate-priced and competitive-bid-priced loans. Access to commercial paper markets has been substantially precluded based upon Central Maine's past credit ratings. The amount of outstanding short-term borrowing will fluctuate with day-to-day operational needs, the timing of long-term financing, and market conditions. Central Maine had $55 million in outstanding notes as of December 31, 1998 under the credit facilities.

  On August 5, 1998, the MPUC approved Central Maine's application to purchase up to 11 million shares of its outstanding common stock over a three-year period, with a limitation of three million shares that may be repurchased prior to the closing of the sale of Central Maine's generating assets. The amount of any stock purchases and their timing by Central Maine or CMP Group will depend on the need for equity in the respective Company's capital structure, investment opportunities and other considerations. Neither Central Maine nor CMP Group has adopted a formal stock-purchase plan.

Environmental Matters

  CMP Group and its subsidiaries assess compliance with laws and regulations related to hazardous substance remediation on an ongoing basis. At December 31, 1998, Central Maine had an accrued liability of $1.9 million for remediation costs at various sites. The costs at identified sites may be significantly higher if, among other things, other potentially responsible parties are not financially able to contribute to these costs or identified possible outcomes change. See Note 4, "Commitments and Contingencies."--"Legal and Environmental Matters" for further discussion of this matter.

Storm Damage Central Maine's System

  On January 7 through 9, 1998, an ice storm of unprecedented breadth and severity struck Central Maine's service territory, causing power outages for approximately 280,000 of Central Maine's 528,000 customers, and substantial widespread damage to Central Maine's transmission and distribution system. To restore its electrical system, Central Maine supplemented its own crews with utility and tree-service crews from throughout the northeastern United States and the Canadian maritime provinces, with assistance from the Maine national guard. Central Maine's incremental non-capital costs of the repair effort were $50.7 million, most of which is labor-related. In addition, approximately $1.7 million of carrying costs have been deferred as of December 31, 1998.

  On January 15, 1998, the MPUC issued an order allowing Central Maine to defer on its books the incremental non-capital costs associated with Central Maine's efforts to restore service in response to the damage resulting from the storm. The order required Central Maine, as part of its annual filing under the ARP, to file information on the amounts deferred under the order and to submit a proposal as to how the costs associated with the order should be recovered under the ARP. In the 1998 ARP filing Central Maine stated that once the final cost of the storm was determined and the status of federal assistance was finalized Central Maine would propose a plan for recovery of its costs. Based on the MPUC order, Central Maine has deferred $52.4 million in storm related costs as of December 31, 1998. In October 1998, the MPUC staff issued its draft report of its summary investigation of the Maine utilities' response to the January ice storm. This report found no basis for formal adjudicatory investigation into the response and supports the utilities' actions. On May 1, 1998, President Clinton signed a Congressional appropriation bill that included $130 million for Presidentially declared disasters in 1998, including storm-damage cost reimbursement for electric utilities. On November 5, 1998 the United States Department of Housing and Urban Development ("HUD") announced that of those funds, $2.2 million had been awarded to Maine, with none designated for utility infrastructure, which Central Maine and the Maine Congressional delegation protested as inadequate and inconsistent with Congressional intent. On March 10, 1999, HUD published a notice in the Federal Register inviting parties to re-apply for storm-damage cost reimbursement. Central Maine cannot predict what portion of its ice storm-related costs it will ultimately recover through federal assistance, if any, or from its customers, or when any such recovery will take place.

          QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

  CMP Group is exposed to interest rate risk through the use of fixed-rate and variable-rate debt and preferred stock as sources of capital. Its exposure to changes in applicable interest rates has increased during 1998, due to its issuance of $312 million of medium-term notes during the year, $227 million of which bear floating, LIBOR-based, rates. Most of the floating-rate medium-term notes issued during 1998 replaced fixed-rate mortgage bonds or other fixed-rate securities.

                                                             Variable    Fixed
                                                             Long Term Long Term
                                                             --------- ---------
      Weighted Average Rates................................     6.63%     7.46%
      Balance at December 31, 1998..........................  $278,704  $321,476
      Maturity Period....................................... 1999-2018 1999-2023

                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Index to Financial Statements and Financial Statement Schedules
Management report on responsibility for financial reporting................ A-21

Report of Independent Accountants.......................................... A-22

Consolidated Financial Statements.......................................... A-23

CMP Group, Inc.

  Consolidated Statement of Earnings for the three years ended December 31,
   1998, 1997 and 1996..................................................... A-23

  Consolidated Balance Sheet as of December 31, 1998 and 1997.............. A-24

  Consolidated Statement of Capitalization and Interim Financing as of
   December 31, 1998 and 1997.............................................. A-26

  Consolidated Statement of Changes in Stockholders' Equity for the three years ended December 31, 1998, 1997 and 1996............................ A-27

  Consolidated Statement of Cash Flows for the three years ended December
   31, 1998, 1997 and 1996................................................. A-28

Central Maine Power Company

  Consolidated Statement of Earnings for the three years ended December 31,
   1998, 1997 and 1996..................................................... A-29

  Consolidated Balance Sheet as of December 31, 1998 and 1997.............. A-30

  Consolidated Statement of Capitalization and Interim Financing as of
   December 31, 1998 and 1997.............................................. A-32

  Consolidated Statement of Changes in Stockholders' Equity for the three years ended December 31, 1998, 1997 and 1996............................ A-33

  Consolidated Statement of Cash Flows for the three years ended December
   31, 1998, 1997 and 1996................................................. A-34

Notes to Consolidated Financial Statements--CMP Group, Inc. and Central
 Maine Power Company....................................................... A-35


                             Report of Management

  The Managements of CMP Group and its subsidiaries ("CMP Group") and Central Maine Power Company and its subsidiaries ("Central Maine") are responsible for the consolidated financial statements and the related financial information appearing in this annual report. The financial statements are prepared in conformity with generally accepted accounting principles and include amounts based on informed estimates and judgments of management. The financial information included elsewhere in this report is consistent, where applicable, with the financial statements.

  CMP Group and Central Maine maintain a system of internal accounting controls that are designed to provide reasonable assurance that the respective assets are safeguarded, transactions are executed in accordance with management's authorization, and the financial records are reliable for preparing the financial statements. While no system of internal accounting controls can prevent the occurrence of errors or irregularities with absolute assurance, management's objective is to maintain a system of internal accounting controls that meets their goals in a cost-effective manner.

  CMP Group and Central Maine have policies and procedures in place to support and document the internal accounting controls that are revised on a continuing basis. Internal auditors conduct reviews, provide ongoing assessments of the effectiveness of selective internal controls, and report their findings and recommendations for improvement to management.

  The Board of Directors of CMP Group have established an Audit Committee, composed entirely of outside directors, which oversees the financial reporting process on behalf of the Board of Directors. The Audit Committee meets periodically with management, internal auditors, and the independent public accountants to review accounting, auditing, internal accounting controls, and financial reporting matters. The internal auditors and the independent public accountants have full and free access to meet with the Audit Committee, with or without management present, to discuss auditing or financial reporting matters.

  PricewaterhouseCoopers LLP, independent public accountants, has been retained to audit CMP Group and Central Maine's consolidated financial statements. The accompanying report of independent public accountants is based on their audit, conducted in accordance with generally accepted auditing standards, including a review of selected internal accounting controls and tests of accounting procedures and records.

David T. Flanagan                         Sara J. Burns
CMP Group, Inc.                           Central Maine Power Company
President and Chief Executive Officer     President

David E. Marsh                            Curtis I. Call
CMP Group, Inc.                           Central Maine Power Company
Chief Financial Officer                   Treasurer

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Directors of
CMP Group, Inc. and the Shareholders and
Directors of Central Maine Power Company

  In our opinion, the accompanying consolidated financial statements listed in the accompanying index present fairly, in all material respects, the consolidated financial position of CMP Group, Inc. and its subsidiaries ("CMP Group") at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 and the consolidated financial position of Central Maine Power Company and its subsidiaries ("Central Maine") at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of management of CMP Group and Central Maine; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Portland, Maine
January 26, 1999

                        CMP Group, Inc. and Subsidiaries

                       Consolidated Statement Of Earnings
              For the years ended December 31, 1998, 1997 and 1996

                                             1998         1997         1996
                                          -----------  -----------  -----------
                                          (Dollars in thousands, except per-
                                                    share amounts)
Revenues (Notes 1 and 3)
Electric operating revenues.............  $   938,739  $   954,176  $   967,046
Other non-utility revenues..............       11,588        2,070          859
                                          -----------  -----------  -----------
Total Revenues..........................      950,327      956,246      967,905
                                          -----------  -----------  -----------
Operating Expenses
Fuel used for company generation (Notes
 1 and 9)...............................       30,898       34,946       16,827
Purchased power
Energy (Notes 1 and 9)..................      369,411      419,144      407,926
Other (capacity) (Note 9)...............       85,321      112,810      108,720
Other operation.........................      213,489      210,513      183,688
Maintenance.............................       41,051       33,973       37,537
Depreciation and amortization (Note 1)..       56,493       54,132       53,694
Taxes other than income taxes...........       27,783       28,303       27,861
                                          -----------  -----------  -----------
Total Operating Expenses................      824,446      893,821      836,253
                                          -----------  -----------  -----------
Operating Income........................      125,881       62,425      131,652
                                          -----------  -----------  -----------
Other Income (Expense)
Equity in earnings of associated
 companies (Note 9).....................          (60)       6,260        6,138
Allowance for equity funds used during
 construction (Note 1)..................          653          642          851
Other, net..............................        1,383        3,639        4,709
Minority interest in consolidated net
 income.................................         (205)        (233)         (48)
Gain on sale of investments and
 properties.............................       22,912          418          601
                                          -----------  -----------  -----------
Total Other Income (Expense)............       24,683       10,726       12,251
                                          -----------  -----------  -----------
Interest Charges
Long-term debt (Note 10)................       43,276       44,346       47,966
Other interest (Note 10)................        8,366        7,660        4,341
Allowance for borrowed funds used during
 construction (Note 1)..................         (495)        (439)        (655)
                                          -----------  -----------  -----------
Total Interest Charges..................       51,147       51,567       51,652
                                          -----------  -----------  -----------
Income Before Income Taxes and Preferred
 Dividends..............................       99,417       21,584       92,251
Income taxes (Notes 2 and 3)............       41,698        8,162       32,022
Dividends on Preferred Stock of
 Subsidiary.............................        4,809        8,209        9,452
                                          -----------  -----------  -----------
Net Income..............................  $    52,910  $     5,213  $    50,777
                                          ===========  ===========  ===========
Weighted Average Number Of Shares Of
 Common Stock Outstanding...............   32,442,685   32,442,752   32,442,752
Earnings Per Share Of Common Stock
 (Basic and Diluted)....................  $      1.63  $      0.16  $      1.57
Dividends Declared Per Share Of Common
 Stock..................................  $      0.90  $      0.90  $      0.90


   The accompanying notes are an integral part of these financial statements

                        CMP Group, Inc. and Subsidiaries

                           Consolidated Balance Sheet
                           December 31, 1998 and 1997

                                                             1998       1997
                                                          ---------- ----------
                                                               (Dollars in
                                                               thousands)
Assets
Current Assets
Cash and cash equivalents...............................  $   30,540 $   20,841
Accounts receivable, less allowance for uncollectible
 accounts of $3,136 in 1998 and $2,400 in 1997
  Service--billed ......................................      81,169     84,323
     --unbilled (Notes 1 and 3).........................      53,296     46,807
  Other accounts receivable.............................      13,753     15,247
Inventories, at average cost
  Fuel oil..............................................       5,879      5,390
  Materials and supplies................................      13,126     11,779
Funds on deposit with trustee (Note 10).................           1     61,694
Prepayments and other current assets....................      10,268      9,110
                                                          ---------- ----------
    Total Current Assets................................     208,032    255,191
                                                          ---------- ----------
Electric Property, at original cost (Notes 9 and 10)....   1,750,837  1,674,876
Less: Accumulated depreciation (Notes 1 and 9)..........     694,410    634,384
                                                          ---------- ----------
  Net electric property in service......................   1,056,427  1,040,492
                                                          ---------- ----------
Construction work in progress (Note 4)..................      19,538     15,105
Nuclear fuel, less accumulated amortization of $9,316 in
 1998 and $9,035 in 1997................................       1,147      1,157
                                                          ---------- ----------
  Total net electric property...........................   1,077,112  1,056,754
Investments In Associated Companies, at equity (Notes 1
 and 9).................................................      71,880     76,509
                                                          ---------- ----------
    Total Net Electric Property and Investments in
     Associated Companies ..............................   1,148,992  1,133,263
                                                          ---------- ----------
Deferred Charges And Other Assets
Recoverable costs of Seabrook 1 and abandoned projects,
 net (Note 1)...........................................      78,539     84,026
Yankee Atomic purchased-power contract (Note 9).........       7,761     13,056
Connecticut Yankee purchased-power contract (Note 9)....      29,913     36,877
Maine Yankee purchased-power contract (Note 9)..........     273,895    329,206
Regulatory assets--deferred taxes (Note 2)..............     235,451    236,632
Other deferred charges and other assets (Notes 1 and 3).     280,301    210,715
                                                          ---------- ----------
  Deferred Charges and Other Assets, Net................     905,860    910,512
                                                          ---------- ----------
    Total Assets........................................  $2,262,884 $2,298,966
                                                          ========== ==========


   The accompanying notes are an integral part of these financial statements.

                        Cmp Group, Inc. and Subsidiaries

                           Consolidated Balance Sheet

                           December 31, 1998 and 1997

                                                            1998        1997
                                                         ----------  ----------
                                                              (Dollars in
                                                              thousands)
Stockholders' Equity And Liabilities
Current Liabilities and Interim Financing
Interim financing (see separate statement) (Note 10).... $  298,356  $  238,000
Sinking-fund requirements (Note 10).....................     11,455       9,411
Accounts payable........................................     90,960      97,080
Dividends payable.......................................      7,304       9,202
Accrued interest........................................      7,524      11,201
Accrued income taxes (Note 2)...........................     19,911       3,001
Miscellaneous current liabilities.......................     15,909      15,762
                                                         ----------  ----------
Total Current Liabilities and Interim Financing.........    451,419     383,657
                                                         ----------  ----------
Commitments and Contingencies (Notes 4 and 9)
Reserves and Deferred Credits
Accumulated deferred income taxes (Note 2)..............    376,043     350,912
Unamortized investment tax credits (Note 2).............     29,064      30,533
Yankee Atomic purchased-power contract (Note 9).........      7,761      13,056
Connecticut Yankee purchased-power contract (Note 9)....     29,913      36,877
Maine Yankee purchased-power contract (Note 9)..........    273,895     329,206
Regulatory liabilities--deferred taxes (Note 2).........     58,376      56,852
Other reserves and deferred credits (Note 5)............    116,805     104,257
                                                         ----------  ----------
Total Reserves and Deferred Credits.....................    891,857     921,693
                                                         ----------  ----------
Long-Term Debt (see separate statement) (Note 10)
Mortgage debt...........................................    117,683     259,563
Other long-term obligations.............................    228,598     141,360
                                                         ----------  ----------
Total Long-Term Obligations.............................    346,281     400,923
                                                         ----------  ----------
Redeemable Preferred Stock..............................     18,910      39,528
                                                         ----------  ----------
Stockholders' Equity (see separate statement) (Note 10)
Common-stock............................................    162,213     162,214
Other paid in capital...................................    285,835     277,168
Reacquired common stock.................................       (827)        --
Retained earnings.......................................     71,668      48,212
Preferred stock.........................................     35,528      65,571
                                                         ----------  ----------
Total Stockholders' Equity..............................    554,417     553,165
                                                         ----------  ----------
Total Stockholders' Equity and Liabilities.............. $2,262,884  $2,298,966
                                                         ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                        CMP Group, Inc. and Subsidiaries

         Consolidated Statement Of Capitalization And Interim Financing

                                                        December 31
                                             -----------------------------------
                                                   1998               1997
                                             -----------------  ----------------
                                               Amount      %      Amount     %
                                             ----------  -----  ---------- -----
                                                  (Dollars in thousands)
Capitalization (Note 10)
Common-Stock Investment:
Common stock, par value $5 per share:
 Authorized--80,000,000 shares
 Outstanding--32,442,552 shares in 1998 and
  32,442,752 in 1997.......................  $  162,213         $  162,214
Other paid-in capital......................     285,835            277,168
Reacquired common stock, at cost (55,510
 shares)...................................        (827)               --
Retained earnings..........................      71,668             48,212
                                             ----------         ----------
Total Common-Stock Investment..............     518,889   42.6%    487,594  39.6
                                             ----------  -----  ---------- -----
Preferred Stock--not subject to mandatory
 redemption................................      35,528    2.9      65,571   5.3
                                             ----------  -----  ---------- -----
Redeemable Preferred Stock--subject to
 mandatory redemption......................      27,910             46,528
Less: current sinking fund requirements....       9,000              7,000
                                             ----------         ----------
Redeemable Preferred Stock--subject to
 mandatory redemption......................      18,910    1.6      39,528   3.2
                                             ----------  -----  ---------- -----
Long-Term Obligations:
Mortgage bonds.............................     118,717            421,000
Less: unamortized debt discount............       1,034              1,437
                                             ----------         ----------
Total Mortgage Bonds.......................     117,683            419,563
                                             ----------         ----------
Total Medium-Term Notes....................     327,000             43,000
                                             ----------         ----------
Other Long-Term Obligations:
Lease obligations..........................      32,773             34,517
Pollution-control facility and other notes.     153,280             84,254
                                             ----------         ----------
Total Other Long-Term Obligations..........     186,053            118,771
                                             ----------         ----------
Less: Current Sinking Fund Requirements and
 Current Maturities........................     284,455            180,411
                                             ----------         ----------
Total Long-Term Obligations................     346,281   28.4     400,923  32.6
                                             ----------  -----  ---------- -----
Total Capitalization.......................     919,608   75.5     993,616  80.7
                                             ----------  -----  ---------- -----
Interim Financing (Note 10):
Short-term obligations.....................      15,000             60,000
Current maturities of long-term obliga-
 tions.....................................     283,356            178,000
                                             ----------         ----------
Total Interim Financing....................     298,356   24.5     238,000  19.3
                                             ----------  -----  ---------- -----
Total Capitalization and Interim Financing.  $1,217,964  100.0% $1,231,616 100.0%
                                             ==========  =====  ========== =====

   The accompanying notes are an integral part of these financial statements

                        CMP Group, Inc. and Subsidiaries

           Consolidated Statement Of Changes In Stockholders' Equity

                  For the three years ended December 31, 1998

                                       Amount    Other    Reacquired
                                       at par   paid-in     common   Retained            Preferred
                            Shares     value    capital     stock    earnings   Shares     Stock    Total
                          ----------  --------  --------  ---------- --------  --------  --------- --------
                                                     (Dollars in thousands)
Balance--December 31,
 1995...................  32,442,752  $162,214  $276,287             $51,504    655,713   $65,571  $555,576
                          ----------  --------  --------    -----    -------   --------   -------  --------
Net Income..............                                              60,229                         60,229
Dividends declared:
 Common stock...........                                             (29,199)                       (29,199)
 Preferred stock........                                              (9,452)                        (9,452)
Reacquired preferred
 stock..................                             536                (536)                           --
Capital stock expense...                              (5)                                                (5)
                          ----------  --------  --------    -----    -------   --------   -------  --------
Balance--December 31,
 1996...................  32,422,752   162,214   276,818      --      72,546    655,713    65,571   577,149
                          ----------  --------  --------    -----    -------   --------   -------  --------
Net Income..............                                              13,422                         13,422
Dividends declared:
Common stock............                                             (29,199)                       (29,199)
Preferred stock.........                                              (8,209)                        (8,209)
Reacquired preferred
 stock..................                             348                (348)                           --
Capital stock expense...                               2                                                  2
                          ----------  --------  --------    -----    -------   --------   -------  --------
Balance--December 31,
 1997...................  32,422,752   162,214   277,168      --      48,212    655,713    65,571   553,165
                          ----------  --------  --------    -----    -------   --------   -------  --------
Net Income..............                                              57,718                         57,718
Dividends declared:
 Common stock...........                                             (29,198)                       (29,198)
 Preferred stock........                                              (4,809)                        (4,809)
Common stock............        (200)       (1)       (2)                 (1)                            (4)
Reacquired common stock.                                     (827)                                     (827)
Increase in equity of
 investee (Note 8)......                           9,413                                              9,413
Preferred stock.........                                                       (300,430)  (30,043)  (30,043)
Reacquired preferred
 stock..................                            (771)               (254)                        (1,025)
Capital stock expense...                              27                                                 27
                          ----------  --------  --------    -----    -------   --------   -------  --------
Balance--December 31,
 1998...................  32,442,552  $162,213  $285,835    $(827)   $71,668    355,283   $35,528  $554,417
                          ==========  ========  ========    =====    =======   ========   =======  ========


   The accompanying notes are an integral part of these financial statements.

                        CMP Group, Inc. and Subsidiaries

                      Consolidated Statement of Cash Flows

                                                   Year ended December 31,
                                                 ------------------------------
                                                   1998       1997      1996
                                                 ---------  --------  ---------
                                                    (Dollars in thousands)
Cash From Operation
Net income.....................................  $  52,910  $  5,213  $  50,777
Items not requiring (not providing) cash:
 Depreciation..................................     47,130    44,170     44,104
 Amortization..................................     38,873    34,291     34,881
 Deferred income taxes and investment tax
  credits, net.................................     20,016    (2,204)     3,318
Allowance for equity funds used during
 construction..................................       (653)     (642)      (851)
Preferred stock dividends of subsidiary........      4,809     8,209      9,452
Gain on sale of investments and properties.....    (19,108)      --         --
Changes in certain assets and liabilities:
 Accounts receivable...........................     (2,999)    1,257     (3,565)
 Other current assets..........................     (1,158)      390       (308)
 Inventories...................................     (1,836)    4,259     (4,884)
 Accounts payable..............................     (9,785)    4,617    (16,862)
 Accrued taxes and interest....................     13,233     2,856     (4,970)
 Miscellaneous current liabilities.............        147    (5,580)     7,472
Deferred ice storm cost........................    (52,433)      --         --
Deferred energy-management costs...............     (2,615)   (1,940)    (5,222)
Maine Yankee outage accrual....................        --    (10,350)     8,280
Purchased power contracts......................    (22,500)      --         (75)
Other, net.....................................     13,194     7,664      3,961
                                                 ---------  --------  ---------
 Net Cash Provided by Operating Activities.....     77,225    92,210    125,508
                                                 ---------  --------  ---------
Investing Activities
Construction expenditures......................    (42,405)  (40,306)   (46,922)
Investments in and loans to affiliates.........    (17,800)   (4,769)   (12,059)
Repayment of loan by affiliates................     17,800       --         --
Proceeds from sale of investments and
 properties....................................     21,347       --         --
Changes in accounts payable--investing
 activities....................................      3,665      (734)     1,889
                                                 ---------  --------  ---------
 Net Cash Used by Investing Activities.........    (17,393)  (45,809)   (57,092)
                                                 ---------  --------  ---------
Financing Activities
Issuances:
 Revolving credit agreement....................     50,000    52,500      7,500
 Medium-term notes.............................    302,000       --      10,000
 Other long-term obligations...................        --        --         870
 Short-term obligations, net...................     10,000       --         --
Redemptions:
 Mortgage bonds................................   (302,283)      --     (11,500)
 Preferred stock...............................    (48,618)  (14,000)   (14,000)
 Medium-term notes.............................    (18,000)  (25,000)   (34,000)
 Finance Authority of Maine....................     (7,400)   (6,800)    (6,300)
 Other long-term obligations...................     (6,049)     (645)    (1,780)
 Short-term obligations, net...................    (55,000)      --         --
Funds on deposit with trustee..................     61,693    (2,182)   (29,593)
Purchase of treasury stock.....................       (827)      --         --
Dividends:
 Common stock..................................    (28,943)  (29,220)   (29,220)
 Preferred stock of subsidiary.................     (6,706)   (8,520)    (9,763)
                                                 ---------  --------  ---------
 Net Cash Used by Financing Activities.........    (50,133)  (33,867)  (117,786)
                                                 ---------  --------  ---------
 Net Increase (Decrease) in Cash...............      9,699    12,534    (49,370)
Cash and Cash Equivalents, Beginning of Year...     20,841     8,307     57,677
                                                 ---------  --------  ---------
Cash and Cash Equivalents, End of Year.........  $  30,540  $ 20,841  $   8,307
                                                 =========  ========  =========
Supplemental Cash-Flow Information:
 Cash paid during the year for:
 Interest (net of amounts capitalized).........  $  50,256  $ 47,551  $  47,835
 Income taxes..................................  $   6,581  $  7,105  $  32,632

  For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased having a maturity of three months or less to be cash equivalents.

   The accompanying notes are an integral part of these financial statements.

                  Central Maine Power Company and Subsidiaries

                       Consolidated Statement of Earnings
              For the years ended December 31, 1998, 1997 and 1996

                                            1998         1997         1996
                                         -----------  -----------  -----------
                                         (Dollars in thousands, except per-
                                                   share amounts)
Revenues (Notes 1 and 3)
  Electric operating revenues........... $   938,561  $   954,176  $   967,046
  Other non-utility revenues............       2,969        2,070          859
                                         -----------  -----------  -----------
    Total Revenues......................     941,530      956,246      967,905
                                         -----------  -----------  -----------
Operating Expenses
  Fuel used for company generation
   (Notes 1 and 9)......................      30,898       34,946       16,827
  Purchased power
    Energy (Notes 1 and 9)..............     369,411      419,144      407,926
    Other (capacity) (Note 9)...........      85,321      112,810      108,720
  Other operation.......................     204,286      210,513      183,688
  Maintenance...........................      40,961       33,973       37,537
  Depreciation and amortization (Note
   1)...................................      56,257       54,132       53,694
  Taxes other than income taxes.........      27,747       28,303       27,861
                                         -----------  -----------  -----------
    Total Operating Expenses............     814,881      893,821      836,253
                                         -----------  -----------  -----------
Operating Income........................     126,649       62,425      131,652
                                         -----------  -----------  -----------
Other Income (Expense)
  Equity in earnings of associated com-
   panies (Note 9)......................       1,762        6,260        6,138
  Allowance for equity funds used during
   construction (Note 1)................         653          642          851
  Other, net............................       2,097        3,639        4,709
  Minority interest in consolidated net
   income...............................        (205)        (233)         (48)
  Gain on sale of investments and prop-
   erties...............................      13,314          418          601
                                         -----------  -----------  -----------
    Total Other Income (Expense)........      17,621       10,726       12,251
                                         -----------  -----------  -----------
Interest Charges
  Long-term debt (Note 10)..............      43,223       44,346       47,966
  Other interest (Note 10)..............       8,286        7,660        4,341
  Allowance for borrowed funds used
   during construction (Note 1).........        (495)        (439)        (655)
                                         -----------  -----------  -----------
    Total Interest Charges..............      51,014       51,567       51,652
                                         -----------  -----------  -----------
Income Before Income Taxes..............      93,256       21,584       92,251
Income taxes (Notes 2 and 3)............      38,433        8,162       32,022
                                         -----------  -----------  -----------
Net Income..............................      54,823       13,422       60,229
Dividends on Preferred Stock............       4,809        8,209        9,452
                                         -----------  -----------  -----------
Earnings Applicable to Common Stock..... $    50,014  $     5,213  $    50,777
                                         ===========  ===========  ===========
Weighted Average Number Of Shares Of
 Common Stock Outstanding...............  32,113,357   32,442,752   32,442,752
Earnings Per Share Of Common Stock (Ba-
 sic and Diluted)....................... $      1.56  $      0.16  $      1.57
Dividends Declared Per Share Of Common
 Stock.................................. $     0.675* $      0.90  $      0.90

--------
* 1998 fourth quarter dividend of $0.225 per share was declared and paid in January 1999.

   The accompanying notes are an integral part of these financial statements.

                  Central Maine Power Company and Subsidiaries

                           Consolidated Balance Sheet
                           December 31, 1998 and 1997

                                                             1998       1997
                                                          ---------- ----------
                                                               (Dollars in
                                                               thousands)
Assets
Current Assets
Cash and cash equivalents...............................  $   22,628 $   20,841
Accounts receivable, less allowance for uncollectible
 accounts of $3,136 in 1998 and $2,400 in 1997
  Service--billed.......................................      81,082     84,323
     --unbilled (Notes 1 and 3).........................      53,110     46,807
  Other accounts receivable.............................      12,698     15,247
Inventories, at average cost
  Fuel oil..............................................       5,879      5,390
  Materials and supplies................................      12,755     11,779
Funds on deposit with trustee (Note 10).................           1     61,694
Prepayments and other current assets....................      10,161      9,110
                                                          ---------- ----------
    Total Current Assets................................     198,314    255,191
                                                          ---------- ----------
Electric Property, at original cost (Notes 9 and 10)....   1,750,777  1,674,876
Less: Accumulated depreciation (Notes 1 and 9)..........     694,463    634,384
                                                          ---------- ----------
  Net electric property in service......................   1,056,314  1,040,492
                                                          ---------- ----------
Construction work in progress (Note 4)..................      19,483     15,105
Nuclear fuel, less accumulated amortization of $9,316 in
 1998 and $9,035 in 1997................................       1,147      1,157
                                                          ---------- ----------
  Total net electric property...........................   1,076,944  1,056,754
Investments In Associated Companies, at equity (Notes 1
 and 9).................................................      48,406     76,509
                                                          ---------- ----------
    Total Net Electric Property and Investments in
     Associated Companies...............................   1,125,350  1,133,263
                                                          ---------- ----------
Deferred Charges And Other Assets
Recoverable costs of Seabrook 1 and abandoned projects,
 net (Note 1)...........................................      78,539     84,026
Yankee Atomic purchased-power contract (Note 9).........       7,761     13,056
Connecticut Yankee purchased-power contract (Note 9)....      29,913     36,877
Maine Yankee purchased-power contract (Note 9)..........     273,895    329,206
Regulatory assets--deferred taxes (Note 2)..............     235,451    236,632
Other deferred charges and other assets (Notes 1 and 3).     274,257    210,715
                                                          ---------- ----------
  Deferred Charges and Other Assets, Net................     899,816    910,512
                                                          ---------- ----------
    Total Assets........................................  $2,223,480 $2,298,966
                                                          ========== ==========


   The accompanying notes are an integral part of these financial statements.

                  Central Maine Power Company and Subsidiaries

                           Consolidated Balance Sheet

                           December 31, 1998 and 1997

                                                        1998        1997
                                                     ----------  ----------
                                                      (Dollars in thousands)
Stockholders' Equity And Liabilities
Current Liabilities and Interim Financing
Interim financing (see separate statement) (Note
 10)...............................................  $  298,183  $  238,000
Sinking-fund requirements (Note 10)................      11,455       9,411
Accounts payable...................................      93,012      97,080
Dividends payable..................................           5       9,202
Accrued interest...................................       7,491      11,201
Income taxes payable to parent company (Note 2)....      20,822       3,001
Miscellaneous current liabilities..................      15,455      15,762
                                                     ----------  ----------
Total Current Liabilities and Interim Financing....     446,423     383,657
                                                     ----------  ----------
Commitments and Contingencies (Notes 4 and 9)
Reserves and Deferred Credits
Accumulated deferred income taxes (Note 2).........     372,243     350,912
Unamortized investment tax credits (Note 2)........      29,064      30,533
Yankee Atomic purchased-power contract (Note 9)....       7,761      13,056
Connecticut Yankee purchased-power contract (Note
 9)................................................      29,913      36,877
Maine Yankee purchased-power contract (Note 9).....     273,895     329,206
Regulatory liabilities--deferred taxes (Note 2)....      58,376      56,852
Other reserves and deferred credits (Note 5).......     111,506     104,257
                                                     ----------  ----------
Total Reserves and Deferred Credits................     882,758     921,693
                                                     ----------  ----------
Long-Term Debt (see separate statement) (Note 10)
Mortgage debt......................................     117,683     259,563
Other long-term obligations........................     226,151     141,360
                                                     ----------  ----------
Total Long-Term Obligations........................     343,834     400,923
                                                     ----------  ----------
Redeemable Preferred Stock.........................      18,910      39,528
                                                     ----------  ----------
Stockholders' Equity (see separate statement) (Note
 10)
Common-stock.......................................     162,213     162,214
Other paid in capital..............................     276,422     277,168
Reacquired common stock............................     (19,000)        --
Retained earnings..................................      76,349      48,212
Preferred stock....................................      35,571      65,571
                                                     ----------  ----------
Total Stockholders' Equity.........................     531,555     553,165
                                                     ----------  ----------
Total Stockholders' Equity and Liabilities.........  $2,223,480  $2,298,966
                                                     ==========  ==========


   The accompanying notes are an integral part of these financial statements.

                  Central Maine Power Company and Subsidiaries

         Consolidated Statement Of Capitalization And Interim Financing

                                                      December 31
                                           -----------------------------------
                                                 1998               1997
                                           -----------------  ----------------
                                             Amount      %      Amount     %
                                           ----------  -----  ---------- -----
                                                (Dollars in thousands)
Capitalization (Note 10)
Common-Stock Investment:
Common stock, par value $5 per share:
  Authorized--80,000,000 shares
  Outstanding--31,211,471 shares in 1998
  and 32,442,752 in 1997.................. $  162,213         $  162,214
Other paid-in capital.....................    276,422            277,168
Reacquired common stock (1,231,081
 shares)..................................    (19,000)               --
Retained earnings.........................     76,349             48,212
                                           ----------         ----------
Total Common-Stock Investment.............    495,984   41.6%    487,594  39.6
                                           ----------  -----  ---------- -----
Preferred Stock--not subject to mandatory
 redemption...............................     35,571    3.0      65,571   5.3
                                           ----------  -----  ---------- -----
Redeemable Preferred Stock--subject to
 mandatory redemption.....................     27,910             46,528
Less: current sinking fund requirements...      9,000              7,000
                                           ----------         ----------
Redeemable Preferred Stock--subject to
 mandatory redemption.....................     18,910    1.6      39,528   3.2
                                           ----------  -----  ---------- -----
Long-Term Obligations:
Mortgage bonds............................    118,717            421,000
Less: unamortized debt discount...........      1,034              1,437
                                           ----------         ----------
Total Mortgage Bonds......................    117,683            419,563
                                           ----------         ----------
Total Medium-Term Notes...................    327,000             43,000
                                           ----------         ----------
Other Long-Term Obligations:
Lease obligations.........................     32,773             34,517
Pollution-control facility and other
 notes....................................    150,833             84,254
                                           ----------         ----------
Total Other Long-Term Obligations.........    183,606            118,771
                                           ----------         ----------
Less: Current Sinking Fund Requirements
 and Current Maturities...................    284,455            180,411
                                           ----------         ----------
Total Long-Term Obligations...............    343,834   28.8     400,923  32.6
                                           ----------  -----  ---------- -----
Total Capitalization......................    894,299   75.0     993,616  80.7
                                           ----------  -----  ---------- -----
Interim Financing (Note 10):
Short-term obligations....................     15,000             60,000
Current maturities of long-term
 obligations..............................    283,183            178,000
                                           ----------         ----------
Total Interim Financing...................    298,183   25.0     238,000  19.3
                                           ----------  -----  ---------- -----
Total Capitalization and Interim
 Financing................................ $1,192,482  100.0% $1,231,616 100.0%
                                           ==========  =====  ========== =====

   The accompanying notes are an integral part of these financial statements

                  Central Maine Power Company and Subsidiaries

           Consolidated Statement of Changes in Stockholders' Equity

                  For the three years ended December 31, 1998

                                       Amount    Other    Reacquired
                                       at par   paid-in     common   Retained            Preferred
                            Shares     value    capital     stock    earnings   Shares     Stock    Total
                          ----------  --------  --------  ---------- --------  --------  --------- --------
                                                     (Dollars in thousands)
Balance--December 31,
 1995...................  32,442,752  $162,214  $276,287   $         $ 51,504   655,713   $65,571  $555,576
Net income..............                                               60,229                        60,229
Dividends declared:
 Common stock...........                                              (29,199)                      (29,199)
 Preferred stock........                                               (9,452)                       (9,452)
Reacquired preferred
 stock..................                             536                 (536)                          --
Capital stock expense...                              (5)                                                (5)
                          ----------  --------  --------   --------  --------  --------   -------  --------
Balance--December 31,
 1996...................  32,442,752   162,214   276,818               72,546   655,713    65,571   577,149
                          ----------  --------  --------   --------  --------  --------   -------  --------
Net income..............                                               13,422                        13,422
Dividends declared:
 Common stock...........                                              (29,199)                      (29,199)
 Preferred stock........                                               (8,209)                       (8,209)
Reacquired preferred
 stock..................                             348                 (348)                          --
Capital stock expense...                               2                                                  2
                          ----------  --------  --------   --------  --------  --------   -------  --------
Balance--December 31,
 1997...................  32,442,752   162,214   277,168               48,212   655,713    65,571   553,165
                          ----------  --------  --------   --------  --------  --------   -------  --------
Net income..............                                               54,823                        54,823
Dividends declared:
 Common stock...........                                              (21,622)                      (21,622)
 Preferred stock........                                               (4,809)                       (4,809)
Common stock--Retired...        (200)       (1)       (2)                  (1)                           (4)
Reacquired common stock.  (1,231,081)                       (19,000)                                (19,000)
Preferred stock.........                                                       (300,000)  (30,000)  (30,000)
Reacquired preferred
 stock..................                            (771)                (254)                       (1,025)
Capital stock expense...                              27                                                 27
                          ----------  --------  --------   --------  --------  --------   -------  --------
Balance--December 31,
 1998...................  31,211,471  $162,213  $276,422   $(19,000) $ 76,349   355,713   $35,571  $531,555
                          ==========  ========  ========   ========  ========  ========   =======  ========


   The accompanying notes are an integral part of these financial statements.

                  Central Maine Power Company and Subsidiaries

                      Consolidated Statement Of Cash Flows

                                                   Year ended December 31
                                                 -----------------------------
                                                   1998      1997      1996
                                                 --------  --------  ---------
                                                   (Dollars in thousands)
Cash From Operation
Net income...................................... $ 54,823  $ 13,422  $  60,229
Items not requiring (not providing) cash:
Depreciation....................................   47,130    44,170     44,104
Amortization....................................   38,868    34,291     34,881
Deferred income taxes and investment tax
 credits, net...................................   19,653    (2,204)     3,318
Allowance for equity funds used during
 construction...................................     (653)     (642)      (851)
Gain on sale of investments and properties......   (9,545)      --         --
Changes in certain assets and liabilities:
Accounts receivable.............................     (513)    1,257     (3,565)
Other current assets............................   (1,051)      390       (308)
Inventories.....................................   (1,465)    4,259     (4,884)
Accounts payable................................   (7,764)    4,617    (16,862)
Accrued taxes and interest......................   14,111     2,856     (4,970)
Miscellaneous current liabilities...............     (307)   (5,580)     7,472
Deferred Ice storm costs........................  (52,433)      --         --
Deferred energy-management costs................   (2,615)   (1,940)    (5,222)
Maine Yankee outage accrual.....................      --    (10,350)     8,280
Purchased power contracts.......................  (22,500)      --         (75)
Other, net......................................    1,016     7,664      3,961
                                                 --------  --------  ---------
Net Cash Provided by Operating Activities.......   76,755    92,210    125,508
                                                 --------  --------  ---------
Investing Activities
Construction expenditures.......................  (42,384)  (40,306)   (46,922)
Investments in loans to affiliates..............  (18,661)   (4,769)   (12,059)
Repayment of loan by affiliates.................   17,800       --         --
Sale of subsidiaries to CMP Group, Inc..........   20,093       --         --
Proceeds from sale of investments and
 properties.....................................   10,347       --         --
Changes in accounts payable--investing
 activities.....................................    3,696      (734)     1,889
                                                 --------  --------  ---------
Net Cash Used by Investing Activities...........   (9,109)  (45,809)   (57,092)
                                                 --------  --------  ---------
Financing Activities
Issuances:
Revolving credit agreement......................   50,000    52,500      7,500
Medium-term notes...............................  302,000       --      10,000
Other long-term obligations.....................                --         870
Short-term obligations, net.....................   10,000       --         --
Redemptions:
Mortgage bonds.................................. (302,283)      --     (11,500)
Preferred stock.................................  (48,618)  (14,000)   (14,000)
Medium-term notes...............................  (18,000)  (25,000)   (34,000)
Finance Authority of Maine......................   (7,400)   (6,800)    (6,300)
Other long-term obligations.....................   (3,602)     (645)    (1,780)
Short-term obligations, net.....................  (55,000)      --         --
Funds on deposit with trustee...................   61,693    (2,182)   (29,593)
Treasury stock..................................  (19,000)      --         --
Dividends:
Common stock....................................  (28,943)  (29,220)   (29,220)
Preferred stock.................................   (6,706)   (8,520)    (9,763)
                                                 --------  --------  ---------
Net Cash Used by Financing Activities...........  (65,859)  (33,867)  (117,786)
                                                 --------  --------  ---------
Net Increase (Decrease) in Cash.................    1,787    12,534    (49,370)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..   20,841     8,307     57,677
                                                 --------  --------  ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD........ $ 22,628  $ 20,841  $   8,307
                                                 ========  ========  =========
Supplemental Cash-Flow Information
Cash paid during the year for:
Interest (net of amounts capitalized)........... $ 50,251  $ 47,551  $  47,835
Income taxes.................................... $  6,563  $  7,105  $  32,632

  For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased having a maturity of three months or less to be cash equivalents.

   The accompanying notes are an integral part of these financial statements

                  Notes to Consolidated Financial Statements

Note 1: Summary of Significant Accounting Policies

 General Description

  CMP Group was organized effective September 1, 1998, at which time all of the shares of Central Maine were converted into an equal number of shares of CMP Group. CMP Group owns all of the shares of Central Maine and the former non-utility subsidiaries of Central Maine (TeleSmart, MaineCom, CNEX and Union Water Power Company) in addition to New England Gas Development Corporation, a newly formed subsidiary.

  Central Maine is a public utility primarily engaged in the sale of electric energy at the wholesale and retail levels to residential, commercial, industrial, and other classes of customers in the State of Maine.

 Financial Statements

  The consolidated financial statements include CMP Group and Central Maine, a regulated electric utility subsidiary of CMP Group. CMP Group's consolidated financial statements include the accounts of CMP Group and its wholly owned and controlled subsidiaries, including Central Maine. Central Maine's consolidated financial statements include its accounts as well as those of its wholly owned and controlled subsidiaries. Certain immaterial majority owned subsidiaries, which were previously accounted for on the equity method, have been consolidated for the year ended December 31, 1998. Central Maine's financial position and results of operations account for substantially all of CMP Group's consolidated financial position and results of operations. For all periods prior to September 1, 1998, the historical financial position and results of operations of CMP Group reflect the activity of Central Maine. All intercompany accounts and transactions have been eliminated in the consolidated financial statements. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Stock-Based Compensation

  CMP Group accounts for employee stock-based compensation in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation". This statement encourages companies to adopt a fair value approach to valuing stock options that would require compensation cost to be recognized based on the fair value of stock options granted. CMP Group has elected, as permitted by the standard, to continue to follow its intrinsic value based method of accounting for stock options consistent with APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic method, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the company's stock at the measurement date over the exercise price.

 Earnings per Share

  Stock options and performance shares granted to date under CMP Group's long-term incentive plan resulted in potential incremental shares of common stock outstanding for purposes of computing both basic and diluted earnings per share for the twelve months ending December 31, 1998. These incremental shares were not material in the periods presented and did not cause diluted earnings per share to differ from basic earnings per share.

 Reclassification

  Certain amounts from prior years financial statements have been reclassified to conform to the current year presentation.

 Impact of New Accounting Standards

  FAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" became effective for periods beginning after December 15, 1997. This pronouncement provides disclosure requirements as well as guidance for determining reportable segments. Based on the operating results regularly reviewed by the entities' chief operating decision-makers, CMP Group and Central Maine have determined that there are no material reportable segments.

  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivatives and Hedging Activities. The new standard applies to all entities and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, with earlier adoption encouraged. It requires companies to record derivatives on the balance sheet at their fair value depending on the intended use of the derivative. Based on CMP Group and Central Maine's current business practices the adoption of this standard is not anticipated to have a significant impact on their financial statements.

 Regulation

  The rates, operations, accounting, and certain other practices of Central Maine and MEPCO are subject to the regulatory authority of the MPUC and the FERC.

 Electric Operating Revenues

  Electric operating revenues include amounts billed to customers and an estimate of unbilled sales, for services rendered but not yet billed.

 Utility Plant

  Utility plant is stated at original cost of construction. The costs of replacements of property units are capitalized. Maintenance and repairs and replacements of minor items are expensed as incurred. The original cost of property retired, net of salvage value, and the related costs of removal are charged to accumulated depreciation.

  Central Maine and its subsidiaries utility plant in service as of December 31 was comprised as follows:

                                                                      Average
                                                          Average    Remaining
                                                          Service   Service Life
                                      1998       1997      Life*      12/31/98
                                   ---------- ---------- ---------- ------------
   Generation..................... $  535,550 $  514,815 37.6 years  20.0 years
   Transmission...................    282,677    250,109 41.6 years  24.2 years
   Distribution...................    724,224    704,345 37.7 years  28.5 years
   General........................    208,326    205,607 18.6 years  12.8 years
                                   ---------- ----------
                                   $1,750,777 $1,674,876
                                   ========== ==========

--------
* Based on Central Maine's last depreciation represcription study as of December 31, 1992.

 Depreciation

  Depreciation of electric property is calculated using the straight-line method. The weighted average composite rate was 3.1 percent in 1998 and 3.0 percent in 1997 and 1996.

 Allowance for Funds Used During Construction (AFC)

  Central Maine and its subsidiaries capitalize AFC as part of construction costs. AFC represents the composite interest and equity costs of capital funds used to finance that portion of construction costs not yet eligible for inclusion in rate base. AFC is capitalized in "Utility plant" with offsetting noncash credits to "Other income" and "Interest." The composite AFC rates were 8.8 percent, 9.7 percent, and 8.7 percent in 1998, 1997, and 1996, respectively.

 Deferred Charges and Other Assets

  CMP Group defers and amortizes certain costs in a manner consistent with authorized or probable ratemaking treatment. CMP Group capitalizes carrying costs as a part of certain deferred charges, principally energy-management costs, and classifies such carrying costs as other income. The following table depicts the components of deferred charges and other assets at December 31, 1998, and 1997:

                                                             1998     1997
                                                           -------- --------
                                                                (Dollars in
                                                                thousands)
   NUG contract buy-outs and restructuring (Note 9)....... $ 98,752 $ 92,946
   1998 ice storm costs...................................   52,433      --
   Energy-management costs................................   28,418   31,995
   Postretirement benefits (Note 5).......................   19,604   20,900
   Financing costs........................................   17,121   18,560
   Environmental site clean-up costs (Note 4).............    8,766    7,891
   Non-operating property, net............................    7,427    7,624
   Workers Compensation...................................    4,650    5,350
   Other..................................................   37,086   25,449
                                                           -------- --------
     Sub-Total Central Maine..............................  274,257  210,715
   CMP Group--Other.......................................    6,044      --
                                                           -------- --------
     Total--CMP Group..................................... $280,301 $210,715
                                                           ======== ========

  Certain costs are being amortized and recovered in rates over periods ranging from three to 30 years. Amortization expense for the next five years is shown below:

                                                                        Amount
                                                                      ----------
                                                                       (Dollars
                                                                          in
                                                                      thousands)
      1999...........................................................  $28,811
      2000...........................................................   27,664
      2001...........................................................   23,896
      2002...........................................................   22,749
      2003...........................................................   13,414

 Recoverable Costs of Seabrook I and Abandoned Projects

  The recoverable after-tax investments in Seabrook I and abandoned projects are reported as assets, pursuant to May 1985 and February 1991 MPUC rate orders. CMP Group is allowed a current return on these assets based on Central Maine's authorized rate of return. In accordance with these rate orders, the deferred taxes related to these recoverable costs are amortized over periods of four to 10 years. As of December 31, 1998, substantially all deferred taxes related to Seabrook I have been amortized. The recoverable investments as of December 31, 1998, and 1997 are as follows:

                                                         December 31
                                                      -----------------
                                                                        Recovery
                                                                        periods
                                                        1998     1997    ending
                                                      -------- -------- --------
                                                        (Dollars in thousands)
   Recoverable costs of:
     Seabrook I...................................... $141,084 $141,084   2015
     Other Projects..................................   57,491   57,491   2001
                                                      -------- --------
                                                       198,575  198,575
                                                      -------- --------
   Less: accumulated amortization....................  119,861  114,035
   Less: related income taxes........................      175      514
                                                      -------- --------
     Total Net Recoverable Investment................ $ 78,539 $ 84,026
                                                      ======== ========

 Note 2: Income Taxes

  The components of federal and state income-tax provisions reflected in CMP Group's Consolidated Statement of Earnings are as follow:

                                                      Year ended December 31
                                                      -------------------------
                                                       1998     1997     1996
                                                      -------  -------  -------
                                                      (Dollars in thousands)
   Federal:
     Current......................................... $17,640  $ 8,534  $21,682
     Deferred........................................  14,837   (5,922)   5,751
     Investment tax credits, net.....................  (1,469)  (1,455)    (464)
     Regulatory deferred.............................   2,054    5,390     (623)
                                                      -------  -------  -------
       Total Federal Taxes...........................  33,062    6,547   26,346
                                                      -------  -------  -------
   State:
     Current......................................... $ 4,052  $ 1,831  $ 7,022
     Deferred........................................   3,933   (1,720)     (10)
     Regulatory deferred.............................     651    1,504   (1,336)
                                                      -------  -------  -------
       Total State Taxes.............................   8,636    1,615    5,676
                                                      -------  -------  -------
       Total Federal and State Income Taxes.......... $41,698  $ 8,162  $32,022
                                                      =======  =======  =======

  Federal income tax, excluding federal regulatory deferred taxes, differs from the amount of tax computed by multiplying income before federal tax by the statutory federal rate. The following table reconciles the statutory federal rate to a rate determined by dividing the total federal income-tax expense by income before that expense:

                                           Year ended December 31
                                   -------------------------------------------
                                       1998           1997           1996
                                   -------------  -------------  -------------
                                   Amount    %    Amount    %    Amount    %
                                   -------  ----  -------  ----  -------  ----
                                           (Dollars in thousands)
Income tax expense at statutory
 federal rate....................  $30,090  35.0% $ 6,990  35.0% $30,301  35.0%
                                   -------  ----  -------  ----  -------  ----
Permanent differences:
Investment tax-credit
 amortization....................   (1,469) (1.7)  (1,469) (7.3)  (1,482) (1.7)
Dividend-received deduction and
 equity in earnings (losses) of
 associated companies............    2,077   2.5   (1,911) (9.6)  (1,895) (2.2)
Other, net.......................      168   0.2      (80)  (.4)    (293) (0.3)
                                   -------  ----  -------  ----  -------  ----
                                    30,866  36.0    3,530  17.7   26,631  30.8
                                   =======  ====  =======  ====  =======  ====
Effect of timing differences for
 items which receive flow through
 treatment:
Tax-basis repairs................     (559) (0.7)  (1,020) (5.1)  (1,229) (1.4)
Depreciation differences flowed
 through in prior years..........    3,127   3.6    2,923  14.6    2,327   2.7
Accelerated flowback of deferred
 taxes on loss on abandoned
 generating projects.............    1,700   2.0    1,700   8.5    1,708   1.9
Benefits related to Section 1245
 Losses..........................   (1,210) (1.4)  (1,818) (9.1)     --    --
IRS audit resolution regarding
 depreciation methods............      --    --       852   4.3   (3,230) (3.7)
Loss on Reacquired Debt..........      436   0.5      540   2.7      537   0.6
Flowback of Excess Federal
 Deferred Taxes due to TRA86.....   (1,129) (1.3)  (1,005) (5.0)    (520) (0.6)
Other, net.......................     (169) (0.2)     845   4.2      122   0.1
                                   -------  ----  -------  ----  -------  ----
Federal Income Tax Expense and
 Effective Rate..................  $33,062  38.5  $ 6,547  32.8% $26,346  30.4%
                                   =======  ====  =======  ====  =======  ====

  CMP Group and Central Maine record deferred income-tax expense in accordance with regulatory authority; it also defers investment and energy tax credits and amortizes them over the estimated lives of the assets that generated the credits.

  A valuation allowance has not been recorded at December 31, 1998, and 1997, as CMP Group expects that all deferred income tax assets will be realized in the future.

  Accumulated deferred income taxes consisted of the following in 1998 and 1997:

                                                           1998        1997
                                                        ----------- -----------
                                                        (Dollars in thousands)
Deferred tax assets resulting from:
  Investment tax credits, net.......................... $    20,034 $    21,047
  Regulatory liabilities...............................      29,081      25,188
  Alternative minimum tax..............................       6,135       6,053
  All other............................................      35,073      27,072
                                                        ----------- -----------
                                                             90,323      79,360
                                                        ----------- -----------
Deferred tax liabilities resulting from:
  Property.............................................     300,996     295,293
  Abandoned plant......................................      54,138      57,921
  Regulatory assets....................................     111,407      77,572
                                                        ----------- -----------
                                                            466,541     430,786
                                                        =========== ===========
  Accumulated deferred income taxes, end of year, net.. $   376,218 $   351,426
Accumulated deferred income taxes, recorded as:
  Accumulated deferred income taxes.................... $   376,043 $   350,912
  Recoverable costs of Seabrook 1 and abandoned
   projects, net.......................................         175         514
                                                        ----------- -----------
                                                        $   376,218 $   351,426
                                                        =========== ===========

Note 3: Regulatory Matters

 Alternative Rate Plan

  On January 1, 1995, Central Maine's ARP was put into effect. Instead of rate changes based on the level of costs incurred and capital investments, the ARP provides for one annual adjustment of an inflation-based cap on each of Central Maine's rates, with no separate reconciliation and recovery of fuel and purchased-power costs. Under the ARP, the MPUC is continuing to regulate Central Maine's operations and prices, provide for continued recovery of deferred costs, and specify a range for its rate of return. The MPUC confirmed in its order approving the ARP that the ARP is intended to comply with the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation." As a result, Central Maine will continue to apply the provisions of SFAS No. 71 to its accounting transactions and its future financial statements. See "Meeting the Requirements of SFAS No. 71," below.

  The ARP contains a mechanism that provides price-caps on Central Maine's retail rates to be adjusted annually on each July 1, commencing in 1995, by a percentage combining (1) a price index, (2) a productivity offset, (3) a sharing mechanism, and (4) flow-through items and mandated costs. The price cap applies to all of Central Maine's retail rates, and includes fuel and purchased power costs that previously had been treated separately. Under the ARP, fuel expense is no longer subject to reconciliation or specific rate recovery, but is subject to the annual indexed price-cap changes.

  A specified standard inflation index is the basis for each annual price-cap change. The inflation index is reduced by the sum of two productivity factors, a general productivity offset of 1.0%, and a second formula-based offset that started in 1996 and was intended to reflect the limited effect of inflation on Central Maine's purchased-power costs during the proposed five-year initial term of the ARP.

  The sharing mechanism may adjust the subsequent year's July price-cap change in the event Central Maine's earnings are outside a range of 350 basis points above or below Central Maine's allowed return on equity (starting at the 10.55% allowed return in 1995) and indexed annually for changes in capital costs. Outside that range, profits and losses could be shared equally by Central Maine and its customers in computing the price-cap adjustment. The ROE used for earnings sharing is scheduled to be increased to 11.5% effective with the July 1999 price change.

  The ARP also provides for partial flow-through to ratepayers of cost savings from non-utility generator contract buy-outs and restructuring, recovery of energy-management costs, and penalties for failure to attain customer-service and energy-efficiency targets. The ARP also generally defines mandated costs that would be recoverable by Central Maine notwithstanding the index-based price cap. To receive such treatment, the annual revenue requirement related to a mandated cost must exceed $3 million and have a disproportionate effect on Central Maine or the electric-power industry.

  On May 13, 1998, Central Maine submitted its 1998 ARP compliance filing to the MPUC. In keeping with its pledge of limiting increases to the inflation index, Central Maine voluntarily limited its request to 1.78%, which was the inflation rate for 1997 under the ARP. Central Maine also proposed a rate reduction of approximately ten percent contingent on the consummation of, and ratemaking associated with, Central Maine's planned sale of generating assets. The filing also reported information on the costs of restoring service to Central Maine's customers after the January 1998 ice storm, as required by the earlier MPUC order allowing Central Maine to defer those costs. Effective July 11, 1998, the MPUC approved a stipulated 1.33% increase. The amount of the increase remains subject to change, based on the outcome of the pending FERC proceeding related to the permanent shutdown of the Maine Yankee plant. Depending on FERC's decision, the price increase could increase or decrease, ranging from a ceiling of 1.78% to a floor of 0.22%. However, the Offer of Settlement pending before the FERC in Maine Yankee's rate case, which has been approved by the MPUC, provides that the 1998 ARP increase will not be adjusted.

  The components of the last three ARP price increases approved by the MPUC are as follows:

                                                            1998   1997   1996
                                                            -----  -----  -----
   Inflation Index.........................................  1.78%  2.12%  2.55%
   Productivity Offset..................................... (1.00) (1.00) (1.00)
   Qualifying Facility Offset..............................  (.29)  (.42)   --
   Earnings Sharing........................................  1.12    --     .32
   Flowthrough and Mandated Items..........................  (.28)   .40   (.61)
                                                            -----  -----  -----
                                                             1.33%  1.10%  1.26%
                                                            =====  =====  =====

 Electric-Utility Industry Restructuring

  Stranded Costs. The enactment by Congress of the Energy Policy Act of 1992 accelerated planning by electric utilities, including Central Maine, for a transition to a more competitive industry. In Maine, legislation that will restructure the electric-utility industry on March 1, 2000, was enacted by the Maine Legislature in May 1997, and is discussed in detail under this heading below. Such departure from traditional regulation, however, could have a substantial impact on the value of utility assets and on the ability of electric utilities to recover their costs through rates. In the absence of full recovery, utilities would find their above-market costs to be "stranded", or unrecoverable, in the new competitive setting.

  Central Maine has substantial exposure to cost stranding relative to its size. In general, its stranded costs reflect the excess costs of Central Maine's purchased-power obligations over the market value of the power, and the costs of deferred charges and other regulatory assets. The major portion of Central Maine's stranded costs is related to above-market costs of purchased-power obligations arising from Central Maine's long-term, noncancelable contracts for the purchase of capacity and energy from NUGs, with lesser estimated amounts related to Central Maine's deferred regulatory assets.

  There is a high degree of uncertainty that surrounds stranded-cost estimates, resulting from having to rely on projections and assumptions about future conditions, including, among others, estimates of the future market for power. Higher market rates lower stranded-cost exposure, while lower market rates increase it. In addition to market-related impacts, any estimate of the ultimate level of stranded costs depends on such factors as state and federal regulations, the extent, timing and form that competition for electric service will take, the ongoing level of Central Maine's costs of operations; regional and national economic conditions, growth of Central Maine's sales, the timing of any changes that may occur from state and federal initiatives on restructuring; and the extent to which regulatory policies and decisions ultimately address recovery of strandable costs including the application of value from the sale of Central Maine's generating assets.

  The estimated market rate for power is based on anticipated regional market conditions and future costs of producing power. The present value of future purchased-power obligations and Central Maine's generating costs reflects the underlying costs of those sources of generation in place today, with reductions for contract expirations and continuing depreciation. Deferred regulatory-asset totals include the current uncollected balances and existing amortization schedules for purchased-power contract restructuring and buyouts negotiated by Central Maine to lessen the impact of these obligations, along with energy management costs, financing costs, and other regulatory commitments.

  Maine Restructuring Legislation. The 1997 Maine restructuring legislation requires the MPUC, when retail access to generation begins on March 1, 2000, to provide a "reasonable opportunity" to recover stranded costs through the rates of the transmission-and-distribution company, comparable to the utility's opportunity to recover stranded costs before the implementation of retail access under the legislation. Stranded costs are defined as the legitimate, verifiable and unmitigable costs made unrecoverable as a result of the restructuring required by the legislation and will be determined by the MPUC as provided in the legislation. The MPUC has been conducting separate adjudicatory proceedings to determine the stranded costs for each Maine utility, along with the corresponding revenue requirements and stranded-cost charges to be charged by each transmission-and-distribution utility. The first phase of the Central Maine proceeding was completed in early 1999 and is discussed in this note under the heading "MPUC Proceeding on Stranded Costs, Revenue Requirements, and Rate Design," below.

  In addition, the legislation requires utilities to use all reasonable means to reduce their potential stranded costs and to maximize the value from generation assets and contracts. The MPUC must consider a utility's efforts to mitigate its stranded costs in determining the amount of the utility's stranded costs. Stranded costs and the related rates charged to customers will be prospectively adjusted as necessary to correct substantial inaccuracies in the year 2003 and at least every three years thereafter.

  The principal restructuring provisions of the legislation provide for customers to have direct retail access to generation services and for deregulation of competitive electric providers, commencing March 1, 2000, with transmission-and-distribution companies continuing to be regulated by the MPUC. By that date, subject to possible extensions of time granted by the MPUC to improve the sale value of generation assets, investor-owned utilities are required to divest all generation assets and generation-related business activities, with two major exceptions: (1) non-utility generator contracts with qualifying facilities and contracts with demand-side management or conservation providers, brokers or hosts, and (2) ownership interests in nuclear power plants. However, the MPUC can require the Company to divest its interest in Maine Yankee Atomic Power Company on or after January 1, 2009. As discussed below under "Agreement for Sale of Generating Assets," Central Maine has contracted to sell its non-nuclear generating assets and, after a favorable court decision, is proceeding toward a completion of the sale by April 7, 1999. The legislation also requires investor-owned utilities, after February 29, 2000, to sell their rights to the capacity and energy from all generation assets, including the purchased-power contracts that had not previously been divested pursuant to the legislation, with certain immaterial exceptions.

  Upon the commencement of retail access on March 1, 2000, Central Maine, as a transmission-and-distribution utility, will be prohibited from selling electric energy to retail customers. Any competitive electricity provider that is affiliated with Central Maine would be allowed to sell electricity outside Central Maine's service territory without limitation as to amount, but within Central Maine's service territory the affiliate would be limited to providing not more than 33 percent of the total kilowatt-hours sold within Central Maine's service territory, as determined by the MPUC. CMP Group does not now intend to engage in the sale of electric energy after March 1, 2000.

  Other features of the legislation include the following:

    (a) After the effective date of the legislation, if an entity purchases 10 percent or more of the stock of a distribution utility, including Central Maine, the purchasing entity and any related entity would be prohibited from selling generation service to any retail customer in Maine.

    (b) The legislation encourages the generation of electricity from renewable resources by requiring competitive providers, as a condition of licensing, to demonstrate to the MPUC that no less than 30 percent of their portfolios of supply sources for retail sales in Maine are accounted for by renewable resources.

    (c) The legislation requires the MPUC to ensure that standard-offer service is available to all consumers, but any competitive provider affiliated with Central Maine would be limited to providing such service for only up to 20 percent of the electric load in Central Maine's service territory.

    (d) Beginning March 1, 2002, or, by MPUC rule, as early as March 1, 2000, the providing of billing and metering services will be subject to competition.

    (e) A customer who significantly reduces or eliminates consumption of electricity due to self-generation, conversion to an alternative fuel, or demand-side management may not be assessed an exit fee or re-entry fee in any form for such reduction or elimination of consumption or for the re-establishment of service with a transmission-and-distribution utility.

    (f) Finally, the legislation provides for programs for low-income assistance, energy conservation research and development on renewable resources, assistance for utility employees laid off as a result of the legislation, and recovery of nuclear-plant decommissioning costs "[a]s required by federal law, rule or order", all funded through transmission-and-distribution utility rates and charges.

  Legislative bills that would amend certain provisions of the 1997 legislation have been submitted to the 1999 legislative session of the Maine Legislature. CMP Group and Central Maine cannot predict whether any changes to the 1997 legislation will be enacted.

  MPUC Proceeding on Stranded Costs, Revenue Requirements, and Rate Design. As noted above, the MPUC has completed the first phase of the proceeding contemplated by Maine's restructuring legislation that will ultimately determine the recovery of Central Maine's stranded costs, its revenue requirements, and the design of its rates to be effective when Central Maine becomes a transmission-and-distribution utility at the time retail access to generation begins in Maine on March 1, 2000. On December 23, 1998, the MPUC Hearing Examiners in the proceeding issued their report, in the form of a recommended decision. Central Maine disagreed with a number of the individual recommendations in the stranded-costs and revenue-requirements areas and filed exceptions to those recommendations. The MPUC deliberated the recommendations on February 10 and 11, 1999, indicated disagreement with some of the recommendations, and issued its written order on March 19, 1999.

  The MPUC stressed in its order that it was deciding the "principles" by which it would set Central Maine's transmission-and-distribution rates, effective March 1, 2000, but was not calculating the rates themselves because such calculations at that time would rely excessively on estimates. The MPUC pointed out that it would hold a "Phase II" hearing to set the actual rates and determine the recoverable stranded costs after processing information expected to become available during 1999.

  With respect to stranded costs, the MPUC indicated that it would set the amount of recoverable stranded costs for Central Maine later in the proceeding pursuant to its mandate under the restructuring statute to provide transmission-and-distribution utilities a reasonable opportunity to recover such costs that is equivalent to the utility's opportunity to recover these costs prior to the commencement of retail access. The MPUC also reviewed the prescribed methodology for determining the amount of a utility's stranded costs, including among other factors the application of excess value from divested generation assets to offset stranded costs. At the beginning of the proceeding Central Maine had estimated its total stranded costs to be approximately $1.3 billion.

  In the area of revenue requirements, the Phase I order did not include definitive amounts, but did contain the MPUC's conclusions as to the appropriate cost of common equity for Central Maine as a transmission-and-distribution company beginning March 1, 2000. Central Maine had recommended a 12-percent cost of common equity with a 55-percent common equity component in the capital structure. The MPUC, after weighing conflicting recommendations, decided on a common-equity cost of 10.50 percent with a common-equity component of 47 percent, and an overall weighted-average cost of capital of
8.68 percent.

  In dealing with rate design, the MPUC limited itself in the first phase of the proceeding primarily to establishing principles that would guide it in designing Central Maine's rates to be effective March 1, 2000. The MPUC indicated that it would focus on (1) facilitating the transition to a competitive market for generation, and (2) implementing a "no-losers" policy, i.e., that the new rate design would cause no Central Maine customer's bill to increase on March 1, 2000. Applying the latter principle, the MPUC rejected a newly designed standby rate for self-generators proposed by Central Maine in favor of a design generally similar to Central Maine's current rate for the class. The MPUC stated that it planned to undertake a comprehensive rate design and alternative rate plan proceeding for Central Maine prior to March 1, 2002, when it could consider experience gained with the cost structures of other transmission-and-distribution utilities after the commencement of retail access to generation.

  The Phase I order resulted from an extended proceeding with many points of view represented and covers a wide variety of rate-related subjects. Definitive findings by the MPUC in a number of the subject areas await the second phase of the proceeding, which must be completed before March 1, 2000. CMP Group and Central Maine cannot predict the definitive amount of stranded costs the MPUC will determine that Central Maine will be entitled to recover pursuant to the mandate of the restructuring statute, or the revenue requirements and rate design that will result from Phase II of the MPUC proceeding.

 Agreement for Sale of Generation Assets

  On January 6, 1998, Central Maine announced that it had reached agreement to sell all of its hydro, fossil and biomass power plants with a combined generating capacity of 1,185 megawatts for $846 million in cash, including approximately $18 million for assets of Union Water, to Florida-based FPL Group. The related book value for these assets was approximately $ 218.9 million at December 31, 1998. In addition, as part of its agreement with FPL Group, Central Maine entered into energy buy-back agreements to assist in fulfilling its obligation to supply its customers with power until March 1, 2000. Subsequently, an agreement was reached to sell related storage facilities to FPL Group for an additional $3.6 million ($1.5 million for the assets and $2.1 million for lease revenue associated with the properties that CMP will retain), including $1.15 million for Union Water assets. The related book value of these assets was approximately $11.9 million at December 31, 1998.

  Central Maine's interests in the power entitlements from approximately 50 power-purchase agreements with non-utility generators representing approximately 488 megawatts, its 2.5-percent interest in the Millstone Unit No. 3 nuclear generating unit in Waterford, Connecticut, its 3.59-percent interest in the output of the Vermont Yankee nuclear generating plant in Vernon, Vermont, and its entitlement in the NEPOOL Phase II interconnection with Hydro-Quebec all attracted insufficient interest to be included in the pending sale. Central Maine will continue to seek buyers for those assets. Central Maine did not offer for sale its interests in the Maine Yankee (Wiscasset, Maine), Connecticut Yankee (Haddam, Connecticut) and Yankee Atomic (Rowe, Massachusetts) nuclear generating plants, all of which are in the process of being decommissioned.

  Substantially all of the generating assets included in the sale are subject to the lien of Central Maine's General and Refunding Mortgage Indenture dated as of April 15, 1976 (the "Indenture"). Therefore, substantially all of the proceeds from sale must be deposited initially with the trustee under the Indenture at the closing of the sale to free the generating assets from the lien of the Indenture. Central Maine plans to use some of the proceeds on deposit with the trustee to redeem or repurchase bonds under the terms of the Indenture, and may discharge the Indenture. In addition, the proceeds could provide the flexibility to redeem or repurchase outstanding equity securities. Central Maine must also provide for payment of applicable taxes resulting from the sale. The manner and timing of the ultimate application of the sale proceeds after closing are in any event subject to various factors, including Indenture provisions, regulatory requirements, market conditions and terms of outstanding securities.

  On November 17, 1998, FPL Group announced that its subsidiary, FPL Energy Maine, Inc. ("FPL Energy") had filed a civil action in the United States District Court for the Southern District of New York requesting a declaratory judgment that Central Maine could not meet essential terms of the January agreement. FPL Group asserted that based on October 1998 FERC rulings on transmission access, as well as other issues, it believed that Central Maine could not comply with the conditions in the purchase contract and that FPL Energy should not be bound to complete the transaction.

  FPL Energy contended in its complaint that the FERC rulings (1) constituted a material adverse effect under the purchase agreement and substantially lessened the value of Central Maine's generating assets, and (2) precluded Central Maine from obtaining all federal, state and local consents and approvals required for the ownership, operation and maintenance of the generating assets in a manner substantially consistent with Central Maine's historical ownership, operation, and maintenance thereof, as required by the purchase agreement. In addition, FPL Energy asserted that the FERC rulings limited the ability of the prospective buyer to get power from the Central Maine generating assets to market unconstrained by transmission limitations resulting from new generators being added to the NEPOOL system, and therefore, based on the doctrine of frustration of purpose, FPL Energy should be "excused without further obligation or liability from effecting the purchase of [Central Maine's] generating assets." Central Maine, FPL Energy, NEPOOL, and other parties interested in New England transmission-access issues requested rehearing of the FERC rulings.

  On November 23, 1998, the MPUC granted its approval of the sale to FPL Energy of the generating assets contemplated by the purchase agreement, finding the sale to be in the public interest. The MPUC also made the findings required as a prerequisite to a FERC designation of the generating facilities as "exempt wholesale generators," which had been requested by FPL Energy.

  On November 24, 1998, the FERC approved the sale of the Central Maine generating assets to FPL Energy, after making the required finding that the sale was consistent with the public interest, and accepted certain implementing agreements for filing. In discussing an issue raised by an intervenor the FERC stated that by purchasing the generating assets FPL Energy would be "stepping into the shoes of Central Maine" with respect to access to the Central Maine and NEPOOL transmission system, but did not disturb the earlier transmission-access rulings. The FERC granted its approval of the transfer of hydroelectric and water storage licenses on December 28, 1998, the approval by FERC of exempt-wholesale-generator status for the generating facilities, was granted on February 24, 1999.

  On March 11, 1999, the hearing on FPL Energy's request for a declaratory judgment was held in the United States District Court for the Southern District of New York. On the same day the presiding judge ruled that FPL Energy was not entitled to the declaratory judgment and entered judgment for Central Maine and its affiliated defendants on all counts of the complaint. Thereafter on that day FPL Energy announced that it would not appeal the decision, but would proceed to a closing of the sale on or before April 7, 1999, as required by the sale agreement, and the parties are preparing for the closing.

 Storm Damage to Central Maine's System

  On January 7 through 9, 1998, an ice storm of unprecedented breadth and severity struck Central Maine's service territory, causing power outages for approximately 280,000 of Central Maine's 528,000 customers, and substantial widespread damage to Central Maine's transmission and distribution system. To restore its electrical system, Central Maine supplemented its own crews with utility and tree-service crews from throughout the northeastern United States and the Canadian maritime provinces, with assistance from the Maine national guard. Central Maine's incremental non-capital costs of the repair effort were $50.7 million, most of which is labor-related. In addition, approximately $1.7 million of carrying costs have been deferred as of December 31, 1998.

  On January 15, 1998, the MPUC issued an order allowing Central Maine to defer on its books the incremental non-capital costs associated with Central Maine's efforts to restore service in response to the damage resulting from the storm. The order required Central Maine, as part of its annual filing under the ARP, to file information on the amounts deferred under the order and to submit a proposal as to how the costs associated with the order should be recovered under the ARP. In the 1998 ARP filing Central Maine stated that once the final cost of the storm was determined and the status of federal assistance was finalized Central Maine would propose a plan for recovery of its costs. Based on the MPUC order, Central Maine has deferred $52.4 million in storm related costs as of December 31, 1998. In October 1998, the MPUC staff issued its draft report of its summary investigation of the Maine utilities' response to the January ice storm. This report found no basis for formal adjudicatory investigation into the response and supports the utilities' actions. On May 1, 1998, President Clinton signed a Congressional appropriation bill that included $130 million for Presidentially declared disasters in 1998, including storm-damage cost reimbursement for electric utilities. On November 5, 1998 the United States Department of Housing and Urban Development ("HUD") announced that of those funds, $2.2 million had been awarded to Maine, with none designated for utility infrastructure, which Central Maine and the Maine Congressional delegation protested as inadequate and inconsistent with Congressional intent. On March 10, 1999, HUD published a notice in the Federal Register inviting parties to re-apply for storm-damage cost reimbursement. Central Maine cannot predict what portion of its ice storm-related costs it will ultimately recover through federal assistance, if any, or from its customers, or when any such recovery will take place.

Meeting the Requirements of SFAS No. 71

  Central Maine continues to meet the requirements of SFAS No. 71. The standard provides specialized accounting for regulated enterprises, which requires recognition of "regulatory" assets and liabilities that enterprises in general could not record. Examples of regulatory assets include deferred income taxes associated with previously flowed through items, NUG buyout costs, losses on abandoned plants, deferral of postemployment benefit costs, and losses on debt refinancing. If an entity no longer meets the requirements of SFAS No. 71, then regulatory assets and liabilities must be written off.

  The ARP provides incentive-based rates intended to recover the cost of service plus a rate of return on Central Maine's investment together with a sharing of the costs or earnings between ratepayers and the shareholders should the earnings be less than or exceed a target rate of return. Central Maine has received recognition from the MPUC that the rates implemented as a result of the ARP continue to provide specific recovery of costs deferred in prior periods.

  The 1997 legislation enacted in Maine providing for industry restructuring specifically addressed the issue of cost recovery of regulatory assets stranded as a result of industry restructuring. Specifically, the legislation requires the MPUC, when retail access begins, to provide a "reasonable opportunity" for the recovery of stranded costs through the rates of the transmission-and-distribution company, comparable to the utility's opportunity to recover stranded costs before the implementation of retail access under the legislation. As provided for in EITF 97-4, "Deregulation of the Pricing of Electricity," Central Maine will continue to record regulatory assets in a manner consistent with SFAS No. 71 as long as future recovery is probable, since the Maine legislation provides the opportunity to recover regulatory assets including stranded costs through the rates of the transmission-and-distribution company. Central Maine anticipates that once a detailed plan for deregulation of generation is known, the application of SFAS No. 71 to the unregulated generation segment will no longer apply and Central Maine will be required to discontinue SFAS No. 71 for any remaining generation segment of its business. Central Maine further anticipates, based on current generally accepted accounting principles, that SFAS No. 71 will continue to apply to the regulated distribution and transmission segments of its business. Future regulatory rules or other circumstances could cause the application of SFAS No. 71 to be discontinued, which could result in a non-cash write-off of previously established regulatory assets.

Note 4: Commitments and Contingencies

 Construction Program

  Central Maine's plans for improving and expanding generating, transmission, distribution facilities, and power-supply sources are under continuing review. Actual construction expenditures will depend upon the availability of capital and other resources, load forecasts, customer growth, and general business conditions. Central Maine's current forecast of capital expenditures, assuming completion of the generation asset sale in the spring of 1999, for the five-year period 1999 through 2003, is as follows:

                                                                     2000-
                                                                1999 2003  Total
                                                                ---- ----- -----
                                                                  (Dollars in
                                                                   millions)
Type of Facilities:
Generating projects............................................ $ 3  $--   $  3
Transmission...................................................   3    22    25
Distribution...................................................  32   132   164
General facilities and other...................................  18    74    92
                                                                ---  ----  ----
  Total Estimated Capital Expenditures......................... $56  $228  $284
                                                                ===  ====  ====

 Customer Retention

  Central Maine entered into five-year definitive agreements with 18 customers that lock-in non-cumulative rate reductions of 15% for the three years 1995 through 1997, 16% for 1998, and 18% for 1999, below the December 1, 1994, levels. These contracts also protect these customers from price increases that might otherwise be allowed under the ARP. The participating customers agreed to take electrical service from Central Maine for five years and not to switch fuels, install new self-generation equipment, or seek another supplier of electricity for existing electrical load during that period. New electrical load in excess of a stated minimum level could be served by other sources, but Central Maine could compete for that load.

  Central Maine believes that without offering the competitive pricing provided in the agreements, a number of these customers would be likely to install additional self-generation or take other steps to decrease their electricity purchases from Central Maine. The revenue loss from such a usage shift could have been substantial.

  Central Maine estimates that based on the rate reductions provided in these agreements, its gross revenues were approximately $45 million lower in 1996, approximately $65 million lower in 1997 and approximately $62 million lower in 1998, than would have been the case if these customers continued to pay full retail rates without reducing their purchases from the Company.

  However, these rate reductions were negotiated giving consideration to important related cost savings. Electricity price changes affect the cost of some NUG power contracts. The reduction in rates to large customers reduced purchased-power costs by approximately $22 million as a result of linkage between retail tariffs and some contract prices.

 Operating Lease Obligations

  Central Maine has a number of operating-lease agreements primarily involving computer and other office equipment, land, and telecommunications equipment. These leases are noncancelable and expire on various dates through 2007.

  Following is a schedule by year of future minimum rental payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1998:

                                                                        Amount
                                                                      ----------
                                                                       (Dollars
                                                                          in
                                                                      thousands)
      1999...........................................................  $ 5,605
      2000...........................................................    5,033
      2001...........................................................    4,330
      2002...........................................................    4,257
      2003...........................................................    4,238
      Thereafter.....................................................    1,070
                                                                       -------
                                                                       $24,533
                                                                       =======

  Rent expense under all operating leases was approximately $6.3 million, $6.1 million, and $5 million for the years ended December 31, 1998, 1997 and 1996, respectively.

 Legal and Environmental Matters

  Central Maine and certain of its affiliates are subject to regulation by federal and state authorities with respect to air and water quality, the handling and disposal of toxic substances and hazardous and solid wastes, and the handling and use of chemical products. Electric utility companies generally use or generate in their operations a range of potentially hazardous products and by-products that are the focus of such regulation. Central Maine believes that its current practices and operations are in compliance with all existing environmental laws except for such non-compliance as would not have a material adverse effect on Central Maine's financial position. Central Maine reviews its overall compliance and measures the liability quarterly by assessing a range of reasonably likely costs for each identified site using currently available information, including existing technology, presently enacted laws and regulations, experience gained at similar sites, and the probable level of involvement and financial condition of other potentially responsible parties. These estimates include costs for site investigations, remediation, operation and maintenance, monitoring and site closure.

  New and changing environmental requirements could hinder the construction and/or modification of generating units, transmission and distribution lines, substations and other facilities, and could raise operating costs significantly. As a result, Central Maine may incur significant additional environmental costs, greater than amounts reserved, in connection with the generation and transmission of electricity and the storage, transportation and disposal of by-products and wastes. Central Maine may also encounter significantly increased costs to remedy the environmental effects of prior waste handling activities. The cumulative long-term cost impact of increasingly stringent environmental requirements cannot accurately be estimated.

  Central Maine has recorded a liability, based upon currently available information, for what it believes are the estimated environmental remediation costs that it expects to incur for identified waste disposal sites. In most cases, additional future environmental cleanup costs are not reasonably estimable due to a number of factors, including the unknown magnitude of possible contamination, the appropriate remediation methods, the possible effects of future legislation or regulation and the possible effects of technological changes. Central Maine cannot predict the schedule or scope of remediation due to the regulatory process and involvement of non-governmental parties. At December 31, 1998, the liability recorded by Central Maine for its estimated environmental remediation costs amounted to $1.9 million, which management has determined to be the most probable amount within the range of $1.9 million to $8.6 million. Such costs may be higher if Central Maine is found to be responsible for cleanup costs at additional sites or identifiable possible outcomes change.

  Proposed Federal Income Tax Adjustments. On September 3, 1997, Central Maine received from the Internal Revenue Service ("IRS") a Revenue Agent's Report summarizing all adjustments proposed by the IRS as a result of its audit of Central Maine's federal income tax returns for the years 1992 through 1994, and on September 12, 1997, Central Maine received a notice of deficiency relating to the proposed disallowances. There are two significant disallowances among those proposed by the IRS. The first is a disallowance of Central Maine's write-off of the under-collected balance of fuel and purchased-power costs and the unrecovered balance of its unbilled Electric Revenue Adjustment Mechanism ("ERAM") revenues, both as of December 31, 1994, which were charged to income in 1994 in connection with the adoption of the Alternative Rate Plan ("ARP") effective January 1, 1995. The second major adjustment would disallow Central Maine's 1994 deduction of the cost of the buyout of the Fairfield Energy Venture purchased-power contract by Central Maine in 1994. The aggregate tax impact, including both federal and state taxes, of the unresolved issues amounts to approximately $39.0 million, over 90 percent of which is associated with the two major disallowances. The two major disallowances relate largely to the timing of the deductions and would not affect income except for the cumulative interest impact which, through December 31, 1998, amounted to $18.8 million, or a decrease in net income of $11.1 million, and which could increase interest expense by approximately $500,000 per month until either the tax deficiency is paid or the issues are resolved in favor of Central Maine, in which case no interest would be due. If the IRS were to prevail, Central Maine believes the deductions would be amortized over periods of up to twenty, post-1994, tax years. Central Maine believes its tax treatment of the unresolved issues was proper and as a result the potential interest has not been accrued. On December 10, 1997, Central Maine filed a petition in the United States Tax Court contesting the entire amount of the deficiencies and sought review of the asserted deficiencies by an IRS Appeals Officer to determine whether all or part of the dispute could be resolved in advance of a court determination. As of March 17, 1999, four of the seven issues in dispute had been resolved, but not the two major disallowances. Central Maine will continue to work toward resolving the remaining issues, but a trial may be necessary for one or more of those issues. Absent such a resolution, Central Maine plans to pursue vigorously the Tax Court litigation, but cannot predict the result.

 Nuclear Insurance

  The Price-Anderson Act is a federal statute providing, among other things, a limit on the maximum liability for damages resulting from a nuclear incident. Coverage for the liability is provided for by existing private insurance and retrospective assessments for costs in excess of those covered by insurance, up to $88.095 million for each reactor owned, with a maximum assessment of $10 million per reactor in any year. However, after appropriate exemptive action by the NRC Maine Yankee, and therefore its sponsors, are not responsible for retrospective assessments resulting from any event or incident occurring after January 7, 1999. Based on Central

Maine's stock ownership in four nuclear generating facilities and its 2.5 percent direct ownership interest in the Millstone 3 nuclear unit, Central Maine's retrospective premium for post-January 7, 1999, events or incidents could be as high as $6 million in any year, for a cumulative total of $52.9 million.

  In addition to the insurance required by the Price-Anderson Act, the nuclear generating facilities mentioned above carry additional nuclear property-damage insurance. This additional insurance is provided from commercial sources and from the nuclear electric utility industry's insurance company through a combination of current premiums and retrospective premium adjustments. In recognition of the reduced risk posed by the shutdown of the Maine Yankee Plant and its defueled reactor, Maine Yankee substantially reduced its property-damage coverage effective January 19, 1999.

 Joint Venture

  CMP Group and Energy East, through subsidiaries, have entered into a joint-venture agreement to distribute natural gas to many Maine communities that are not now served with that fuel. On July 24, 1998, the MPUC authorized the provision of such service by the joint venture. CMP Group's level of investment is dependent on the overall economic feasibility of natural gas as a competitive energy option in Maine, a sufficient expression of customer interest in gas service from CMP Natural Gas, and the prospects for achieving an acceptable return on investment. CMP Natural Gas, L.L.C., which is owned equally by subsidiaries of CMP Group and Energy East, is positioning itself to offer gas in the Augusta and Bangor areas, and in other communities including Bath, Bethel, Brunswick, Windham, Rumford, and Waterville.

Note 5: Pension and Other Benefits

 Pension Benefits

  CMP Group has two separate non-contributory, defined-benefit plans that cover substantially all of its union and non-union employees. CMP Group funding policy is to contribute amounts to the separate plans that are sufficient to meet the funding requirements set forth in the Employee Retirement Income Security Act (ERISA), plus such additional amounts as CMP Group may determine to be appropriate. Plan benefits under the non-union retirement plan are based on average final earnings, as defined within the plan, and length of employee service; benefits under the union plan are based on average career earnings and length of employee service.

  A summary of the components of net periodic pension cost for the non-union and union defined-benefit plans in 1998, 1997 and 1996 follows:

                               1998              1997              1996
                          ----------------  ----------------  ----------------
                           Non-              Non-              Non-
                           union    Union    union    Union    union    Union
                          -------  -------  -------  -------  -------  -------
                                  (Dollars in thousands)
Service cost............. $ 2,791  $ 1,969  $ 2,375  $ 1,694  $ 2,334  $ 1,780
Interest cost............   6,170    4,170    5,727    3,973    5,225    3,852
Expected return on plan
 assets..................  (6,364)  (3,987)  (5,734)  (3,519)  (5,441)  (3,359)
Amortization on
 unrecognized transition
 (asset)/obligation......      29     (270)      29     (270)      29     (270)
Amortization of
 unrecognized prior
 service cost............     155      129      155      129      155      129
Amortization of
 unrecognized (gain)/
 loss....................     --       --       (14)     --       --       --
                          -------  -------  -------  -------  -------  -------
Net periodic pension
 cost.................... $ 2,781  $ 2,011  $ 2,538  $ 2,007  $ 2,302  $ 2,132
                          =======  =======  =======  =======  =======  =======

  Assumptions used in accounting for the non-union and union defined-benefit plans in 1998, 1997 and 1996 are as follows:

                                                               1998  1997  1996
                                                               ----  ----  ----
   Weighted average discount rate............................. 6.50% 7.00% 7.50%
   Rate of increase in future compensation levels............. 4.50% 4.50% 4.50%
   Expected long-term return on assets........................ 8.75% 8.75% 8.50%

  The following table sets forth the change in benefit obligations, the change in plan assets, and the funded status on CMP Group balance sheet at December 31, 1998, and 1997:

                                  Non-Union                    Union
                          --------------------------  -------------------------
                              1998          1997         1998          1997
                          ------------  ------------  -----------  ------------
Change in Benefit
 Obligation
Projected Benefit
 Obligation at Beginning
 of Year................  $ 87,606,945  $ 75,569,512  $60,806,647  $ 55,687,980
Service Cost............     2,790,886     2,375,101    1,969,293     1,693,530
Interest Cost...........     6,170,100     5,727,139    4,170,129     3,973,237
Actuarial (Gain)/Loss...     9,812,272     8,737,997    4,839,188     2,627,316
Benefits Paid...........    (4,760,258)   (4,802,804)  (3,099,550)   (3,175,416)
                          ------------  ------------  -----------  ------------
Projected Benefit
 Obligation at End of
 Year...................  $101,619,945  $ 87,606,945  $68,685,707  $ 60,806,647
Change in Plan Assets
Fair Value of Assets at
 Beginning of Year......  $ 85,706,828  $ 77,996,183  $54,803,329  $ 48,090,441
Actual Return on Plan
 Assets.................    15,698,483    10,682,687   10,249,172     7,285,549
Employer Contributions..     2,967,216     1,830,762    4,006,793     2,602,755
Benefits Paid...........    (4,760,258)   (4,802,804)  (3,099,550)   (3,175,416)
                          ------------  ------------  -----------  ------------
Fair Value of Assets at
 End of Year............  $ 99,612,269  $ 85,706,828  $65,959,744  $ 54,803,329
Funded Status at
 December 31............  $ (2,007,676) $ (1,900,117) $(2,725,963) $ (6,003,318)
Unrecognized Transition
 (Asset)/Obligation.....       104,583       133,634   (1,134,557)   (1,404,689)
Unrecognized Prior
 Service Cost...........     1,473,873     1,629,207    1,223,028     1,352,027
Unrecognized
 (Gain)/Loss............   (15,536,708)  (16,014,958)  (6,306,647)   (4,883,992)
                          ------------  ------------  -----------  ------------
Net Amount Recognized--
 Accrued Benefit Cost...  $(15,965,928) $(16,152,234) $(8,944,139) $(10,939,972)

 Savings Plan

  CMP Group offers an employee savings plan to all eligible employees. The non-union plan allows participants to invest from 2% to 15% of their salaries among several alternatives. The employer contribution equals 60% of the first 5% (total of 3%) of the employees' contribution.

  As part of the collective bargaining agreement, effective in May 1997, the union plan allows maximum deferrals of up to 16% of their salaries among several alternatives. The employer contribution equals 60% of the first 5% and 50% of the next 2% invested, bringing the maximum employer contribution to 4% if an employee defers 7% of compensation.

  CMP Group's contributions to the savings plan trust were $1.9 million in 1998, $1.8 million in 1997 and $1.7 million in 1996.

 Post-Retirement Benefits

  In addition to pension and savings-plan benefits, CMP Group provides certain health-care and life-insurance benefits for substantially all of its retired employees.

  The MPUC approved a rulemaking on SFAS No. 106, effective July 20, 1993, that adopted the accrual method of accounting for the expected cost of such benefits during the employees' years of service, and authorized the establishment of a regulatory asset for the deferral of such costs until they are "phased-in" for ratemaking purposes. The effect of the change can be reflected in annual expenses over the active service life of employees or a period of 20 years, rather than in the year of adoption.

  The MPUC prescribes the maximum amortization period of the average remaining service life of active employees or 20 years, whichever is longer, for the transition obligation. CMP Group is utilizing a 20 year amortization period. Segregation in an external fund is required for amounts collected in rates. Central Maine (CMP Group was not formed until September
1998) funded $3 million in November 1997 and July 1998 and plans to monitor and fund the same amount annually in order to meet its obligation.

  As a result of the MPUC order, CMP Group records the cost of these benefits by charging expense in the period recovered through rates. The annual post-retirement benefit expense is currently included in rates as well as an amount designed to recover the deferred balance over a period of 20 years. The amounts included in rates in 1998, 1997 and 1996 were $10.8, $9.7 and $9.8 million, respectively. With the reduction in the deferred account of $1.5 million in 1998 and, $1.8 million in 1997. The total amount deferred as a regulatory asset as of December 31, 1998 and 1997 was $19.6 million and $21 million, respectively. A summary of the components of net periodic postretirement benefit cost for the plan in 1998, 1997 and 1996 follows:

                                                       1998     1997     1996
                                                     --------  -------  -------
                                                      (Dollars in thousands)
Service cost.......................................  $  1,867  $ 1,201  $ 1,347
Interest cost......................................     5,438    4,702    5,720
Expected return on plan assets.....................      (360)     --       --
Amortization of unrecognized transition obligation.     3,704    3,704    4,080
Amortization of prior service cost.................       --       --        35
Amortization of unrecognized (gain)/loss...........       (80)  (1,029)    (329)
                                                     --------  -------  -------
Postretirement benefits expense....................    10,569    8,578   10,853
Deferred postretirement benefits expense...........       --       --    (1,056)
                                                     --------  -------  -------
Postretirement Benefit Expense Recognized in the
 Statement of Earnings.............................  $ 10,569  $ 8,578  $ 9,797
                                                     ========  =======  =======

  The following table sets forth the change in benefit obligation, change in plan assets and the funded status of the plan, and the liability recognized on CMP Group's balance sheet at December 31, 1998 and 1997:

                                                              1998      1997
                                                            --------  --------
                                                               (Dollars in
                                                               thousands)
Change in Benefit Obligation
Benefit obligation at beginning of year.................... $ 69,749  $ 73,903
Service cost...............................................    1,867     1,201
Interest cost..............................................    5,438     4,702
Estimated benefits paid....................................   (6,334)   (5,401)
Actuarial (gain)/loss......................................   16,232    (4,656)
                                                            --------  --------
Benefit obligation at end of year..........................   86,952    69,749
Change in Plan Assets
Fair value of plan assets at beginning of year.............    3,025       849
Actual return on plan assets...............................      711        66
Employer contribution......................................    9,100     7,511
Estimated benefits paid....................................   (6,334)   (5,401)
                                                            --------  --------
Fair value of plan assets at end of year...................    6,502     3,025
Funded Status..............................................  (80,450)  (66,724)
Unrecognized transition (asset)/obligation.................   51,859    55,563
Unrecognized prior service cost............................        4         5
Unrecognized actuarial (gain)/loss.........................   (3,718)  (19,680)
                                                            --------  --------
Accrued benefit cost....................................... $(32,305) $(30,836)
                                                            ========  ========

  The assumed health-care cost-trend rate was an average gross medical trend of approximately 6% for 1998 reducing to 5% overall in the year 2020. Rates range from 5.6% to 6.5% for 1997 reducing to 5.0% overall over a period of 25 years. Rates range from 5.7% to 6.8% for 1996, reducing to 5.0% overall, over a period of 10 years. The effect of a one-percentage-point increase in the assumed health-care cost-trend rate for each future year would increase the aggregate of the service and interest-cost components of the net periodic postretirement benefit cost by $1.1 million and the accumulated postretirement benefit obligation ("APBO") by $11.0 million. The effect of a one-percentage-point decrease in the assumed healthcare cost-trend rate for each future year would decrease the aggregate of the service and interest-cost components of the net periodic postretirement benefit cost by $947 thousand and the APBO by $9.3 million. Additional assumptions used in accounting for the postretirement benefit plan in 1998, 1997 and 1996 are as follows:

                                                               1998  1997  1996
                                                               ----  ----  ----
   Weighted-average discount rate............................. 6.50% 7.00% 7.50%
   Rate of increase in future compensation levels............. 4.50% 4.50% 4.50%

  CMP Group is exploring alternatives for mitigating the cost of postretirement benefits and for funding its obligations. These alternatives include mechanisms to fund the obligation prior to actual payment of benefits, plan-design changes to limit future expense increases, and additional cost-control and cost-sharing programs.

Note 6: Incentive Compensation

  Stock options granted are exerciseable at the market price of the common stock on the date of the grant. They expire seven years from their grant date. One third options vest annually, commencing on the first anniversary of the option grant date. Upon vesting stock options are exerciseable during periods of active employment or within thirty (30) days after termination of employment, provided termination did not occur due to cause.

  Stock options granted for the year 1998 are summarized as follows:

                                                                     Weighted
                                                                     Average
                                                          Shares  Exercise Price
                                                          ------- --------------
   Outstanding at the beginning of 1997
   Granted during the year............................... 253,925    $17.375
   Expired/canceled during the year......................  11,929    $17.375
   Outstanding as of December 31, 1998................... 241,996    $17.375

  The stock options were granted with a grant date fair value of $2.28. The fair value was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                         7 Years
                                                                         -------
   Expected option life................................................. 7 years
   Risk free interest rate..............................................   6.00%
   Expected volatility..................................................  0.154%
   Dividend yield.......................................................   5.10%

  CMP Group uses the intrinsic value based method to recognize compensation expense related to stock options. No compensation expense was recognized in 1998 related to stock options granted, since they contained an exercise price equal to the fair market value on the date of the grant. Had compensation costs for stock options been determined based on the fair value at the grant dates for awards under this plan consistent with the method of SFAS No. 123, the CMP Group's net income and earnings per share would have been reduced to the pro forma amounts indicated as follows:

                                                                          1998
                                                                         -------
   Net Income:
   As Reported.......................................................... $52,910
   Pro Forma............................................................ $52,583
   Earnings Per Share:
   As Reported.......................................................... $  1.63
   Pro Forma............................................................ $  1.62

  Performance Shares. Performance shares are shares of CMP Group stock granted at the end of a 3-year performance cycle, based on achievement of performance goals that are directly linked to increasing shareholder value. If the goals are not achieved at the end of the 3-year cycle, the performance shares are forfeited. Contingently issuable performance shares for the three year period beginning in 1997 and 1998, respectively totaled 61,437 and 66,906, respectively.

  CMP Group is accruing the compensation expense associated with these shares over the applicable three year period. The total expense recognized in 1998 was approximately $743 thousand.

Note 7: Transactions with Affiliated Companies

  Central Maine provides certain services to CMP Group and its subsidiaries, including administrative support services and pension and employee benefit arrangements. Charges related to those services have been determined based on a combination of direct charges and allocations designed to recover Central Maine's cost. These assessments are reflected as an offset to Central Maine's expenses and totaled approximately $3 million for the year ended December 31, 1998.

  CMP Group provides certain managerial services to its subsidiaries. Charges related to those services have been determined based on a combination of direct charges and allocation in order to recover the majority of their expenses. These assessments are reflected as an offset to CMP Group's expenses and totaled approximately $1.2 million for the year ended December 31, 1998.

  In addition, a subsidiary of CMP Group provides certain real estate and river management services charged to Central Maine at cost and environmental, engineering, utility locator and construction services based on a contracted rate. These expenses amounted to $2.7 million for the year ended December 31, 1998.

                                                              Accounts  Accounts
                                                             Receivable Payable
                                                             ---------- --------
                                                                 (dollars in
                                                                 thousands)
   CMP Group................................................   $  180    $1,590
   MainePower...............................................       43       604
   CNEX.....................................................      190       138
   MaineCom.................................................      138       --
   TeleSmart................................................       78        36
   Union Water..............................................      950     1,386
                                                               ------    ------
                                                               $1,579    $3,754

  Note 8: Fiber Optic Network

  In July 1998, MaineCom's equity investments, FiveCom, Inc., and FiveCom of Maine, LLC reorganized along with other related companies to form a new company, Northeast Optic Network, Inc. ("NEON"). MaineCom's ownership interest of 53.5-percent in the new company was equal to its combined ownership interest in FiveCom and FiveCom of Maine.

  In August 1998 NEON issued 4 million new shares of common stock at $12.00 per share on the open market in an initial public offering ("IPO"). NEON's IPO had the effect of decreasing MaineCom's ownership interest from 53.5-percent to approximately 40-percent. The shares were issued at an amount greater than MaineCom's per share investment, resulting in an increase in MaineCom's investment in NEON of $15.9 million. In accordance with the SEC's Staff Accounting Bulletins ("SAB") 51 and 84 MaineCom increased additional paid in capital by $9.4 million and deferred tax reserve liability by $6.5 million. CMP Group's accounting policy for such transactions is to recognize a gain in income. However, the above transaction was reflected in additional paid in capital as required by the SEC SAB's.

  In conjunction with the IPO, Central Maine sold 282,023 NEON shares, resulting in a net after tax gain of approximately $1.9 million and further reducing its (now MaineCom's) ownership percentage to 38.5-percent of the outstanding common shares.

  NEON is a facilities-based provider of technologically advanced, high-bandwidth, fiber optic transmission capacity for communications carriers on local loop, inter-city and interstate facilities. NEON is currently expanding its fiber optic network to encompass over 1,000 fiber optic cable route miles, or more than 65,000 fiber strand miles, in New England and New York, utilizing primarily electric-utility rights-of-way, including some of Central Maine's in Maine and some owned by other electric utilities including Northeast Utilities, another substantial minority stockholder, in Connecticut, Massachusetts and New Hampshire. As of December 31, 1998, NEON had completed construction of approximately 600 route miles, or 49,000 fiber miles, of its planned system and is currently engineering, constructing, or acquiring additional routes with a goal of creating a continuous fiber optic link between New York City and Portland, Maine, with access into and around Boston and numerous other major service areas in the Northeast.

  CMP Group believes there is a growing need for such a fiber optic network in the Northeast and that NEON's outside financing will provide substantial assistance in completing construction of the network, but cannot predict the results of this venture.

  Note 9: Capacity Arrangements

 Power Agreements

  Central Maine, through certain equity interests, is entitled to a portion of the generating capacity and energy production of four nuclear generating facilities (the Yankee companies), three of which have been permanently shut down, and is obligated to pay its proportionate share of costs, which include fuel, depreciation, operation-and-maintenance expenses, a return on invested capital, and the estimated cost of decommissioning the nuclear plants.

  Pertinent data related to these power agreements as of December 31, 1998, are as follows:

                                 Maine      Vermont   Connecticut     Yankee
                                Yankee      Yankee      Yankee        Atomic
                              -----------  ---------  -----------  ------------
                                          (Dollars in thousands)
Ownership share.............           38%         4%           6%          9.5%
Operating Status............  Permanently  Operating  Permanently  Permanently
                              shutdown                shutdown     shutdown
                              August 6,               December 4,  February 26,
                              1997                    1996         1992
Contract expiration date....         2008       2012         1998          2000
Capacity (MW)...............          --         531          --            --
Company's share of: Capacity
 (MW).......................          --          19          --            --
1998 energy and capacity
 costs......................  $    41,631  $   7,012  $     4,737  $      4,513
Long-term obligations and
 redeemable preferred stock.  $    75,461  $   7,884  $     8,894           --
Estimated decommissioning
 obligation.................  $   273,895  $  16,272  $    29,913  $      7,761
Accumulated decommissioning
 fund.......................  $    80,812  $   7,620  $    14,992  $     14,313

  Under the terms of its agreements, Central Maine pays its ownership share (or entitlement share) of estimated decommissioning expense to each of the Yankee companies and records such payments as a cost of purchased power.

 Permanent Shutdown of Maine Yankee Plant

  On August 6, 1997, the Board of Directors of Maine Yankee voted to permanently cease power operations at its nuclear generating plant at Wiscasset, Maine (the "Plant") and to begin decommissioning the Plant. The Plant experienced a number of operational and regulatory problems and did not operate after December 6, 1996. The decision to close the Plant permanently was based on an economic analysis of the costs, risks and uncertainties associated with operating the Plant compared to those associated with closing and decommissioning it. The Plant's operating license from the NRC was scheduled to expire on October 21, 2008.

  Central Maine continues to incur costs, which are substantially less than in 1997, in connection with its 38% share of Maine Yankee as well as additional costs for replacement power since the Plant has been shut down. For the twelve months ended December 31, 1998, such costs amounted to approximately $41.6 million for Central Maine, $3.1 million related to energy costs and $38.5 million for capacity charges. The power formerly received from Maine Yankee has been primarily replaced with two long-term purchased power arrangements that Central Maine has made with Canadian sources through February 2000.

  Central Maine's 38% ownership interest in Maine Yankee's common equity amounted to $30 million as of December 31, 1998, and under Maine Yankee's Power Contracts and Additional Power Contracts, Central Maine is responsible for 38% of the costs of decommissioning the Plant. Maine Yankee's most recent estimate of the cost of decommissioning is $380.6 million, based on a 1997 study by an independent engineering consultant, plus estimated costs of interim spent-fuel storage of $127.6 million, for an estimated total cost of $508.2 million (in 1997 dollars). This would result in approximately $36.4 million being collected annually from Maine Yankee's sponsors. The previous estimate for decommissioning, by the same consultant, was $316.6 million (in 1993 dollars), which resulted in approximately $14.9 million being collected annually from Maine Yankee's sponsors pursuant to a 1994 Federal Energy Regulatory Commission ("FERC") rate order. Through December 31, 1998, Maine Yankee had collected approximately $212.7 million for its decommissioning obligations.

  FERC Rate Case. On November 6, 1997, Maine Yankee submitted to FERC for filing certain amendments to the Power Contracts (the "Amendatory Agreements") and revised rates to reflect the decision to shut down the Plant and to request approval of an increase in the decommissioning component of its formula rates. Maine Yankee's submittal also requested certain other rate changes, including recovery of unamortized investment (including fuel) and certain changes to its billing formula, consistent with the non-operating status of the Plant. By Order dated January 14, 1998, the FERC accepted Maine Yankee's new rates for filing, subject to refund after a minimum suspension period, and set Maine Yankee's Amendatory Agreements, rates and issues concerning the prudence of the Plant-shutdown decision for hearing.

  By Complaint dated December 9, 1997, the Maine Office of the Public Advocate ("OPA") sought a FERC investigation of Maine Yankee's actions leading to the decision to shut down the Plant, including actions associated with the management and operation of Maine Yankee since 1993. The MPUC had initiated an investigation in Maine earlier, raising generally similar issues. By decision dated May 4, 1998, the FERC consolidated the OPA Complaint with the comprehensive rate proceeding. In addition, 28 municipal and cooperative utilities that had purchased in the aggregate approximately 6.2 percent of the output of the Plant from Maine Yankee's sponsors (the "Secondary Purchasers") intervened in the FERC proceeding, raising similar prudence issues and other issues specific to their status as indirect purchasers from Maine Yankee.

  In support of its request for an increase in decommissioning collections, Maine Yankee submitted with its initial FERC filing a 1997 decommissioning cost study performed by TLG Services, Inc. ("TLG"). During 1998, Maine Yankee engaged in an extensive competitive bid process to engage a Decommissioning Operations Contractor ("DOC") to perform certain major decontamination and dismantlement activities at the Plant on a fixed-price, turnkey basis. As a result of that process, a consortium headed by Stone & Webster Engineering Corporation ("Stone & Webster") was selected to perform such activities under a fixed-price contract. The contract provides for, among other undertakings, construction of an independent spent fuel storage installation ("ISFSI") and completion of major decommissioning activities and site restoration by the end of 2004. The DOC process resulted in fixing certain costs that had been estimated in the earlier decommissioning cost estimate performed by TLG.

  Since the filing of the rate request, Maine Yankee and the active intervenors, including among others the MPUC Staff, the OPA, Central Maine and other owners, the Secondary Purchasers, and a Maine environmental group (the "Settling Parties"), engaged in extensive discovery and negotiations. Those parties participated in settlement discussions that resulted in an Offer of Settlement filed by those parties with the FERC on January 19, 1999. On February 8, 1999, the FERC Trial Staff recommended that the presiding judge certify the settlement to the FERC and that the FERC approve it. Upon approval by the FERC, the settlement would constitute a full settlement of all issues raised in the consolidated FERC proceeding, including decommissioning-cost issues and issues pertaining to the prudence of the management, operation, and decision to permanently cease operation of the Plant. A separately negotiated settlement filed with the FERC on February 5, 1999, would resolve the issues raised by the Secondary Purchasers by limiting the amounts they will pay for decommissioning the Plant and by settling other points of contention affecting individual Secondary Purchasers. On February 24, 1999, the FERC Trial Staff recommended certification and approval of the settlement with the Secondary Purchasers.

  The Offer of Settlement provides for Maine Yankee to collect $33.6 million in the aggregate annually, effective January 15, 1998, consisting of (1) $26.8 million for estimated decommissioning costs, and (2) $6.8 million for ISFSI-related costs. The original filing with FERC on November 6, 1997, called for an aggregate annual collection rate of $36.4 million for decommissioning and the ISFSI, based on the TLG estimate. Under the settlement the amount collected annually could be reduced to approximately $26 million if Maine Yankee is able to (1) use for construction of the ISFSI funds held in trust under Maine law for spent-fuel disposal, and (2) access approximately $6.8 million being held by the State of Maine for eventual payment to the State of Texas pursuant to a compact for low-level nuclear waste disposal, the future of which is now in question after rejection of the selected disposal site in west Texas by a Texas regulatory agency. Both would require authorizing legislation in Maine, which Maine Yankee is committed to use its best efforts to obtain.

  The Offer of Settlement also provides for recovery of all unamortized investment (including fuel) in the Plant, together with a return on equity of
6.50 percent, effective January 15, 1998, on equity balances up to maximum allowed equity amounts. The Settling Parties also agreed in the proposed settlement not to contest the effectiveness of the Amendatory Agreements submitted to FERC as part of the original filing, subject to certain limitations including the right to challenge any accelerated recovery of unamortized investment under the terms of the Amendatory Agreements after a required informational filing with the FERC by Maine Yankee. In addition, the settlement contains incentives for Maine Yankee to achieve further savings in its decommissioning and ISFSI-related costs and resolves issues concerning restoration and future use of the Plant site and environmental matters of concern to certain of the intervenors in the proceeding.

  As a separate part of the Offer of Settlement, Central Maine, the other two Maine utilities which own interests in Maine Yankee, the MPUC Staff, and the OPA entered into a further agreement resolving retail rate issues and other issues specific to the Maine parties, including those that had been raised concerning the prudence of the operation and shutdown of the Plant (the "Maine Agreement"). Under the Maine Agreement Central Maine would continue to recover its Maine Yankee costs in accordance with its most recent ARP order from the MPUC without any adjustment reflecting the outcome of the FERC proceeding. To the extent that Central Maine has collected from its retail customers a return on equity in excess of the 6.50 percent contemplated by the Offer of Settlement, no refunds would be required, but such excess amounts would be credited to the customers to the extent required by the ARP.

  The final major provision of the Maine Agreement requires the Maine owners, for the period from March 1, 2000, through December 1,2004, to hold their Maine retail ratepayers harmless from the amounts by which the replacement power costs for Maine Yankee exceed the replacement power costs assumed in the report to the Maine Yankee Board of Directors that served as a basis for the Plant shutdown decision, up to a maximum cumulative amount of $41 million. Central Maine's share of that amount would be $31.16 million for the period. The Maine Agreement, which was approved by the MPUC on December 22, 1998, also sets forth the methodology for calculating such replacement power costs.

  CMP Group and Central Maine believe that the Offer of Settlement, including the Maine Agreement, constitutes a reasonable resolution of the issues raised in the Maine Yankee FERC proceeding, and that approval of the Offer of Settlement by the FERC would eliminate significant uncertainties concerning CMP Group's and Central Maine's future financial performance. Although all of the active parties to the proceeding, including the

FERC Trial Staff, support or, with respect to certain individual provisions, do not oppose, the Offer of Settlement, CMP Group and Central Maine cannot predict with certainty whether or in what form it will be approved by the FERC.

  Condensed financial information on Maine Yankee Atomic Power Company is as follows:

                                                      1998      1997      1996
                                                    --------- --------- --------
                                                       (Dollars in thousands)
Earnings:
Operating revenues................................. $ 110,608 $ 238,586 $185,661
Operating income...................................    13,430    18,170   17,150
Net income.........................................     6,295     9,037    8,106
Earnings applicable to common stock................     4,916     7,613    6,637
Central Maine's Equity Share of Net Earnings....... $   1,868 $   2,893 $  2,522
                                                    --------- --------- --------
Investment:
Net electric property and nuclear fuel............. $     687 $  17,938 $222,360
Current assets.....................................    20,896    71,098   44,979
Deferred charges and other assets.................. 1,161,715 1,279,107  334,722
                                                    --------- --------- --------
Total Assets....................................... 1,183,298 1,368,143  602,061
                                                    --------- --------- --------
Less:
Redeemable preferred stock.........................    16,800    17,400   18,000
Long-term obligations..............................   201,614   270,299  223,572
Current liabilities................................    15,122    35,518   34,265
Reserves and deferred credits......................   870,856   966,561  255,472
                                                    --------- --------- --------
Net Assets......................................... $  78,906 $  78,365 $ 70,752
                                                    --------- --------- --------
Company's Equity in Net Assets..................... $  29,984 $  29,779 $ 26,886
                                                    ========= ========= ========

 Other Nuclear Investments

  In December 1996, the Board of Directors of Connecticut Yankee Atomic Power Company announced a permanent shutdown of the Connecticut Yankee plant in Haddam, Connecticut, and decided to decommission the plant for economic reasons. The Company has a 6% equity interest in Connecticut Yankee, totaling approximately $6.3 million at December 31, 1998. Central Maine estimates its share of the cost of Connecticut Yankee's continued compliance with regulatory requirements, recovery of its plant investments, decommissioning and closing the plant to be approximately $29.9 million and has recorded a regulatory asset and a liability on the consolidated balance sheet. Central Maine is currently recovering through rates an amount adequate to recover these expenses.

  On February 26, 1992, the Board of Directors of Yankee Atomic Electric Company (Yankee Atomic) decided to permanently discontinue power operation at the Yankee Atomic Plant in Rowe, Massachusetts, and to decommission that facility. Central Maine relied on Yankee Atomic for less than 1% of the Company's system capacity. Its 9.5% equity investment in Yankee Atomic is approximately $1.9 million. Central Maine has estimated its remaining share of the cost of Yankee Atomic's continued compliance with regulatory requirements, recovery of its plant investments, decommissioning and closing the plant, to be approximately $7.8 million.

  Central Maine has approximately a 60% ownership interest in the jointly owned, Company-operated, 620-megawatt oil-fired W. F. Wyman Unit No. 4. See
Note 3, "Regulatory Matters"--"Agreement for Sale of Generation Assets." Central Maine also has a 2.5% ownership interest in the Millstone Unit No. 3 nuclear plant operated by Northeast Utilities, and is entitled to approximately a 29-megawatt share of that unit's capacity. Central Maine's plant in service, nuclear fuel, decommissioning fund, and related accumulated depreciation and amortization attributable to these units as of December 31, 1998, and 1997 were as follows:

                                                 Wyman 4         Millstone 3
                                            ----------------- -----------------
                                              1998     1997     1998     1997
                                            -------- -------- -------- --------
                                              (Dollars in thousands)
Plant in service, nuclear fuel and
 decommissioning fund...................... $116,075 $116,367 $112,907 $112,227
Accumulated depreciation and amortization..   69,028   66,239   45,433   42,412

 Power-Pool Agreements

  The New England Power Pool, of which Central Maine is a member, has contracted in its Hydro-Quebec Projects to purchase power from Hydro-Quebec. The contracts entitle Central Maine to 44.5 megawatts of capacity credit in the winter and 127.25 megawatts of capacity credit during the summer. Central Maine has entered into facilities-support agreements for its share of the related transmission facilities. Central Maine's share of the support responsibility and of associated benefits is approximately 7%.

  Central Maine is making facilities-support payments on approximately $25.4 million, its remaining share of the construction cost for these transmission facilities incurred through December 31, 1998. These obligations are reflected on the Company's consolidated balance sheet as lease obligations with a corresponding charge to electric property.

 Non-Utility Generators

  Central Maine has entered into a number of long-term, non-cancelable contracts for the purchase of capacity and energy from non-utility generators
(NUG). The agreements generally have terms of five to 30 years, with expiration dates ranging from 1999 to 2023. They require Central Maine to purchase the energy at specified prices per kilowatt-hour, which are often above market prices. As of December 31, 1998, facilities having 508 megawatts of capacity covered by these contracts were in-service. The costs of purchases under all of these contracts amounted to $265 million in 1998, $306.4 million in 1997, and $313.4 million in 1996.

  Central Maine's estimated contractual obligations with NUGs as of December 31, 1998, are as follows:

                                                                       Amount
                                                                     -----------
                                                                     (Dollars in
                                                                      millions)
      1999..........................................................   $  280
      2000..........................................................      281
      2001..........................................................      260
      2002..........................................................      267
      2003..........................................................      271
      2004--2023....................................................    1,857
                                                                       ------
                                                                       $3,216
                                                                       ======

Note 10: Capitalization and Interim Financing

 Retained Earnings

  Under terms of the most restrictive test in Central Maine's General and Refunding Mortgage Indenture and Central Maine's Articles of Incorporation, no dividend may be paid on the common stock of Central Maine if such dividend would reduce retained earnings below $29.6 million. At December 31, 1998, Central Maine's retained earnings were $76.3 million, of which $46.7 million were not so restricted. There are no such restrictions on CMP Group. Future dividend decisions will be subject to future earnings levels and the financial condition of

CMP Group and Central Maine and will reflect the evaluation by their Board of Directors of then existing circumstances.

 Mortgage Bonds

  Substantially all of Central Maine's electric-utility property and franchises are subject to the lien of the General and Refunding Mortgage.

  Central Maine's outstanding mortgage bonds may be redeemed at established prices plus accrued interest to the date of redemption, subject to certain refunding limitations. Bonds may also be redeemed under certain conditions at their principal amount plus accrued interest by means of cash deposited with the trustee under certain provisions of the mortgage indenture. Under the Indenture such cash may be applied at any time, at the direction of Central Maine, to the redemption of bonds outstanding under the Indenture at a price equal to the principal amount of the bonds being redeemed, without premium, plus accrued interest to the date fixed for redemption. Such cash may also be withdrawn by Central Maine by substitution of allocated property additions or available bonds. At December 31, 1998, there was approximately $1,000 of such cash on deposit with the trustee.

  Mortgage Bonds outstanding as of December 31, 1998, and 1997 were as follows:

    Central Maine Power Company
    General and Refunding Mortgage Bonds:

                                                      Interest
                                        Maturity        rate     1998     1997
                Series              ----------------- -------- -------- --------
                                               (Dollars in thousands)
   U............................... 1998-April 15       7.54%  $    --  $ 25,000
   S............................... 1998-August 15      6.03        --    60,000
   T............................... 1998-November 1     6.25        --    75,000
   O............................... 1999-January 1     7 3/8        --    50,000
   P............................... 2000-January 15     7.66     43,717   75,000
   N............................... 2001-September 15   8.50        --    11,000
   Q............................... 2008-March 1        7.05     75,000   75,000
   R............................... 2023-June 1        7 7/8        --    50,000
                                                               -------- --------
   Total Mortgage Bonds............                            $118,717 $421,000
                                                               ======== ========

  During 1998, Central Maine paid at maturity or redeemed the following principal amounts of its General and Refunding Mortgage Bonds: on March 30, $50 million of Series R 7-7/8%, Due 2023; on the same day $11 million of Series N 8.50%, Due 2001; on April 15, $25 million of Series U 7.54%, Due 1998; on June 15, $31.3 million of Series P 7.66%, Due 2000; on August 15, $60 million principal amount of Series S 6.03%, Due 1998; on November 1, $75 million principal amount of Series T 6.25%, Due 1998; and on December 31, $50 million principal amount of Series O 7.375%, Due 1999. No premiums were paid by Central Maine for the bonds.

 Limitations on Unsecured Indebtedness

  Central Maine's Articles of Incorporation limit certain unsecured indebtedness that may be outstanding to 20 percent of capitalization, as defined without the consent of the holders of Central Maine's preferred stock; 20 percent of defined capitalization amounted to $143 million as of December 31, 1998. Unsecured indebtedness, as defined, amounted to $131 million as of December 31, 1998. Central Maine's $500 million medium-term note program, having received the consent of Central Maine's preferred stockholders in May 1997, is not included in "unsecured indebtedness" for purposes of the 20-percent limitation.

 Medium-Term Notes

  At the annual meeting of the stockholders of Central Maine on May 15, 1997, the holders of Central Maine's outstanding preferred stock consented to the issuance of $350 million in principal amount of Central

Maine's medium-term notes in addition to the $150 million in principal amount to which they had previously consented in 1989. As of December 31, 1998, $337 million of medium-term notes were outstanding of which $10 million are classified as short-term. Interest on fixed-rate notes is payable on March 1 and September 1, while interest on floating-rate notes is payable on the dates indicated thereupon.

  Medium-Term Notes outstanding as of December 31, 1998, and 1997 were as follows:

                                                    Interest
                                                      rate       1998    1997
                     Maturity                       ---------  -------- -------
                                                      (Dollars in thousands)
Series A:
2000...............................................      9.65% $  5,000 $ 5,000
Series B:
1998...............................................      5.32       --    8,000
Series C:
1999-2001.......................................... 5.67-7.81   127,000  30,000
Series D:
1999-2000.......................................... 5.52-7.04   205,000     --
                                                               -------- -------
Medium-Term Notes..................................             337,000  43,000
Less: Amount Due Within One Year...................              10,000     --
                                                               -------- -------
Total Medium-Term Notes............................            $327,000 $43,000
                                                               ======== =======

 Pollution-Control Facility and Other Notes

  Pollution-control facility and other notes outstanding as of December 31, 1998, and 1997 were as follows:

            Series              Interest rate     Maturity       1998    1997
            ------              ------------- ---------------- -------- -------
                                            (Dollars in thousands)
Central Maine Power Company:
Yarmouth Installment Notes.....       6 3/4%  June 1, 2002     $  9,330 $ 9,805
Yarmouth Installment Notes.....      6 3/44   December 1, 2003    1,000   1,000
Industrial Development
Authority of the State of New
 Hampshire Notes...............       7 3/8   May 1, 2014        19,500  19,500
Finance Authority of Maine.....        8.16   January 1, 2005    45,929  53,329
Revolving Credit Agreement.....      6.1125   October 22, 1999   50,000     --
Maine Electric Power Company,
 Inc.:
Promissory Notes...............   Variable*   November 1, 2000      420     620
NORVARCO: Promissory Note......       10.48   November 1, 2020   24,090     --
NORVARCO: Senior Note..........        7.05   November 1, 2020    1,747     --
Union Water Power Company-Bank
 Notes.........................        7.99   December 2011       1,163     --
Union Water Power Company-Bank
 Notes.........................  Variable**   October 2018        1,284     --
                                                               -------- -------
Pollution-Control Facility and
 Other Notes...................                                 154,463  84,254
Less: Amount Due Within One
 Year..........................                                   1,183     --
                                                               -------- -------
                                                               $153,280 $84,254

--------
*  The average rate was 6.48% in 1998 and 6.5% in 1997.

** The average rate was 8.25% in 1998.

  The bonds issued by the Industrial Development Authority of the State of New Hampshire are supported by loan agreements between Central Maine and the Authority. The bonds are subject to redemption at the option of Central Maine at their principal amount plus accrued interest and premium, beginning in 2001.

  On October 26, 1994, FAME issued $79.3 million of Taxable Electric Rate Stabilization Revenue Notes Series 1994A (FAME notes). FAME and Central Maine entered into a loan agreement under which Central

Maine issued FAME a note for approximately $66.4 million, evidencing a loan in that amount. The remaining $12.9 million of FAME-notes proceeds over the $66.4 million was placed in a capital-reserve account. The amount in the capital-reserve account is equal to the highest amount of principal and interest on the FAME notes to accrue and come due in any year the FAME notes are outstanding. The amounts invested in the capital reserve account are initially invested in government securities designed to generate interest income at a rate equal to the interest on the FAME notes. Under the terms of the loan agreement, Central Maine is also responsible for or receives the benefit from the interest rate differential and investment gains and losses on the capital reserve account.

 Capital Lease Obligations

  CMP Group leases some of its buildings and equipment under lease arrangements, and accounts for certain transmission agreements as capital leases using periods expiring between 2006 and 2021. The net book value of property under capital leases was $29.4 million and $31.2 million at December 31, 1998, and 1997, respectively. Assets acquired under capital leases are recorded as electric property at the lower of fair-market value or the present value of future lease payments, in accordance with practices allowed by the MPUC, and are amortized over their contract terms. The related obligation is classified as other long-term debt. Under the terms of the lease agreements, executory costs are excluded from the minimum lease payments.

  Estimated future minimum lease payments for the five years ending December 31, 2003, together with the present value of the minimum lease payments, are as follows:

                                                                       Amount
                                                                     -----------
                                                                     (Dollars in
                                                                     thousands)
      1999..........................................................   $ 5,257
      2000..........................................................     5,088
      2001..........................................................     4,919
      2002..........................................................     4,749
      2003..........................................................     4,580
      Thereafter....................................................    47,024
      Total minimum lease payments..................................    71,617
      Less: amounts representing interest...........................    38,844
                                                                       -------
      Present Value of Net Minimum Lease Payments...................   $32,773
                                                                       =======

 Sinking-Fund Requirements

  Consolidated sinking-fund requirements for long-term obligations, including capital lease payments and maturing debt issues, for the five years ending December 31, 2003, are as follows:

                                                        Sinking Maturing
                                                         fund     debt    Total
                                                        ------- -------- -------
                                                         (Dollars in thousands)
1999...................................................  2,455  282,000  284,455
2000................................................... 10,519  128,717  139,236
2001................................................... 10,949   10,000   20,949
2002................................................... 18,766      --    18,766
2003................................................... 11,889      --    11,889

 Disclosure of Fair Value of Financial Instruments

  The methods and assumptions used to estimate the fair value of each class of financial instruments for which it is practicable are discussed below. The carrying amounts of cash and temporary investments approximate fair value because of the short maturity of these investments. The fair value of redeemable preferred stock and pollution-control facility and other notes is based on quoted market prices as of December 31, 1998 and 1997.

The fair value of long-term obligations is based on quoted market prices for the same or similar issues, or on the current rates offered to the particular company based on the weighted average life of each class of instruments.

  The estimated fair values of the CMP Group's financial instruments as of December 31, 1998, and 1997 are as follows:

                                               1998                1997
                                        ------------------- -------------------
                                        Carrying            Carrying
                                         amount  Fair value  amount  Fair value
                                        -------- ---------- -------- ----------
                                           (Dollars in thousands)
Redeemable preferred stock............. $ 27,910  $ 28,747  $ 46,528  $ 48,247
Mortgage bonds.........................  118,717   120,782   421,000   421,151
Medium-term notes......................  327,000   326,226    43,000    43,378
Pollution-control facility and other
 notes.................................  153,280   157,771    84,254    83,163

 Cumulative Preferred Stock

  Preferred-stock balances outstanding as of December 31, 1998 and 1997 were as follows:

                                                      Current
                                                      shares
                                                    outstanding  1998     1997
                                                    ----------- -------  -------
                                                      (Dollars in thousands,
                                                     except per-share amounts)
Preferred Stock--Not Subject to Mandatory
 Redemption:
$25 par value--authorized 2,000,000 shares;
 outstanding:                                            None   $   --   $   --
$100 par value noncallable -authorized 5,713
 shares; outstanding 6% voting....................      5,713       571      571
$100 par value callable--authorized 2,300,000*
 shares; outstanding:
3.50% series (redeemable at $101).................    220,000    22,000   22,000
4.60% series (redeemable at $101).................     30,000     3,000    3,000
4.75% series (redeemable at $101).................     50,000     5,000    5,000
5.25% series (redeemable at $102).................     50,000     5,000    5,000
7 7/8% series (optional redemption after 9/1/97,
 at $100).........................................                  --    30,000
6% stock owned by CMP Group, Inc..................        533       (43)     --
                                                                -------  -------
Total.............................................              $35,528  $65,571
                                                                =======  =======
Redeemable Preferred Stock--Subject to Mandatory
 Redemption:
Flexible Money Market Preferred Stock, Series A--
 7.999% (279,100 shares in 1998, 395,275 shares in
 1997 and 1996)...................................    189,100    27,910   39,528
8 7/8% series (redeemable at $101.97).............                  --     7,000
                                                                -------  -------
Total.............................................              $27,910  $46,528
                                                                =======  =======

--------
* Total authorized $100 par value callable is 2,300,000 shares. Shares outstanding are classified as Not Subject to Mandatory Redemption and Subject to Mandatory Redemption.

  Sinking-fund provisions for the 8 7/8% Series Preferred Stock require the Company to redeem all shares at par plus an amount equal to dividends accrued to the redemption date on the basis of 70,000 shares annually commencing on July, 1996. The Company also has the non-cumulative right to redeem up to an equal amount of the respective number of shares annually, beginning in 1996, at par plus an amount equal to dividends accrued to the redemption date. The sinking-fund requirement for the five-year period ending December 31, 2000 is $7.0 million annually beginning in 1996. The Company redeemed $14 million of these shares at par in 1996 and 1997 pursuant to the mandatory and optional sinking-fund provisions. On July 1, 1998 Central Maine redeemed the final $7 million of its Preferred Stock 8 7/8% Series through its mandatory sinking fund provisions. In connection with the Central Maine common stock conversion, a number of holders of the 6% preferred stock requested payment at fair value for their shares pursuant to section 910 of the Maine Business Corporation Act. CMP Group purchased 533 shares from various shareholders of Central Maine 6% preferred stock.

  Sinking-fund provisions for the Flexible Money Market Preferred Stock, Series A, 7.999%, require Central Maine to redeem all shares at par plus an amount equal to dividends accrued to the redemption date on the basis of 90,000 shares annually beginning in October 1999. Central Maine also has the non-cumulative right to redeem up to an equal number of shares annually beginning in 1999, at par plus an amount equal to dividends accrued to the redemption date. The sinking-fund requirement for the period 1998 through 2001 is $9 million annually with a final sinking fund requirement of $910 thousand in 2002.

  On April 1, 1998, Central Maine redeemed all of the outstanding 300,000 shares of its Preferred Stock 7 7/8% Series at a redemption price of $100 per share. No accrued dividends were paid on the preferred stock since the redemption date was a regular dividend payment date.

 Interim Financing and Credit Agreements

  Central Maine uses funds obtained from short-term borrowing to provide initial financing for construction and other corporate purposes.

  To support its short-term capital requirements, in October 1996, Central Maine entered into a $125 million Credit Agreement with several banks, with BankBoston, N.A., and The Bank of New York acting as agents for the lenders. The arrangement originally had two credit facilities: a $75 million, 364-day revolving credit facility and a $50-million, 3-year revolving credit facility that matures on October 22, 1999. Effective December 15, 1998, the banks' commitments under the 364-day facility were reduced from $75 million to $25 million, and other provisions were amended to reflect the reorganization of Central Maine into a holding-company structure and recognize other changed circumstances. Both credit facilities require annual fees on the total credit lines. The fees are based on Central Maine's credit ratings and allow for various borrowing options including LIBOR-priced, base-rate-priced and competitive-bid-priced loans. Access to commercial paper markets has been substantially precluded based upon Central Maine's past credit ratings. The amount of outstanding short-term borrowing will fluctuate with day-to-day operational needs, the timing of long-term financing, and market conditions. The amount of outstanding short-term borrowing will fluctuate with day-to-day operational needs, the timing of long-term financing, and market conditions. Central Maine had $5.0 million outstanding under the 364-day revolving credit facility at 6.63% and $50 million outstanding under the 3-year revolving credit facility at 6.11%.

  CMP Group and its subsidiaries had a total of $16.4 million outstanding, made up of revolving credit facility and other short-term financings as of December 31, 1998.

Note 11: Quarterly Financial Data (Unaudited)

  CMP Group's unaudited, consolidated quarterly financial data pertaining to the results of operations are shown below.

                                                    Quarter ended
                                     -------------------------------------------
                                     March 31* June 30* September 30 December 31
                                     --------- -------- ------------ -----------
                                         (Dollars in thousands, except per-
                                                   share amounts)
1998
Electric operating revenues......... $248,745  $208,216   $234,056    $247,722
Operating income....................   39,934    14,326     26,370      45,251
Net income (loss)...................   16,398       572     17,440      18,500
Earnings (loss) per common share*...      .51       .02        .54         .57

  For the years prior to 1998, CMP Group, Inc. was not in existence; the figures for the years 1996 and 1997 are the same as Central Maine's.
--------
*  Same results as Central Maine. CMP Group was formed September 1, 1998.

  Central Maine's unaudited, consolidated quarterly financial data pertaining to the results of operations are shown below.

                                                      Quarter ended
                                           --------------------------------------
                                                              September  December
                                           March 31 June 30      30         31
                                           -------- --------  ---------  --------
                                            (Dollars in thousands, except per-
                                                      share amounts)
1998
Electric operating revenues............... $248,745 $208,216  $234,027   $247,573
Operating income..........................   39,934   14,326    25,753     46,636
Net income (loss).........................   18,295    1,646    13,135     21,747
Earnings (loss) per common share*.........      .51      .02       .38        .67
1997
Electric operating revenues............... $268,367 $210,074  $226,134   $249,601
Operating income..........................   27,513    8,881     7,394     19,491
Net income (loss).........................   16,027   (2,539)   (5,845)     5,779
Earnings (loss) per common share*.........      .43     (.15)     (.24)       .12
1996
Electric operating revenues............... $274,139 $216,358  $228,987   $247,562
Operating income..........................   39,601   20,495    14,667     32,909
Net income................................   27,857    9,096     3,392     19,884
Earnings per common share*................      .78      .20       .04        .54

--------
* Earnings per share are computed using the weighted-average number of common shares outstanding during the applicable quarter.

CM154B                            DETACH HERE



                                     PROXY


                                CMP GROUP, INC.


             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                            (Common Shareholders)


  The undersigned shareholder hereby appoints Arthur W. Adelberg and David E. Marsh, and either of them, proxies, with power of substitution, to vote all shares that the undersigned is entitled to vote at the Annual Meeting of the Shareholders of CMP Group, Inc. to be held on May 20, 1999, at 10:00 A.M. EDT, at the Augusta Civic Center, North Wing, Augusta, Maine, and at any adjournments, on the proposals described in the accompanying Joint Proxy Statement as marked on the reverse side, and in their discretion on any other matters that may properly come before the meeting or any adjournment. If this proxy is properly signed, your shares will be voted as you directed by marking the boxes on the reverse side. IF NO DIRECTION IS GIVEN, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR NAMED ON THE REVERSE SIDE
      ---
AND FOR PROPOSAL 2 ON THE REVERSE SIDE.
    ---

-----------                                                         -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
   SIDE                                                                SIDE
-----------                                                         -----------

CMP GROUP, INC.
c/o EquiServe
P.O. Box 8040
Boston, MA 02266-8040







                               [Logo] CMP Group









CM154A                            DETACH HERE


[X] Please mark
    votes as in
    this example.


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
                                                 ---

1. Election of Directors.
   Nominees: Charleen M. Chase, David T. Flanagan,
             Robert H. Gardiner and Peter J.
             Moynihan

       VOTE                   WITHHOLD
       FOR   [_]        [_]   VOTE FOR
       ALL                       ALL

[_]______________________________________________________________
To withhold vote for any nominee, write that nominee's name above

                                           FOR    AGAINST   ABSTAIN
2. Approval of                             [_]      [_]       [_]
   PricewaterhouseCoopers LLP
   as auditors for 1999.





MARK HERE IF YOU PLAN TO ATTEND THE MEETING       [_]


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [_]



                                           Please date, sign exactly as name(s)
                                           appear at left, and return promptly
                                           in enclosed envelope. If signing for
                                           a corporation or partnership, sign in
                                           that name and indicate your title. If
                                           signing as attorney, executor,
                                           guardian, trustee or custodian,
                                           please add your title.



Signature:_______________ Date:________ Signature:________________ Date:________